As filed with the Securities and Exchange Commission on April 26, 2013

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOOD TIMES RESTAURANTS INC.

(Exact name of registrant as specified in its charter)

Nevada	5812	84-1133368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 Corporate Circle

Golden, Colorado 80401

(303) 384-1400

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Boyd E. Hoback

President and Chief Executive Officer

Good Times Restaurants Inc.

601 Corporate Circle

Golden, Colorado 80401

(303) 384-1400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Roger C. Cohen, Esq. Snell & Wilmer L.L.P. 1200 17th Street, Suite 1900 Denver, Colorado 80202 Telephone: (303) 634-2000 Facsimile: (303) 634-2020	Barry I. Grossman, Esq. Benjamin S. Reichel, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 Telephone: (212) 370-1300 Facsimile: (212) 370-7889

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer (do not check if a smaller reporting company) [ ]	Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, par value $0.001(2)		$6,000,000	$818.40
Warrants to purchase common stock (2)	(4)	(4)	(5)
Shares of common stock underlying warrants (2) (3)
TOTAL		$6,000,000	$818.40

(1)

Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended.

(2)

Includes [_____] shares of common stock and [_____] warrants which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)

The warrants to be issued to investors hereunder are included in the price of the common stock above.

(5)

No separate registration fee is required pursuant to Rule 457(g) promulgated under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED APRIL 26, 2013

Good Times Restaurants Inc.

[________] Shares of Common Stock

Warrants to Purchase [________] Shares of Common Stock

Good Times Restaurants Inc. is offering [________] shares of our common stock together with warrants to purchase [________] shares of our common stock.  One share of common stock is being sold together with a warrant, with each warrant being exercisable on or before [______], 2018 for one-half share of common stock at an exercise price of [$___] per whole share.  We expect the offering price of a share of our common stock and the corresponding warrant to be between [$____] and [$____].

Our common stock is listed on the Nasdaq Capital Market under the symbol “GTIM.”  On April 25, 2013, the last reported sale price for our common stock as reported on the Nasdaq Capital Market was $3.14 per share.  Currently, no public market exists for our warrants.  We do not intend to apply for the listing of the warrants on any national securities exchange.  The warrants will be issued in registered form pursuant to a warrant agency agreement between us and Computershare Trust Company, as warrant agent.  The shares of common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

INVESTING IN OUR COMMON STOCK AND WARRANTS INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” DESCRIBED IN THIS PROSPECTUS BEGINNING ON PAGE 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share (1)	Per Warrant (1)	Total
Public offering price	$	$	$
Underwriting discounts and commissions (2)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)  One share of common stock is being sold together with a warrant, with each warrant being exercisable for the purchase of one-half share of common stock.

(2)  See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters a 45-day option to purchase up to [________] additional shares of common stock and additional warrants to purchase up to [________] additional shares of common stock from us at the offering price for each security, less underwriting discounts and commissions, to cover over-allotments, if any.

The underwriters expect to deliver our securities, against payment, on or about

________, 2013.

MAXIM GROUP LLC

The date of this prospectus is _________, 2013.

TABLE OF CONTENTS

Forward-Looking Statements	1
Use of Market and Industry Data	2
Prospectus Summary	3
Summary Historical Consolidated Financial and Operating Data	9
Risk Factors	11
Use of Proceeds	22
Market Price of and Dividends on our Common Stock and Related Stockholder Matters	24
Capitalization	26
Dilution	28
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Business	41
Properties	57
Legal Proceedings	57
Management	58
Executive Compensation	62
Certain Relationships and Related Party Transactions	66
Principal Stockholders	68
Description of Securities	69
Shares Eligible for Future Sale	74
Underwriting	77
Legal Matters	80
Experts	80
Additional Information	80
Index to Consolidated Financial Statements	F-1

You should rely only on the information contained in this prospectus.  We have not, and the underwriters have not, authorized anyone to provide information different from that contained in this prospectus.  We are not, and the underwriters are not, making an offer to sell, or seeking offers to buy, these securities in jurisdictions where offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such statements are subject to the safe harbors created thereby.  A forward-looking statement is neither a prediction nor a guarantee of future events. We try, whenever possible, to identify these forward-looking statements by using words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “would,” “could,” and similar expressions.  Forward-looking statements may relate to, among other things:

•

business objectives and strategic plans;

•

operating strategies;

•

our ability to open and operate additional restaurants profitably and the timing of such openings;

•

our ability to develop and grow the Bad Daddy’s Burger Bar concept;

•

restaurant and franchise acquisitions;

•

anticipated price increases;

•

expected future revenues and earnings, comparable and non-comparable restaurant sales, results of operations, and future restaurant growth (both company-owned and franchised Good Times Burgers & Frozen Custard and Bad Daddy’s Burger Bar restaurants);

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estimated costs of opening and operating new restaurants, including general and administrative, marketing, franchise development and restaurant operating costs;

•

anticipated selling, general and administrative expenses and restaurant operating costs, including commodity prices, labor and energy costs;

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future capital expenditures;

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our expectation that we will have adequate cash from operations to meet all capital expenditure and working capital requirements in the current fiscal year;

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the sufficiency of the supply of commodities and labor pool to carry on our business;

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success of advertising and marketing activities;

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the absence of any material adverse impact arising out of any current litigation in which we are involved;

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the impact of federal, state, or local government statutes, rules, and regulations;

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the impact of the adoption of new accounting standards and our financial and accounting systems and analysis programs; and

•

the other matters described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risks and uncertainties. Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what we plan or expect.

In some cases, information regarding certain important factors that could cause actual results to differ materially from any forward-looking statement appears together with such statement.  In addition, the factors described under “Risk Factors,” as well as other possible factors not listed, could cause actual results to differ materially from those expressed in forward-looking statements.  Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effect on, us.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements.

All forward-looking statements speak only as of the date made.  All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industry in which we operate (including our management’s estimates and assumptions relating to such industry based on that knowledge).  Management’s knowledge of such industry has been developed through its experience and participation in this industry.  While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources.  Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time.  In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management.  Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article.  The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus.  It may not contain all of the information that is important to you.  You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our securities under the heading “Risk Factors,” before making an investment decision.

As used in this prospectus, unless the context requires otherwise, “Good Times,” “Company,” “we,” “us,” and “our” refer to Good Times Restaurants Inc. and its consolidated subsidiaries, including Good Times Drive-Thru Inc. (“GTDT”) and BD of Colorado LLC (“BDC”).  Both of GTDT and BDC are wholly-owned subsidiaries of Good Times Restaurants Inc.  Unless otherwise indicated or the context otherwise requires, financial and operating data in this prospectus reflect the consolidated business and operations of Good Times Restaurants Inc. and GTDT.

This prospectus includes trademarks, service marks and trade names owned by us or other companies.  All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Overview

The Company was incorporated in Nevada in 1987.  Through our wholly-owned subsidiary, GTDT, we are engaged in the business of developing, owning, operating and franchising hamburger-oriented drive-through restaurants under the name Good Times Burgers & Frozen Custard.  Most of our restaurants are located in the front-range communities of Colorado but we also have franchised restaurants in North Dakota and Wyoming.  Over the last two years, we have sold or closed a small number of under-performing restaurants which has increased working capital and improved operating margins.  We have also repaid all of our bank debt, increased our equity and significantly improved the profitability of the Company.

As described below under “Recent Developments,” we recently entered into a series of agreements with Bad Daddy’s International, LLC, a North Carolina limited liability company (“BDI”), and Bad Daddy’s Franchise Development, LLC, a North Carolina limited liability company (“BDFD”), to acquire the exclusive development rights for Bad Daddy’s Burger Bar restaurants in Colorado, additional restaurant development rights for Arizona and Kansas, and a 48% voting ownership interest in the Bad Daddy’s Burger Bar franchisor entity, BDFD (collectively, the “Bad Daddy’s Transaction”).  Each of the material agreements relating to the Bad Daddy’s Transaction is summarized in the “Business-Recent Developments-Bad Daddy’s Burger Bar” section beginning on page 42 of this prospectus.

Financial & Brand Highlights

•

We have had eleven consecutive quarters of same store sales growth.

•

We had a 5.1% increase in same store sales for the first quarter of fiscal 2013.

•

We have recently repaid all of our bank and term debt and have $111,000 of total capitalized leases and term debt on our balance sheet.

•

Our income from operations improved by $1,247,000 in fiscal 2011 compared to fiscal 2010 and by an additional $191,000 in fiscal 2012 compared to fiscal 2011, even in the midst of unprecedented commodity cost increases.

•

Our cost of sales, as a percentage of net sales, declined 1.7% in fiscal 2012 compared to fiscal 2011 as a result of menu price increases, new product introductions and re-engineering of each category of our menu.

•

In November, 2012 we introduced a new breakfast menu that is already generating over 7.5% of total sales.

•

During fiscal 2012, we began a reimaging and remodeling program for our older restaurants that we plan to complete in fiscal 2013 and 2014 using a portion of the proceeds of this offering.

•

We recently introduced a new All Natural, Handbreaded Chicken Tenderloin platform to replace our prior chicken item.  In early results, we have increased the category’s sales mix from approximately 8% of total sales to over 13%.

•

We believe Good Times is the only quick service restaurant concept in Colorado offering all natural beef and chicken with no hormones, no steroids, no antibiotics and humanely raised, vegetarian fed animals with no animal byproducts in the feed.

•

We began a new television campaign the last week of March 2013 for the first time in over three years.  We hope to achieve continued same store sales increases through fiscal 2013 as a result of the television broadcast media, the new breakfast menu, the new chicken platform and other menu innovations.

•

We recently signed a new five-year distribution agreement with Food Services of America that we believe will lower our overall cost of sales as a percentage of sales as a result of improved distribution and purchasing costs.

•

Over the last two years, we have sold a few underperforming restaurants for cash and have purchased one high volume franchised restaurant from a franchisee.  We anticipate the effect will be improvement in our income from operations margin as a percentage of sales.

•

We plan to build additional Good Times Burgers & Frozen Custard company-owned restaurants in Colorado, utilizing our 2000 square foot, 50 seat dining room design.

Recent Developments

After looking at over two dozen concepts for possible acquisition over the last year, we have entered into a series of agreements with BDI and BDFD  to acquire the exclusive development rights for Bad Daddy’s Burger Bar restaurants in Colorado, additional restaurant development rights for Arizona and Kansas, and a 48% voting ownership interest in the franchisor entity, BDFD, for the offering of Bad Daddy’s Burger Bar restaurant franchises.

Bad Daddy’s Burger Bar is an emerging restaurant concept based in Charlotte, North Carolina.  BDI is owned by Dennis Thompson, a restaurant entrepreneur who has developed and taken public or sold multiple concepts (Lone Star Steakhouse, Bailey’s Sports Grille, Fox & Hound Pub, Firebird’s Woodfired Grill), and by Frank Scibelli, a local restaurateur operating multiple highly successful, award winning concepts including Mama Ricotta’s, Cantina 1511, Midwood Smokehouse Barbeque, and Paco’s Tacos and Tequila.  Our criteria for acquiring a new growth concept were threefold:

1)

A highly differentiated concept exhibiting high customer loyalty;

2)

Industry leading unit economic model exceeding a 40% cash on cash return; and

3)

Experienced management that intends to participate in the future growth and development of the concept.

We believe that Bad Daddy’s Burger Bar meets each of these criteria and can provide the vehicle for robust growth for the Company, leveraging our existing infrastructure and fixed expenses in administration, accounting, information technology, purchasing, human resources and training, marketing and operating systems and processes while partnering with successful serial restaurateurs who will continue to provide brand leadership and strategy as the concept is expanded.  Bad Daddy’s Burger Bar operates in a different segment of the restaurant industry from Good Times Burgers & Frozen Custard as a full service, upscale casual restaurant concept with a chef-driven menu specializing in signature recipes, gourmet burgers, sandwiches, salads, appetizers and desserts with a full bar specializing in craft microbrews.  Based on management’s review of unaudited financial statements of the existing Bad Daddy’s Burger Bar restaurants, existing Bad Daddy’s Burger Bar restaurants are currently averaging over 2.5 times the average sales of Good Times Burgers & Frozen Custard restaurants, generating such sales in a relatively small facility of approximately 3,200 square feet.

For more information regarding the Bad Daddy’s Transaction and the material agreements relating thereto, see “Business-Recent Developments-Bad Daddy’s Burger Bar” beginning on page 42 of this prospectus.

Company Information

We were incorporated as a Nevada corporation on October 6, 1987.  Our executive offices are located at 601 Corporate Circle, Golden, Colorado 80401.  Our telephone number is (303) 384-1400 and our website address is www.goodtimesburgers.com.  The information on or accessible through our website is not part of this prospectus.

We use Good Times, Good Times Burgers & Frozen Custard and the Good Times logo in the United States.  BDI owns the Bad Daddy’s Burger Bar trademark and related service marks, subject to license rights granted to BDFD and sublicenses granted by BDFD to others, including BDC.  All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

Our Principal Stockholder

Following completion of this offering, Small Island Investments Limited (“SII”) will beneficially own approximately [___%] of our outstanding common stock, or [___%] if the underwriters’ over-allotment option is fully exercised, or [___%] if the warrants issued to the public in this offering are fully exercised.  In addition, by virtue of its ownership of Series C Convertible Preferred Stock, SII will continue to have certain rights and preferences over the holders of our common stock, including a right to approve certain major corporate transactions.  As a result, SII will be able to have significant influence regarding the strategic direction and/or capital structure of the Company.  See “Risk Factors – Risks Relating to The Offering and Ownership of Our Securities.”

SII is a Bermuda corporation and is owned and controlled by director David Dobbin and members of his family.

Summary Risk Factors

We are subject to a number of risks, which the reader should be aware of and should carefully consider before deciding to purchase the securities in this offering.  These risks are discussed in the section entitled “Risk Factors” beginning on page [11] of this prospectus.  The following is a list of some of the principal risks relating to our business

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We have accumulated losses.

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If we are unable to increase same store sales at existing restaurants, our profitability may be adversely affected.

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New restaurants, when and if opened, may not be profitable, if at all, for several months.

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We depend on key management employees.

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Our ability to succeed with the Bad Daddy’s Burger Bar restaurant concept will require significant capital expenditures and management attention.

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Our growth, including the development of Bad Daddy’s Burger Bar restaurants, may strain our management and infrastructure.

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Bad Daddy’s Burger Bar is subject to all of the risks of a relatively new business, including competition, and there is no guarantee of a return on our capital investment into BDFD and BDC.

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The Company does not have a majority voting interest in BDFD and the Company’s Management Services Agreement with BDFD has a limited term of three years.

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If the Company fails to comply with the development schedule under its license agreement with BDFD, it will lose its exclusive development rights in Colorado and its additional development rights in Arizona and Kansas.

THE OFFERING

Securities offered by us	[________] shares of our common stock together with warrants to purchase [________] shares of our common stock (the “Warrants”)

Common stock outstanding immediately prior to this offering	2,726,214 shares

Common stock outstanding immediately after this offering	[________] shares

Warrants outstanding immediately prior to this offering	None

Warrants outstanding immediately after this offering	[________] Warrants

Terms of Warrants issued as a part of the offering

Exercise price – [$____] per whole share.

Exercisability – each Warrant is exercisable for one-half of a share of common stock, subject to adjustment as described therein.

Exercise period – each Warrant will be immediately exercisable upon issuance and will expire on [_________, 2018], or earlier upon redemption.

Currently, no public market exists for our Warrants.  We do not intend to apply for the listing of the Warrants on any national securities exchange.  The Warrants will be issued in registered form pursuant to a warrant agency agreement between us and [_______], as warrant agent.  The shares of common stock and Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

See “Description of Securities – Warrants to be Issued in This Offering” beginning on page [73] for more information.

Redemption of Warrants issued as a part of the offering

We may call the Warrants for redemption as follows:  (i) at a price of $0.01 for each Warrant at any time while the Warrants are exercisable, so long as a registration statement relating to the common stock issuable upon exercise of the Warrants is effective and current; (ii) upon not less than 30 days prior written notice of redemption to each Warrant holder; and (iii) if, and only if, the reported last sale price of the common stock equals or exceeds [$___] per share for any 20 trading days within a 30 consecutive trading day period ending on the third business day prior to the notice of redemption to Warrant holders.

If the foregoing conditions are satisfied and we call the Warrants for redemption, each Warrant holder will then be entitled to exercise his, her or its Warrant prior to the date scheduled for redemption.  However, there can be no assurance that the price of the common stock will exceed the call price or the Warrant exercise price after the redemption call is made.

Over-allotment option	[________] shares of common stock and Warrants to purchase [________] shares. See “Underwriting” beginning on page [80] for more information.

Use of proceeds

We estimate that our net proceeds from this offering, without exercise of the over-allotment option, will be approximately [$________] (assuming an initial offering price of [$____] per share of common stock and corresponding Warrant).  We will also receive additional aggregate gross proceeds of up to [$________] if and when the Warrants are exercised.  We intend to use the net proceeds from this offering for our remaining required equity contribution to BDFD; for the remodeling and reimaging of existing Good Times Burgers & Frozen Custard restaurants; for the development of new Bad Daddy’s Burger Bar restaurants through BDC; and as working capital reserves and future investment at the discretion of our Board of Directors.  See “Use of Proceeds.”

Nasdaq symbol	“GTIM”

Risk factors

Investment in our common stock and Warrants involves substantial risks.  You should read this prospectus carefully, including the section entitled “Risk Factors,” beginning on page [11], and the consolidated financial statements and the related notes to those statements included elsewhere in this prospectus, before making an investment decision with respect to our common stock and Warrants.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 2,726,214 shares of common stock outstanding as of April 26, 2013, and excludes:

•

710,902 shares of our common stock issuable upon the conversion of 355,451 shares of our Series C Convertible Preferred Stock outstanding as of April 26, 2013, at a conversion ratio of two shares of common stock for each share of Series C Convertible Preferred Stock;

•

293,854 shares of our common stock issuable upon the exercise of stock options outstanding under our 2008 Omnibus Equity Incentive Compensation Plan as of April 26, 2013, at a weighted-average exercise price of $4.54 per share;

•

[________] shares of our common stock issuable upon exercise of the Warrants issued to the public in connection with this offering;

•

[________] shares of common stock underlying Warrants to be received by the underwriters in connection with this offering; and

•

206,146 additional shares of our common stock to be reserved for future issuance under our 2008 Omnibus Equity Incentive Compensation Plan following this offering.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares of common stock that will be outstanding after this offering, assumes or gives effect to:

•

no conversion of shares of Series C Convertible Preferred Stock outstanding on the date of this prospectus into shares of our common stock;

•

no exercise of warrants or options outstanding on the date of this prospectus; and

•

no exercise of the underwriters’ over-allotment option.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth, for the periods and dates indicated, our summary historical consolidated financial and operating data.  We have derived the summary financial and operating data for the fiscal years ended September 30, 2011 and September 30, 2012 from our audited consolidated financial statements appearing elsewhere in this prospectus.  We have derived the summary financial and operating data for the three month period ended December 31, 2012 from our unaudited consolidated financial statements appearing elsewhere in this prospectus.  Our historical results for any period are not necessarily indicative of our future performance.  You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus.

	Quarter Ended December 31, 2012 (Unaudited)	Year Ended September 30, 2012 (Audited)	Year Ended September 30, 2011 (Audited)
Operating Data:	In thousands, except per share amount
Restaurant sales	$ 4,722	$ 19,274	$ 20,183
Franchise fees and royalties received	95	432	420
Total Net Revenues	4,817	19,706	20,603
Restaurant Operating Costs:
Food and packaging costs	1,600	6,592	7,241
Payroll and other employee benefit costs	1,738	6,691	7,043
Occupancy and other operating costs	969	3,939	4,172
Depreciation and amortization	202	795	888
Total Restaurant Operating Costs	4,509	18,017	19,344
Selling, General & Administrative costs	596	2,154	2,038
Franchise costs	15	60	70
Gain (loss) on restaurant assets	(6)	(51)	(184)
Loss from Operations	($297)	($474)	($665)
Other Income and (expenses)
Unrealized gain (loss) on interest rate swap	-	20	27
Other income (expense)	(1)	(15)	22
Interest income (expense), net	(32)	(199)	(279)
Total other income (expense)	(33)	(194)	(230)
Net Loss	($330)	($668)	($895)
Loss attributable to non-controlling interest	(10)	(109)	(118)
Net Loss attributable to Good Times Restaurants Inc.	($340)	($777)	($1,013)
Preferred stock dividends	(30)	-	-
Net Loss attributable to Common Shareholders	($370)	($777)	($1,013)
Basic and Diluted Loss Per Share	($.14)	($.29)	($.42)

	As of September 30,		As of December 31, 2012(1)
	2012	2011	Actual	Adjustment	Pro Forma As Adjusted
Balance Sheet Data:
Cash and cash equivalents	$ 616	$ 847	$ 963
Total assets	7,061	6,999	6,427
Total liabilities	3,801	4,479	3,506
Total stockholders' equity	$ 3,260	$ 2,520	$ 2,921

(1)

We have presented the summary balance sheet data as of December 31, 2012:

•

on an actual basis; and

•

on a pro forma basis, based upon an assumed offering price of [$____] per share of common stock and corresponding Warrant, to give effect to the sale of [________] shares of common stock and [________] Warrants in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information presented in the summary balance sheet data is only for illustrative purposes and will change based on the actual public offering price, the date of closing and other terms of this offering determined at pricing.

RISK FACTORS

An investment in the Company’s common stock and Warrants involves a high degree of risk.  You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our securities.  If any of the following risks actually occurs, our business, financial condition, liquidity, operating results, and prospects for growth could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment.  You should acquire shares of our common stock and Warrants only if you can afford to lose your entire investment.

Risks Related to Our Business

We have accumulated losses.

We have incurred losses in every fiscal year in our 26 years since inception except in four fiscal years.  As of December 31, 2012 we had an accumulated deficit of $18,827,000.  We may have a loss for the current fiscal year ending September 30, 2013 or we may not be profitable.

If we are unable to increase same store sales at existing restaurants, our profitability may be adversely affected.

We must increase same store sales at our existing restaurants to sustain profitability and we experienced declines in our same store sales in fiscal 2008, fiscal 2009 and the first ten months of fiscal 2010.  Sales increases will depend in part on the success of our advertising and promotion of new and existing menu items and consumer acceptance.  We cannot assure that our advertising and promotional efforts will in fact be successful.  If our same store sales decrease, and our other operating costs increase, our profitability will be adversely affected.

New restaurants, when and if opened, may not be profitable, if at all, for several months.

We anticipate that our new restaurants, when and if opened, will generally take several months to reach normalized operating levels due to inefficiencies typically associated with new restaurants, including lack of market awareness, the need to hire and train a sufficient number of employees, operating costs, which are often materially greater during the first several months of operation than thereafter, pre-opening costs and other factors.  In addition, restaurants opened in new markets may open at lower average weekly sales volumes than restaurants opened in existing markets, and may have higher restaurant-level operating expense ratios than in existing markets.  Sales at restaurants opened in new markets may take longer to reach average annual company-owned restaurant sales, if at all, thereby affecting the profitability of these restaurants.

Our operations are susceptible to the cost of and changes in food availability which could adversely affect our operating results.

Our profitability depends in part on our ability to anticipate and react to changes in food costs.  Various factors beyond our control, including adverse weather conditions, governmental regulation, production, availability, recalls of food products and seasonality may affect our food costs or cause a disruption in our supply chain.  We enter into annual contracts with our chicken and other miscellaneous suppliers.  Our contracts for chicken are fixed price contracts.  Our contracts for beef are generally based on current market prices plus a processing fee.  Changes in the price or availability of chicken or beef or other commodities could materially adversely affect our profitability.  We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could adversely affect our operating results.  In addition, because we provide a “value-priced” product, we may not be able to pass along price increases to our customers.

Macroeconomic conditions could affect our operating results.

The recent economic downturn, continuing disruptions in the overall economy, including the ongoing impacts of the housing crisis, high unemployment and financial and market volatility, and the related declines in business and consumer confidence, adversely affected customer traffic and sales throughout the restaurant industry, including the quick service restaurant (“QSR”) category.  For example, our same store sales decreased in fiscal 2008, fiscal 2009 and the first ten months of fiscal 2010.  If the economy experiences a further downturn or there are continued uncertainties regarding economic recovery, consumer spending may be affected, which may adversely affect our sales in the future.  A proliferation of heavy discounting by our major competitors may also negatively affect our sales and operating results.

Price increases may impact customer visits.

We may make price increases on selected menu items in order to offset increased operating expenses we believe will be recurring.  Although we have not experienced significant consumer resistance to our past price increases, future price increases may deter customers from visiting our restaurants or affect their purchasing decisions.

The hamburger restaurant market is highly competitive.

The hamburger restaurant market is highly competitive.  Our competitors in the QSR segment include many recognized national and regional fast-food hamburger restaurant chains, such as McDonald’s, Burger King, Wendy’s, Carl’s Jr., Sonic, Jack in the Box and Culver’s.  We also compete with small regional and local hamburger and other fast-food restaurants, many of which feature drive-through service.  Most of our competitors have greater financial resources, marketing programs and name recognition than we do.  Discounting by our QSR competitors may adversely affect the revenues and profitability of our restaurants.

While Bad Daddy’s Burger Bar operates in the “better burger” restaurant segment, it offers a relatively broad menu and competes with other full service restaurants such as Chili’s, Red Robin and other local and regional full service restaurants.  Additionally, customers of both our Good Times Burgers & Frozen Custard restaurants and new Bad Daddy’s Burger Bar restaurants are also customers of fast casual hamburger restaurants such as Five Guys Burgers & Fries and Smashburger.

Sites for new restaurants may be difficult to acquire.

Location of our restaurants in high-traffic and readily accessible areas is an important factor for our success.  Our Good Times Burgers & Frozen Custard drive-through restaurants require sites with specific characteristics and there are a limited number of suitable sites available in our geographic markets.  Bad Daddy’s Burger Bar restaurants will be operated out of leased in-line retail locations as opposed to freestanding Good Times Burgers & Frozen Custard locations.  Since suitable locations are in great demand, in the future we may not be able to obtain optimal sites for either of our restaurant concepts at a reasonable cost.  In addition, we cannot assure you that the sites we do obtain will be successful.

If our franchisees cannot develop or finance new restaurants, build them on suitable sites or open them on schedule, our growth and success may be impeded.

Franchisees may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and government approvals or meet construction schedules.  From time to time in the past, we have agreed to extend or modify development schedules and we may do so in the future.  Any of these problems could slow our growth and reduce our franchise revenues.  Additionally, our franchisees depend upon financing from banks and other financial institutions in order to construct and open new restaurants.  Difficulty in obtaining adequate financing adversely affects the number and rate of new restaurant openings by our franchisees and adversely affects our future franchise revenues.

Our franchisees could take actions that could harm our business.

Franchisees are independent contractors and are not our employees.  We provide training and support to franchisees; however, franchisees operate their restaurants as independent businesses.  Consequently, the quality of franchised restaurant operations may be diminished by any number of factors beyond our control.  Moreover, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel.  Our image and reputation, and the image and reputation of other franchisees, may suffer materially, and system-wide sales could significantly decline, if our franchisees do not operate successfully.

We depend on key management employees.

We believe our current operations and future success depend largely on the continued services of our management employees, in particular Boyd E. Hoback, our president and chief executive officer, and Scott LeFever, our vice president of operations.  Although we have entered into an employment agreement with Mr. Hoback, he may voluntarily terminate his employment with us at any time.  In addition, we do not currently maintain key-person insurance on Messrs. Hoback’s or LeFever’s life; however, we are in the process of obtaining key-person insurance on Mr. Hoback.  The loss of Messrs. Hoback’s or LeFever’s services, or other key management personnel, could have a material adverse effect on our financial condition and results of operations.

Labor shortages could slow our growth or harm our business.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified, high-energy employees.  Qualified individuals needed to fill these positions are in short supply in some areas.  The inability to recruit and retain these individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, which could harm our business.  Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.  Most of our employees are paid on an hourly basis.  The employees are paid in accordance with applicable minimum wage regulations.  Accordingly, any increase in the minimum wage, whether state or federal, could have a material adverse impact on our business.

We are subject to extensive government regulation that may adversely hinder or impact our ability to govern various aspects of our business including our ability to expand and develop our restaurants.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food.  While in the past we have been able to obtain and maintain the necessary governmental licenses, permits and approvals, our failure to maintain these licenses, permits and approvals, including food licenses, could adversely affect our operating results.  Difficulties or failures in obtaining the required licenses and approvals could delay or result in our decision to cancel the opening of new restaurants.  Local authorities may suspend or deny renewal of our food licenses if they determine that our conduct does not meet applicable standards or if there are changes in regulations.

Various federal and state labor laws govern our relationship with our employees and affect operating costs.  These laws govern minimum wage requirements, overtime pay, meal and rest breaks, unemployment tax rates, workers’ compensation rates, citizenship or residency requirements, child labor regulations and sales taxes.  Additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits may increase our operating costs.

The federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment.  Although our restaurants are designed to be accessible to the disabled, we could be required to make modifications to our restaurants to provide service to, or make reasonable accommodations for, disabled persons.

We are also subject to federal and state laws that regulate the offer and sale of franchises and aspects of the licensor-licensee relationship.  Many state franchise laws impose restrictions on the franchise agreement, including limitations on non-competition provisions and the termination or non-renewal of a franchise.  Some states require that franchise materials be registered before franchises can be offered or sold in the state.

Our Bad Daddy’s Burger Bar restaurants will also be subject to state and local laws that regulate the sale of alcoholic beverages.  Alcoholic beverage control regulations will govern various aspects of these restaurants’ daily operations, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing and inventory control, handling and storage.  Typically, licenses to sell alcoholic beverages will require annual renewal and may be suspended or revoked at any time for cause, the definition of which varies by locality.  The failure of any of our Bad Daddy’s Burger Bar restaurants to timely obtain and maintain any required licenses, permits or approvals to serve alcoholic beverages could delay or prevent the opening of a new restaurant or prevent regular day-to-day operations, including the sale of alcoholic beverages, at a restaurant that is already operating, any of which would adversely affect our business.

Health concerns relating to the consumption of beef, chicken or other food products could affect consumer preferences and could negatively impact our results of operations.

Like other restaurant chains, consumer preferences could be affected by health concerns about the avian influenza, also known as bird flu, or the consumption of beef, the key ingredient in many of our menu items, or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning E. coli, “mad cow” or “foot-and-mouth” disease, publication of government or industry findings concerning food products served by us, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants.  This negative publicity may adversely affect demand for our food and could result in a decrease in customer traffic to our restaurants.  If we react to the negative publicity by changing our concept or our menu we may lose customers who do not prefer the new concept or menu, and we may not be able to attract a sufficient new customer base to produce the revenue needed to make our restaurants profitable.  In addition, we may have different or additional competitors for our intended customers as a result of a concept change and may not be able to compete successfully against those competitors.  A decrease in customer traffic to our restaurants as a result of these health concerns or negative publicity or as a result of a change in our menu or concept could materially harm our business.

Risks Related to Bad Daddy’s Relationship

Our ability to succeed with the Bad Daddy’s Burger Bar restaurant concept will require significant capital expenditures and management attention.

We believe that new openings of Bad Daddy’s Burger Bar restaurants are likely to serve as the primary driver of our new unit growth and increased profitability over the longer term based on the unit economics of that concept.  Our ability to succeed with this new concept will require significant capital expenditures and management attention and is subject to certain risks in addition to those of opening a new Good Times Burgers & Frozen Custard restaurant, including customer acceptance of and competition with the Bad Daddy’s Burger Bar concept.  If the “ramp-up” period for new Bad Daddy’s Burger Bar restaurants does not meet our expectations, our operating results may be adversely affected.  There can be no assurance that we will be able to successfully develop and grow the Bad Daddy’s Burger Bar concept to a point where it will become profitable or generate positive cash flow.  We may not be able to attract enough customers to meet targeted levels of performance at new Bad Daddy’s Burger Bar restaurants because potential customers may be unfamiliar with the concept or the atmosphere or menu might not be appealing to them.  If we cannot successfully execute our growth strategies for Bad Daddy’s Burger Bar, our business and results of operations may be adversely affected.

Our growth, including the development of Bad Daddy’s Burger Bar restaurants, may strain our management and infrastructure.

In addition to new openings of Bad Daddy’s Burger Bar restaurants, we also plan to remodel and reimage existing Good Times Burgers & Frozen Custard restaurants.  In addition, we believe there may be opportunities to open or franchise new Good Times Burgers & Frozen Custard restaurants from time to time, although we believe that new openings of Bad Daddy’s Burger Bar restaurants are likely to serve as the primary driver of new unit growth and increased profitability over the longer term based on the unit economics of the concept.  This growth will increase our operating complexity and place increased demands on our management and infrastructure, including our current restaurant management systems, financial and management controls, and information systems.  If our infrastructure is insufficient to support our growth, our ability to open new restaurants, including the development of the Bad Daddy’s Burger Bar concept, would be adversely affected.

Bad Daddy’s Burger Bar is subject to all of the risks of a relatively new business, including competition, and there is no guarantee of a return on our capital investment into BDFD or BDC.

Bad Daddy’s Burger Bar is relatively new business concept.  Existing Bad Daddy’s Burger Bar restaurants have been in existence for approximately three years and are currently located only in North Carolina.  Because of the small number of existing Bad Daddy’s Burger Bar restaurants and the relatively short period of time that they have been in operation, there is substantial uncertainty that additional restaurants in other locations will be successful.  There is no guarantee that BDFD will be successful in offering Bad Daddy’s Burger Bar franchises throughout the U.S. or that, if and when such franchises are granted, that the restaurants developed by franchisees will be successful.  There is also substantial uncertainty that the BDFD franchising business will be successful in view of the facts that neither BDFD nor BDI have previously sold any Bad Daddy’s Burger Bar restaurant franchises and that the restaurant franchising business is very competitive.  If BDFD is unsuccessful in offering Bad Daddy’s Burger Bar franchises and accordingly if there are not over time a significant number of Bad Daddy’s Burger Bar restaurants developed in various locations which become known to consumers, it could adversely affect the revenues of the Company’s Bad Daddy’s Burger Bar restaurants in its licensed territory.

Under the operating agreement of BDFD, there will be no distribution of any net cash profits during the first three years unless approved by all the Class A members of BDFD.

We have acquired a 48% voting ownership interest in BDFD in exchange for an initial capital contribution of $750,000, of which we paid the first $375,000 installment on April 9, 2013, and we intend to pay the second $375,000 installment out of the net proceeds of this offering.  The operating agreement of BDFD provides that the Company and BDI may be required to make additional capital contributions to BDFD of up to an aggregate of $1,000,000 upon written request of BDFD’s Board of Managers.  Such additional capital contributions, if required, will be in accordance with the Company’s and BDI’s then respective percentage interest in BDFD.  Accordingly, the Company’s portion of such additional capital contributions, if required, prior to any change in BDFD ownership, will be up to $480,000.

Under the operating agreement of BDFD, there will be no distribution of any net cash profits during the first three years unless approved by all the Class A members of BDFD.  Thus, we may not receive any return on our initial capital contribution to BDFD, or any subsequent additional capital contribution we may be required to make, during the first three years of BDFD’s operations.

The Company does not have a majority voting interest in BDFD and the Company’s Management Services Agreement with BDFD has a limited term of three years.

The Company has acquired a 48% voting membership interest in BDFD, with the remaining 52% voting membership interest in BDFD currently held by BDI.  The operating agreement of BDFD provides that BDFD will be managed by its five-member Board of Managers, which currently consists of three members designated by BDI and two members designated by the Company.  Accordingly, the Company does not have a majority voting interest in BDFD, nor does it control a majority of the Board of Managers.  As a consequence, the Company will not be able to control certain decisions regarding BDFD.  Among other things, the annual budget of BDFD will be approved by a majority of the Board of Managers, which majority may be achieved without the participation of the Company’s designated managers.

The Company will provide management services to BDFD pursuant to the terms of a Management Services Agreement.  However, the term of the Management Services Agreement between the Company and BDFD is limited to three years and may be terminated earlier in accordance with the terms of the agreement.  Among other things, BDFD may terminate the Management Services Agreement prior to the end of its three-year term based on the failure of BDFD to achieve certain franchise sales goals.  If BDFD terminates the Management Services Agreement prior to the end of its three-year term, or if the Management Services Agreement is not renewed by the parties at the end of three years, the Company will not have a right to manage BDFD or receive any management fee in connection therewith.

If the Company fails to comply with the development schedule under its license agreement with BDFD, it will lose its exclusive development rights in Colorado and its additional development rights in Arizona and Kansas.

The License Agreement requires that BDC develop at least two restaurants per year in Colorado over a five-year period, after which BDC may elect to develop additional Bad Daddy’s Burger Bar restaurants in Colorado in numbers determined by it.  In the event that the Company fails to comply with such development schedule, then (i) the Company’s right to develop any additional Bad Daddy’s Burger Bar restaurants in Colorado under the License Agreement will thereafter terminate automatically and (ii) BDFD may establish, operate or grant to other third parties the right to establish or operate Bad Daddy’s Burger Bar restaurants in Colorado (subject to BDC’s territory rights with respect to any existing restaurant).  Accordingly, if BDC fails to meet its development schedule, it will lose its exclusive right to develop Bad Daddy’s Burger Bar restaurants in Colorado.

In addition, pursuant to the operating agreement of BDFD, BDC has a right to develop Bad Daddy’s Burger Bar restaurants in Arizona and Kansas (to the extent that such territory is not then subject to development rights by or part of the protected territory right of any third party franchisee) subject to approval of BDFD’s Board of Managers, conditioned on certain performance requirements with respect to its Colorado restaurants, and pursuant to a minimum development schedule to be agreed upon with BDFD for Kansas and Arizona.  If BDC fails to meet such performance results with respect to its Colorado restaurants or fails to meet its development schedule for Arizona or Kansas, it will not have any right to develop additional Bad Daddy’s Burger Bar restaurants in Arizona and Kansas.

If the Company’s license agreement with BDFD is terminated, the Company will lose all rights to use the Bad Daddy’s Burger Bar name and intellectual property.

The Company has entered into a license agreement with BDFD for an initial term of 10 years, which is thereafter renewable by the Company for two additional 10-year terms.  The license agreement may be terminated by BDFD in the event of any uncured default by the Company thereunder.  In the event of termination, the license agreement provides that BDFD will have an option to purchase the Company’s Bad Daddy’s Burger Bar restaurants for a price mutually agreed by the parties or their independently appraised value.  Alternatively, if BDFD does not exercise its purchase option, the Company must modify the restaurants to eliminate the use of the Bad Daddy’s Burger Bar name and intellectual property.  If any of such events were to occur, our results of operations would be adversely affected.

BDI has a drag-along right regarding the Company’s interest in BDFD in the event that BDI proposes to sell its interests in BDFD after the fifth anniversary of the Company’s investment in BDFD.

The operating agreement contains drag-along rights allowing BDI to require the Company to participate in a proposed sale of BDFD or all of its outstanding ownership interests if approved by BDI and its designated managers at any time after April 15, 2018 (the fifth anniversary of the Company’s investment in BDFD), subject to certain conditions.  Thus, after five years, BDI could force the Company to sell its membership interest in BDFD in a transaction which is not approved by the Company or its designated managers of BDFD and which may not be in the Company’s best interest.  That is, with regard to such a forced sale what may be deemed by BDI for its own particular reasons and circumstances to be an advantageous time for it to sell its interest in BDFD may be a disadvantageous time for the Company to sell under its particular circumstances.

Conflicts of interest may arise as a result of the Company’s status as a substantial owner of BDFD and its status as a licensee of BDFD.

The Company is both a 48% owner of BDFD and a licensee of BDFD.  In its capacity as a substantial owner and manager of BDFD, the Company will be obligated to require BDFD franchisees to comply with all of the terms of their franchise agreements.  This in turn may make it unfeasible as a practical matter for BDC to obtain consents from BDFD for variations of such terms that the Company believes are appropriate for the particular circumstances of the BDC restaurants.  For example, the Company may wish to be able to add a non-standard menu item to its Bad Daddy’s Burger Bar restaurants which will be uniquely popular in a particular geographic location which under such circumstances BDFD would normally allow but which it would not wish to allow for other licensees. In that event, BDFD may nonetheless not permit such a variation by the Company because of a possible claim that it is preferentially treating a BDFD insider.

Risks Related to the Offering and Ownership of Our Securities

Our principal stockholder has significant voting power and may take actions that may not be in the best interests of our other stockholders.

Following completion of this offering, SII will beneficially own approximately [___%] of our outstanding common stock, or [___%] if the underwriters’ over-allotment option is fully exercised, or [__%] if the Warrants are fully exercised.  In addition, by virtue of its ownership of Series C Convertible Preferred Stock, SII will continue to have certain rights and preferences over the holders of our common stock, including a right to approve certain major corporate transactions, such as a liquidation or dissolution, a consolidation or merger, or a sale, lease, transfer or other disposition of all or substantially all of the Company’s assets; a material agreement for the acquisition of another entity outside of its core business operations; an amendment, alteration or repeal of the Company’s articles of incorporation; an increase in the outstanding shares of preferred stock of the Company at a price below $3.00 per share; a redemption, repurchase or other acquisition for value of any of the Company’s equity securities; an amendment to the Company’s bylaws that is directly detrimental to the rights and preferences of the Series C Convertible Preferred Stock; any debt agreement in excess of $500,000; or any increase in the maximum number of directors constituting the Company’s Board of Directors in excess of seven.  In addition to these specific approval rights, the Class C Convertible Preferred Stock also votes together with the common stock, on an as-if-converted basis, on the election of directors and all other matters that come before the stockholders of the Company.  As a result, SII will continue to have significant influence regarding the strategic direction and/or capital structure of the Company.  This concentration of ownership and voting power may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock, and therefore may not be in the best interests of our other stockholders.

The sale of a significant number of shares of our common stock would dilute existing stockholders and might depress the trading price of our common stock.

The sale of the shares of common stock offered hereby, or the perception that warrant shares may be sold, could cause the market price of our common stock to decline below the offering price listed in this prospectus.

As of April 26, 2013, there were 2,726,214 shares of our common stock issued and outstanding.  In addition, as of April 26, 2013, there were 355,451 shares of our Series C Convertible Preferred Stock outstanding, which shares are convertible as of such date into 710,902 shares of our common stock.  Significant shares of common stock are held by SII and other Company insiders.  As “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)) of the Company, SII and other Company insiders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

In addition, as of April 26, 2013, there were outstanding options to purchase an aggregate of 293,854 shares of our common stock at a weighted-average exercise price of $4.54 per share, of which options to purchase 118,200 shares were exercisable as of such date.  The options exercisable to date include options to purchase 31,667 shares at exercise prices that are below the current market price of our common stock.  The exercise of options at prices below the market price of our common stock could adversely affect the price of shares of our common stock.

Any issuance of our common stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares.  Moreover, if we issue options or warrants to purchase our common stock or other convertible securities in the future, and those options or warrants are exercised or those convertible securities are converted, stockholders may experience further dilution.  Other than SII, holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

You will suffer immediate and substantial dilution in the securities you purchase.

The estimated public offering price of [$___] per share of common stock and corresponding Warrant is substantially higher than the pro forma net tangible book value per share of our outstanding shares immediately after the offering.  As a result, investors purchasing securities in the offering will incur immediate and substantial dilution of approximately [$___] per share of common stock or approximately [___%] of the assumed offering price.  Accordingly, existing stockholders will benefit disproportionately from this offering.  If we raise additional capital through the sale of equity, including convertible securities, your percentage of ownership will be diluted.  You may also experience additional dilution if stock options or warrants to purchase our shares are exercised at less than the offering price.  As of the date of this prospectus, we have reserved an aggregate of 500,000 shares of our common stock for issuance under our 2008 Omnibus Equity Incentive Compensation Plan, as amended, of which options to purchase 293,854 shares were issued and outstanding as of April 26, 2013.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the shares of common stock underlying the Warrants at the time that holders of our Warrants exercise their Warrants, we cannot guarantee that a registration statement will be effective, in which case holders of our Warrants may not be able to exercise the Warrants and therefore the Warrants could expire worthless.

Holders of our Warrants will be able to exercise the Warrants only if (i) a current registration statement under the Securities Act relating to the shares of our common stock underlying the Warrants is then effective and (ii) such shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside.  Although we have undertaken in the Warrant Agreement, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares of common stock underlying the Warrants following completion of this offering to the extent required by federal securities laws, and we intend to comply with our undertaking, we may not be able to do so.  If we are not able to do so, holders will be unable to exercise their Warrants and we will not be required to net-cash settle any such Warrant exercise and therefore the Warrants could expire worthless.  Such expiration would result in each purchaser in this offering paying the full purchase price solely for the shares of common stock offered by this prospectus.  In addition, we have agreed to use our best efforts to register the shares of common stock underlying the Warrants under the blue sky laws of the states of residence of the existing holders of the Warrants, to the extent an exemption is not available.  The value of the Warrants may be greatly reduced if a registration statement covering the shares of common stock issuable upon exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside.  Holders of Warrants who reside in jurisdictions in which the shares of common stock underlying the Warrants are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised.  If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable securities laws.

The market price of our common stock may be volatile.

The market price of our common stock has been and is likely to be volatile in the foreseeable future.  Our common stock price may fluctuate in response to factors such as:

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Potential fluctuation in our annual or quarterly operating results due to seasonality and other factors;

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Changes in capital market conditions that could affect valuations of restaurant companies in general or the Company in particular or other adverse economic conditions;

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Future sales of our common stock by SII or other Company insiders;

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Global economic, legal and regulatory factors that are unrelated to our performance and beyond our control;

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Investor perceptions of our prospects or those of our competitors; and

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Announcements by us or our competitors of significant contracts, acquisitions, joint ventures or capital commitments.

We do not expect to pay any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock for the foreseeable future.  The terms of our Series C Convertible Preferred Stock provide for the payment of an 8% per year accrued dividend on our Series C Convertible Preferred Stock prior and in preference to any dividend on our common stock.  We currently expect to retain all available funds, after quarterly payment of the accrued Series C Convertible Preferred Stock dividend, to fund the development and growth of our business.  Moreover, any determination to pay dividends on our common stock in the future would be at the discretion of our Board of Directors and would depend upon our financial condition, operating results, and other factors our Board of Directors deems relevant.

Nevada law and our articles of incorporation and bylaws have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.

We are subject to anti-takeover laws for Nevada corporations.  These anti-takeover laws prevent a Nevada corporation from engaging in a business combination with any stockholder, including all affiliates and associates of the stockholder, who owns 10% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 10% or more of the corporation’s voting stock, unless specified conditions are met.

Our articles of incorporation and our bylaws contain a number of provisions that may deter or impede takeovers or changes of control or management.  These provisions:

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authorize our Board of Directors to establish one or more series of preferred stock the terms of which can be determined by the Board of Directors at the time of issuance;

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do not allow for cumulative voting in the election of directors unless required by applicable law.  Under cumulative voting a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

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state that special meetings of our stockholders may be called only by the Chairman of the Board, the president or any two directors and must be called by the president upon the written request of the holders of ten percent of the outstanding shares of capital stock entitled to vote at such special meeting; and

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provide that the authorized number of directors is no more than seven as determined by our Board of Directors.

These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.

We may use the proceeds from this offering in ways with which you may not agree.

We currently intend to use the proceeds from this offering for our remaining required equity contribution to BDFD; for the remodeling and reimaging of existing Good Times Burgers & Frozen Custard restaurants; for the development of new Bad Daddy’s Burger Bar restaurants through BDC; and as working capital reserves and future investment at the discretion of our Board of Directors.  In addition, we intend to use any additional proceeds we receive upon exercise of the Warrants for general working capital.  However, the actual cost, timing and amount of funds required for such uses cannot be determined precisely at this time, due to certain factors and other future events, including changes in our planned business and our success (or lack thereof) in developing the Bad Daddy’s Burger Bar concept.  See “Use of Proceeds” beginning on page [22] of this prospectus.  As a result, our management has discretion in the application of the proceeds of this offering.  You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you.  You must rely on our judgment regarding the application of the net proceeds of this offering.  The net proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our shares.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission (“SEC”) regulations and the Nasdaq listing rules, has required an increased amount of management attention and expense.  We remain committed to maintaining high standards of corporate governance and public disclosure.  As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment has resulted in and will continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Future changes in financial accounting standards may cause adverse unexpected operating results and affect our reported results of operations.

Changes in accounting standards can have a significant effect on our reported results and may affect our reporting of transactions completed before the change is effective.  See Note 1 to our Audited Consolidated Financial Statements for further discussion.  New pronouncements and varying interpretations of pronouncements have occurred and may occur in the future.  Changes to existing rules or differing interpretations with respect to our current practices may adversely affect our reported financial results.

If we are unable to maintain the effectiveness of our internal control over financial reporting, we may be forced to restate our financial statements or take other actions that hurt our business.

Public companies in the United States are required to review their internal controls as set forth in the Sarbanes-Oxley Act of 2002.  It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met.  In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events.  Because of these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.  If the internal controls put in place by us are not adequate or in conformity with the requirements of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC, we may be forced to restate our financial statements and take other actions which will take significant financial and managerial resources, as well as be subject to fines and other government enforcement actions.

Because we currently qualify as a “smaller reporting company,” our non-financial and financial information are less than is required by non-smaller reporting companies.

Currently we qualify as a “smaller reporting company.”  The “smaller reporting company” category includes companies that (1) have a common equity public float of less than $75 million or (2) are unable to calculate their public float and have annual revenue of $50 million or less, upon entering the system.  A smaller reporting company prepares and files SEC reports and registration statements using the same forms as other SEC reporting companies, though the information required to be disclosed may differ and be less comprehensive.  Regulation S-X contains the SEC requirements for financial statements, while Regulation S-K contains the non-financial disclosure requirements.  To locate the scaled disclosure requirements, smaller reporting companies will refer to the special paragraphs labeled “smaller reporting companies” in Regulation S-K.  As an example only, smaller reporting companies are not required to make risk factor disclosure in Item 1A of Form 10-K.  Other disclosure required by non-smaller reporting companies can be omitted in Form 10-K and Form 10-Q by smaller reporting companies.

Holders of Warrants will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

Until holders of Warrants acquire shares of our common stock upon exercise of the Warrants, holders of Warrants will have no rights with respect to the shares of our common stock underlying such Warrants.  Upon exercise of the Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Warrants included in this offering may not have any value.

The Warrants will expire on [_______], 2018.  In the event our common stock price does not exceed the exercise price of the Warrants during the period in which the Warrants are exercisable, the Warrants may not have any value.

USE OF PROCEEDS

We estimate that the proceeds to us from the sale of the shares of common stock and corresponding Warrants in this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, will be approximately [$________], assuming the shares of common stock and corresponding Warrants offered by us are sold for [$____] per share of common stock and corresponding Warrant.  We will receive additional aggregate gross proceeds of up to [$________] if and when the Warrants are exercised.

We intend to use the net proceeds from this offering for the following purposes:

•

approximately $375,000 for the second installment of our required initial capital contribution to BDFD pursuant to the terms of our Subscription Agreement with BDFD and the Amended and Restated Operating Agreement of BDFD, each discussed in more detail below;(1)

•

approximately $800,000 for the remodeling and reimaging of existing Good Times Burgers & Frozen Custard restaurants;

•

approximately [$_________] for the development of new Bad Daddy’s Burger Bar restaurants in Colorado through BDC, pursuant to our License Agreement with BDFD, discussed in more detail below;(2) and

•

approximately [$_________] as working capital reserves and future investment at the discretion of the Board of Directors of the Company.(3)

We intend to use any additional proceeds that we receive upon exercise of the Warrants for general working capital purposes.

(1)

On April 9, 2013, the Company executed a Subscription Agreement for the purchase of 4,800 Class A Units of BDFD, representing a 48% voting membership interest in BDFD, for the aggregate subscription price of $750,000.  The subscription price is payable in two equal installments, the first $375,000 installment on the date of execution of the Subscription Agreement, and the remaining $375,000 installment on or before the six month anniversary of the date of execution of the Subscription Agreement.  We paid the first $375,000 installment of the subscription price on April 9, 2013 out of our working capital.

(2)

On April 9, 2013, the Company entered into a License Agreement with BDFD pursuant to which we acquired the exclusive development rights for Bad Daddy’s Burger Bar restaurants in Colorado (subject to certain conditions described below).  We formed BDC as our wholly-owned subsidiary to develop the Bad Daddy’s Burger Bar restaurants in Colorado.  The License Agreement is for an initial term of 10 years, which is thereafter renewable by BDC for two additional 10-year terms.

The License Agreement requires that BDC develop at least two restaurants per year in Colorado over a five-year period, after which BDC may elect to develop additional Bad Daddy’s Burger Bar restaurants in Colorado in numbers determined by it.  For more information regarding the License Agreement, see “Business-Recent Developments-Bad Daddy’s Burger Bar” beginning on page [42] of this prospectus.

(3)

In addition to the initial capital contribution equal to the subscription amount set forth in the Subscription Agreement described above, the Amended and Restated Operating Agreement of BDFD provides that the Company and BDI, collectively, may be required to make additional capital contributions to BDFD of up to an aggregate of $1,000,000 upon written request of the Board of Managers.  Such additional capital contributions, if required, will be in accordance with the Company’s and BDI’s then respective percentage interests in BDFD.  Thus, the Company’s portion of such additional capital contributions, if required, prior to any change in BDFD ownership, will be up to $480,000.  If the additional capital contributions are required under the Amended and Restated Operating Agreement, we intend to pay our required portion out of our working capital reserves.

The actual cost, timing and amount of funds required for such uses cannot be determined precisely at this time, and may be based on economic, regulatory, competitive or other developments, the rate at which we are able to open Bad Daddy’s Burger Bar restaurants and the time it takes for those restaurants to become profitable, the operating results of our Bad Daddy’s Burger Bar restaurants, and other financing arrangements.  Other future events, including the problems, delays, expenses and complications frequently encountered in opening new restaurants, as well as changes in our planned business and our success (or lack thereof) in developing the Bad Daddy’s Burger Bar concept, may make shifts in the allocation of funds necessary or desirable.

Our management has discretion in the application of the proceeds of this offering for working capital and the proceeds may be used for corporate purposes with which you disagree.

Pending use of the proceeds from this offering as described above or otherwise, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or treasury or other government agency securities that can be liquidated at any time without penalties, or are readily convertible to cash, at our discretion.

A $1.00 increase or decrease in the assumed public offering price of [$____] per share of common stock and corresponding Warrant would increase or decrease the proceeds we receive from this offering by approximately [$________], assuming the number of shares and Warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Price Range of Our Common Stock

Our common stock is listed on the Nasdaq Capital Market under the symbol “GTIM.”  The following table presents the quarterly high and low bid prices for our common stock as reported by the Nasdaq Capital Market for each quarter within the last two fiscal years.  The quotations reflect interdealer prices, without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

QUARTER ENDED	HIGH	LOW

December 31, 2010	$3.00	$1.56
March 31, 2011	$4.73	$1.80
June 30, 2011	$2.44	$1.64
September 30, 2011	$1.88	$1.38
December 31, 2011	$1.65	$1.06
March 31, 2012	$1.45	$0.91
June 30, 2012	$5.00	$0.90
September 30, 2012	$2.20	$1.28
December 31, 2012	$2.74	$1.20
March 31, 2013	$3.48	$2.26

The closing sale price of a share of our common stock, as reported by the Nasdaq Capital Market, on April 25, 2013, was $3.14.

Holders

As of April 26, 2013, there were 201 holders of record of our common stock, not including beneficial owners of shares registered in nominee or street name.

As of April 26, 2013, there was one holder of record of our Series C Convertible Preferred Stock.

Transfer Agent

Our transfer agent is Computershare Trust Company, 250 Royall Street, Canton, Massachusetts 02021.  Computershare Trust Company will also act as transfer agent for the Warrants.

Dividends

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock for the foreseeable future.  The terms of our Series C Convertible Preferred Stock provide for the payment of an 8% per year accrued dividend on our Series C Convertible Preferred Stock prior and in preference to any dividend on our common stock.  We currently expect to retain all available funds, after quarterly payment of the accrued Series C Convertible Preferred Stock dividend, to fund the development and growth of our business.  Moreover, any determination to pay dividends on our common stock in the future would be at the discretion of our Board of Directors and would depend upon our financial condition, operating results, and other factors our Board of Directors deems relevant.

Cash dividends of $120,000 per year are payable quarterly on our outstanding shares of Series C Convertible Preferred Stock (which is 8% per annum of the original issue price of $4.22 per share), with such payments to be made on August 15, November 15, February 15, and May 15 of each year.  Accordingly, a cash dividend of $30,000 was paid on our outstanding shares of Series C Convertible Preferred Stock on February 15, 2013.  In the event the outstanding shares of Series C Convertible Preferred Stock have not been converted to common stock before March 28, 2014, thereafter (i) the amount of dividends payable will increase to $225,000 per year (which is 15% per annum of the original issue price of $4.22 per share) from March 28, 2014 until converted or redeemed by the Company, and (ii) the Company may upon the approval of a majority of the disinterested members of our Board of Directors redeem all or from time to time a portion of the Series C Convertible Preferred Stock by payment of its liquidation preference.

Equity Incentive Plans

We maintain the 2008 Omnibus Equity Incentive Compensation Plan, pursuant to which we may grant equity awards to eligible persons.  Pursuant to an amendment approved by our stockholders in September 2012, the total number of shares available for issuance under the 2008 Omnibus Equity Incentive Compensation Plan was increased to 500,000. For additional information, see Note 10, Stockholders’ Equity, in the Notes to the Audited Consolidated Financial Statements included in this prospectus. The following table gives information about equity awards under our 2008 Omnibus Equity Incentive Compensation Plan as of December 31, 2012:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants & rights	Weighted-average exercise price of outstanding options, warrants & rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders-options	171,432	$6.14	328,568
Total	171,432	$6.14	328,568

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2012:

•

On an actual basis; and

•

On a pro forma basis, based upon an assumed offering price of [$____] per share of common stock and corresponding Warrant, to give effect to the sale of [_______] shares of common stock and [_______] Warrants in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Based on the assumed offering price of [$____] per share of common stock and corresponding Warrant, we allocated [$___] of the aggregate consideration to each share of common stock (assuming no value to the corresponding Warrants).  The pro forma information below is only for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing.  You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus.

	December 31, 2012
	(Unaudited)	(Unaudited)
	Actual	Pro Forma(1)
	In thousands, except number of shares

Cash & Cash Equivalents	$ 963
Long Term Debt	111	111
Good Times Restaurants Inc. stockholders’ equity:
Preferred stock, $.001 par value;
5,000,000 shares authorized, 355,451 issued and outstanding as of December 31, 2012 and September 30, 2012 (liquidation preference $1,500,000)	1	1
Common stock, $.001 par value; 50,000,000 shares authorized, 2,726,214 shares issued and outstanding, actual; [________] issued and outstanding, pro forma	3
Capital contributed in excess of par value	21,534
Accumulated deficit	(18,827)	(18,827)
Total Good Times Restaurants Inc. stockholders' equity	2,711
Non-controlling interest in partnerships	210	210
Total stockholders’ equity	2,921
Total Capitalization	$ 3,995

(1)

The pro forma information contained in this prospectus is presented using an allocation of [$___] per share of common stock and assuming no value for the corresponding Warrant.

The table above does not include the following:

•

710,902 shares of our common stock issuable upon the conversion of 355,451 shares of our Series C Convertible Preferred Stock outstanding as of April 26, 2013, at a conversion ratio of two shares of common stock for each share of Series C Convertible Preferred Stock;

•

293,854 shares of our common stock issuable upon the exercise of stock options outstanding under our 2008 Omnibus Equity Incentive Compensation Plan as of April 26, 2013, at a weighted-average exercise price of $4.54 per share;

•

[________] shares of our common stock issuable upon exercise of the Warrants issued to the public in connection with this offering;

•

[________] shares of common stock underlying Warrants to be received by the underwriters in connection with this offering; and

•

206,146 additional shares of our common stock to be reserved for future issuance under our 2008 Omnibus Equity Incentive Compensation Plan following this offering.

A $1.00 increase (decrease) in the assumed offering price of [$____] per share of common stock and corresponding Warrant would increase (decrease) cash and cash equivalents and total stockholders’ equity by [$________] assuming that the number of shares and corresponding Warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting commissions and estimated offering expenses payable by us.  The information discussed above is illustrative only and will be adjusted based on the actual offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the offering price per share of common stock, assuming no value is attributed to the Warrants, and the pro forma net tangible book value per share of common stock immediately after this offering.

Our pro forma net tangible book deficit as of December 31, 2012 was approximately [$(___)] million, or [$(___)] per common share.  Net tangible book value per share is determined by dividing the net tangible book value by the number of shares of common stock outstanding.  Assuming the sale by us of [________] shares of common stock (but excluding shares issuable upon exercise of the Warrants issued in the offering), and after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of December 31, 2012 would be approximately [$__] million, or [$___] per share of common stock.  This represents an immediate increase in pro forma net tangible book value of [$___] per share to our existing stockholders and an immediate dilution of [$___] per share of common stock issued to the new investors purchasing securities in this offering.

The following table illustrates this per share dilution, assuming no value is attributed to the Warrants (actual dilution to a new investor on a per share basis may be significantly higher as a result of the exercise of the Warrants):

Assumed initial public offering price per share of common stock and corresponding Warrant		$____
Pro forma net tangible book deficit per share as of December 31, 2012	$(___)
Increase per share attributable to new investors	$____
Pro forma net tangible book value per share after this offering		$____
Dilution per share to new investors		$____

The dilution information discussed above is only for illustrative purposes, and will change based on the actual offering price and other terms of this offering determined at pricing.  Each $1.00 increase or decrease in the assumed offering price of [$___] per share of common stock and corresponding Warrant would increase or decrease our pro forma net tangible book value by approximately [$__] million, or approximately [$___] per share.  A $1.00 increase would decrease the dilution per share to investors participating in this offering by approximately [$___] per share and a $1.00 decrease would increase the dilution per share to investors participating in this offering by approximately [$___] per share, in each case assuming that the number of shares of common stock and corresponding Warrants offered by us, as set forth on the cover page of this prospectus, remains the same.

If the underwriters exercise their option in full to purchase [_______] additional shares of common stock and Warrants to purchase [________] shares in this offering at the assumed offering price of [$___] per share of common stock and corresponding Warrant, the pro forma net tangible book value per share after this offering would be [$___] per share, the increase in the pro forma net tangible book value per share to existing stockholders would be [$___] per share and the dilution to new investors purchasing securities in this offering would be [$___] per share.

The above table excludes:

•

710,902 shares of our common stock issuable upon the conversion of 355,451 shares of our Series C Convertible Preferred Stock outstanding as of April 26, 2013, at a conversion ratio of two shares of common stock for each share of Series C Convertible Preferred Stock;

•

293,854 shares of our common stock issuable upon the exercise of stock options outstanding under our 2008 Omnibus Equity Incentive Compensation Plan as of April 26, 2013, at a weighted-average exercise price of $4.54 per share;

•

[________] shares of our common stock issuable upon exercise of the Warrants issued to the public in connection with this offering;

•

[________] shares of common stock underlying Warrants to be received by the underwriters in connection with this offering; and

•

206,146 additional shares of our common stock to be reserved for future issuance under our 2008 Omnibus Equity Incentive Compensation Plan following this offering.

To the extent that options or warrants are exercised, new options are issued under our 2008 Omnibus Equity Incentive Compensation Plan, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering.  In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans.  If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The following table sets forth as of December 31, 2012, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total consideration paid and the weighted average price per share paid by existing stockholders and by investors purchasing shares of our common stock and corresponding Warrants in this offering at an assumed public offering price of [$____] per share of common stock and corresponding Warrant, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Weighted Average Price Per Share
	Number	Percent	Amount	Percent
Existing Stockholders (1)
New Stockholders
Total

(1) The number of shares purchased by existing stockholders and the weighted average price per share have been adjusted for the reverse stock split effected on December 31, 2010.

If the underwriters exercise their option to purchase additional shares of common stock and corresponding Warrants in full, the common stock held by existing stockholders will be reduced to [___%] of the total number of shares of common stock outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be increased to [_______] shares, or [___%] of the total number of shares of common stock outstanding after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations for the fiscal quarters ended December 31, 2012 and December 31, 2011 and the fiscal years ended September 30, 2012 and September 30, 2011 should be read in conjunction with the “Summary Historical Consolidated Financial and Operating Data” and the consolidated financial statements and notes related thereto included elsewhere in this prospectus.

Forward-looking statements in this prospectus reflect the good-faith judgment of our management and the statements are based on facts and factors as we currently know them.  Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed below and in “Risk Factors” as well as those discussed elsewhere in this prospectus.  Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this prospectus.  We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus.

The following discussion is limited to our analysis and results of operations for the Company and may not fully reflect forward-looking impacts from our future operation of Bad Daddy’s Burger Bar restaurants through BDC or our unconsolidated interest in BDFD.  Our interest in BDFD will not be consolidated into the Company’s financial statements because we hold less than a 50% membership interest in BDFD.  Therefore, any positive results from BDFD will only be reflected as a line item in the Company’s financial statement.

Overview

The Company was incorporated in Nevada in 1987.  Through our wholly-owned subsidiary, GTDT, we are engaged in the business of developing, owning, operating and franchising hamburger-oriented drive-through restaurants under the name Good Times Burgers & Frozen Custard.  Most of our restaurants are located in the front-range communities of Colorado but we also have franchised restaurants in North Dakota and Wyoming.  Over the last two years, we have sold or closed a small number of under-performing restaurants which has increased working capital and improved operating margins.  We have also repaid all of our bank debt, increased our equity and significantly improved the profitability of the Company.  As a result of the Bad Daddy’s Transaction, we will also engage in the  business of developing, owning and operating fast-casual grill and bar restaurants under the name Bad Daddy’s Burger Bar in Colorado and possibly also in Arizona and Kansas.  We will also be engaged in the business of franchising Bad Daddy’s Burger Bar restaurants throughout the United States through our 48% ownership interest in BDFD and our provision of management services to BDFD.

Same store sales increased 3.1% for fiscal 2012 which reflected the continuation of the positive momentum we experienced in fiscal 2011 when same store sales increased 6.2%. Same store sales were negatively impacted in the fourth quarter of fiscal 2012 by road construction and road closures at two of our restaurants.  Factoring out the sales declines at the two affected locations, our same store sales would have increased approximately 1.2% in the fourth quarter of fiscal 2012 which would have been the sixth consecutive quarter of same store sales increases. These sales increases have been accomplished with lower advertising expenditures as a percentage of sales as we have refocused our marketing expenditures to more on-site and trade area activities, including new menu boards, point of purchase materials and facility improvements.

In the first quarter of fiscal 2013 we implemented a new limited item breakfast menu that we believe will generate incremental sales and additional profitability during the fiscal year.  Consistent with our brand position of offering fresh, all natural, handcrafted products, we elected to come to market with authentic, Hatch Valley, New Mexico green chile burritos at a price point of $2 each, which we believe is both an excellent value for our customer and is highly differentiated from any other offerings in the quick service restaurant category.   Because we do not offer a broad breakfast menu, we are highly labor efficient for that day part resulting in a relatively low breakeven point and the potential for higher incremental profits. We anticipate market wide advertising for the new breakfast menu in fiscal 2013.

Our outlook for fiscal 2013 is cautiously optimistic based on the last two years of positive sales trends; however, our sales trends are influenced by many factors and the macroeconomic environment remains challenging for smaller restaurant chains.  Our average transaction increased in fiscal 2012 compared to fiscal 2011 and we are continuing to manage our marketing communications to balance growth in customer traffic and the average customer expenditure.

Results of Operations

Fiscal Quarter Ended December 31, 2012 Compared to Fiscal Quarter Ended December 31, 2011

Net Revenues:  Net revenues for the three months ended December 31, 2012 decreased $29,000 (-0.6%) to $4,817,000 from $4,846,000 for the three months ended December 31, 2011.

Same store restaurant sales increased 5.1% during the three months ended December 31, 2012 for the restaurants that were open for the full three month periods ending December 31, 2012 and December 31, 2011. Restaurants are included in same store sales after they have been open a full fifteen months. Restaurant sales decreased $341,000 due to two company-owned stores sold in fiscal 2012. Restaurant sales also decreased $14,000 due to one non-traditional company-owned restaurant and $49,000 due to one restaurant severely impacted by road closures, neither of which are included in same store restaurant sales. Breakfast was introduced system-wide in mid-November 2012 and our December same store sales increased approximately 8.9% as a result.

Franchise revenues for the three months ended December 31, 2012 decreased $4,000 to $95,000 from $99,000 for the three months ended December 31, 2011 due to a decrease in franchise royalties. Same store Good Times Burgers & Frozen Custard franchise restaurant sales increased 2.3% during the three months ended December 31, 2012 for the franchise restaurants that were open for the full periods ending December 31, 2012 and December 31, 2011. Dual-branded franchise restaurant sales decreased 13.2% during the three months ended December 31, 2012, compared to the same prior year period, largely due to the closure of two restaurants in December of 2012.

Restaurant Operating Costs:  Restaurant operating costs as a percent of restaurant sales were 95.5% during the three months ended December 31, 2012 compared to 96.6% in the same prior year period.  The changes in restaurant-level costs are explained as follows:

Restaurant-level costs for the three-month period ended December 31, 2011	96.6%
Decrease in food and packaging costs	(1.1%)
Increase in payroll and other employee benefit costs	1.3%
Decrease in occupancy and other operating costs	(1.2%)
Decrease in depreciation and amortization costs	(.1%)
Restaurant-level costs for the three-month period ended December 31, 2012	95.5%

Food and Packaging Costs:  For the three months ended December 31, 2012 our food and paper costs decreased $62,000 to $1,600,000 (33.9% of restaurant sales) from $1,662,000 (35% of restaurant sales) compared to the same prior year period. The three months ended December 31, 2012 includes $42,000 for vendor rebates and credits.

In fiscal 2012 our weighted food and packaging costs decreased slightly.  The total menu price increases taken during fiscal 2012 were 1.6%, all of which were taken in the last five months of the fiscal year. We anticipate cost pressure on several core commodities, including beef, bacon and dairy for fiscal 2013.  However, we anticipate our food and packaging costs as a percentage of sales will remain consistent with fiscal 2012 in fiscal 2013 from a combination of price increases, product sales mix changes and recipe modifications.

Payroll and Other Employee Benefit Costs:  For the three months ended December 31, 2012 our payroll and other employee benefit costs increased $54,000 to $1,738,000 (36.8% of restaurant sales) from $1,684,000 (35.5% of restaurant sales) compared to the same prior year period. The increase is attributable to: 1) a net decrease of $69,000 in payroll and other employee benefits for the three months ending December 31, 2012 due to the sale of two company-owned restaurants in December 2011 and July 2012, which was partially offset by the purchase of a franchise owned restaurant in August 2012, and 2) an increase of $123,000 due to increased same store sales compared to the same prior year period, as well as additional costs for the implementation of our breakfast program.

Occupancy and Other Operating Costs:  For the three months ended December 31, 2012 our occupancy and other operating costs decreased $64,000 to $969,000 (20.5% of restaurant sales) from $1,033,000 (21.8% of restaurant sales) compared to the same prior year period.  We experienced a $74,000 decrease in occupancy and other operating costs compared to the same prior year period due to the sale of two company-owned restaurants in December of 2011 and July of 2012, which was partially offset by the purchase of a franchisee-owned restaurant in August 2012.

Depreciation and Amortization:  For the three months ended December 31, 2012, our depreciation and amortization decreased $6,000 to $202,000 (4.3% of restaurant sales) from $208,000 (4.4% of restaurant sales) compared to the same prior year period.  The decrease in depreciation and amortization for the three month period ended December 31, 2012 is attributable to an increase in amortization expense for loan fees related to the termination of our note payable to Wells Fargo Bank, N.A. (“Wells Fargo”) in October 2012 offset by a decrease in depreciation expense related to restaurants sold in the prior fiscal year.

General and Administrative Costs:  For the three months ended December 31, 2012, general and administrative costs increased $45,000 to $386,000 (8.0% of total revenues) from $341,000 (7.0% of total revenues) for the same prior year period. The increase was mainly attributable to increases in payroll and employee benefit costs and professional services.

In fiscal 2013, we anticipate adding additional key management personnel in functional areas such as real estate, construction and finance to support accelerated growth.

Advertising Costs:  For the three months ended December 31, 2012 advertising costs decreased $1,000 to $210,000 (4.4% of restaurant sales) from $211,000 (4.4% of restaurant sales) for the same prior year period.

We anticipate that the remainder of fiscal 2013 advertising expense will remain consistent with fiscal 2012 and will consist primarily of television advertising, social media and on-site and point-of-purchase merchandising totaling approximately 4.3% of restaurant sales.

Franchise Costs:  For the three months ended December 31, 2012, franchise costs increased $1,000 to $15,000 (.3% of total revenues) from $14,000 (.3% of total revenues) for the same prior year period.

Gain on Restaurant Asset Sales:  For the three months ended December 31, 2012, our gain on the sale of assets decreased $9,000 to $3,000 from $15,000 for the same prior year period. The prior three month period ending December 31, 2011 included a gain of $9,000 related to the sale of one company-owned restaurant in December 2011.

Loss from Operations:  We had a loss from operations of $297,000 in the three months ended December 31, 2012 compared to a loss from operations of $292,000 for the same prior year period.  The increase in loss from operations for the three month period is due primarily to the decrease in net revenues offset by other matters discussed in the “-Restaurant Operating Costs,” “-General and Administrative Costs,” “-Franchise Costs,” and “-Gain on Restaurant Asset Sales” sections above.

Net Loss:  The net loss was $330,000 for the three months ended December 31, 2012 compared to a net loss of $350,000 for the same prior year period. The change from the three month period ended December 31, 2012 to December 31, 2011 was attributable to the increase in loss from operations for the three months ended December 31, 2011, offset by a decrease in net interest expense of $22,000 due to a decrease in our long term notes payable, compared to the same prior year period.

Fiscal Year Ended September 30, 2012 Compared to Fiscal Year Ended September 30, 2011

Net Revenues:  Net revenues for fiscal 2012 decreased $897,000 (-4.4%) to $19,706,000 from $20,603,000 for fiscal 2011.  Same store restaurant sales increased $534,000 (+3.1%) during fiscal 2012. Restaurants are included in same store sales after they have been open a full fifteen months and only Good Times Burgers & Frozen Custard restaurants are included while dual-branded restaurants are excluded.  Restaurant sales increased $116,000 due to one restaurant purchased from a franchisee in August 2012. Restaurant sales decreased $95,000 due to one non-traditional company-owned restaurant not included in same store sales and decreased $269,000 due to one dual-branded company-owned restaurant sold in July 2012. Restaurant sales also decreased $1,196,000 due to two company-owned restaurants sold in fiscal 2011 and one company-owned restaurant sold in fiscal 2012. Net revenues increased $12,000 in fiscal 2012 due to an increase in franchise royalties and fees.

Average restaurant sales for company-owned and co-developed restaurants (including double drive-through restaurants and restaurants with dining rooms but excluding dual-branded restaurants and out-of-market restaurants) for fiscal 2011 and 2012 were as follows:

	Fiscal 2012	Fiscal 2011
Company-operated	$807,000	$779,000

Company operated restaurants’ sales for fiscal 2012 range from a low of $597,913 to a high of $1,523,648.

For factors which may affect future results of operations, and a related discussion of planned product and system changes please refer to the sections entitled “Business-Concept” and “Business-Business Strategy” on pages 46-48 of this prospectus.

Restaurant Operating Costs:  Restaurant operating costs as a percent of restaurant sales were 93.5% for fiscal 2012 compared to 95.8% for fiscal 2011.  The changes in restaurant-level costs from fiscal 2011 to fiscal 2012 are explained as follows:

Restaurant-level costs for the fiscal year ended September 30, 2011	95.8%
Decrease in food and packaging costs	(1.7%)
Decrease in payroll and other employee benefit costs	(.2%)
Decrease in occupancy and other operating costs	(.2%)
Decrease in depreciation and amortization costs	(.2%)
Restaurant-level costs for the fiscal year ended September 30, 2012	93.5%

Food and Packaging Costs:  Food and packaging costs for fiscal 2012 decreased $649,000 from $7,241,000 (35.9% of restaurant sales) in fiscal 2011 to $6,592,000 (34.2% of restaurant sales).

In fiscal 2011 our weighted food and packaging costs increased approximately 5%. We implemented a 1.2% menu price increase in February 2011, a 1.1% menu price increase in late May 2011 and a 2.4% menu price increase in September 2011.

In fiscal 2012 our weighted food and packaging costs decreased slightly.  The total menu price increases taken during fiscal 2012 were 1.6%, all of which were taken in the last five months of the fiscal year. We anticipate cost pressure on several core commodities, including beef, bacon and dairy for fiscal 2013.  However, we anticipate our food and packaging costs as a percentage of sales will remain consistent with fiscal 2012 in fiscal 2013 from a combination of price increases, product sales mix changes and recipe modifications.

Payroll and Other Employee Benefit Costs:  For fiscal 2012, payroll and other employee benefit costs decreased $352,000 from $7,043,000 (34.9% of restaurant sales) in fiscal 2011 to $6,691,000 (34.7% of restaurant sales).

The decrease in payroll and other employee benefit expenses as a percent of restaurant sales for fiscal 2012 is primarily the result of higher restaurant sales. Because payroll costs are semi-variable in nature they decrease as a percentage of restaurant sales when there is an increase in restaurant sales. Additionally payroll and other employee benefits decreased approximately $519,000 in fiscal 2012 due to two company-owned restaurants sold in February and May 2011, one company-owned restaurant sold in December 2011 and one company-owned restaurant sold in July 2012.  We anticipate payroll and other employee benefit costs will decrease as a percentage of sales in fiscal 2013 due to the operating leverage on increasing sales.

Occupancy and Other Costs:  For fiscal 2012, occupancy and other costs decreased $233,000 from $4,172,000 (20.7% of restaurant sales) in fiscal 2011 to $3,939,000 (20.4% of restaurant sales).  The $233,000 decrease in occupancy and other costs is primarily attributable to:

•

Decrease in building rent of $159,000 primarily due to the four restaurants sold in fiscal 2012 and fiscal 2011.

•

Decrease of $221,000 in all other restaurant operating costs due to the four restaurants sold in fiscal 2012 and fiscal 2011.

The decreases above were offset by the following cost increases:

•

Increases in various other restaurant operating costs of $123,000 at existing restaurants comprised primarily of repairs and maintenance utility costs and bank fees.

•

An adjustment of $38,000 to our liability for the accretion of deferred rent in fiscal 2012 due to two sold restaurants. This compares to an adjustment of $62,000 in fiscal 2011 due to sold restaurants.

Occupancy costs may increase as a percent of sales as new company-owned restaurants are developed due to higher rent associated with sale-leaseback operating leases, as well as increased property taxes on those locations.

Depreciation and Amortization Costs:  For fiscal 2012, depreciation and amortization costs decreased $93,000 from $888,000 in fiscal 2011 to $795,000.  Depreciation costs primarily decreased due to the four restaurants sold in fiscal 2012 and 2011 as well as due to declining depreciation expense in our aging company-owned and joint-venture restaurants.

General and Administrative Costs:  For fiscal 2012, general and administrative costs increased $77,000 from $1,281,000 (6.2% of total revenues) in fiscal 2011 to $1,358,000 (6.9% of total revenues).  The $77,000 increase in general and administrative expenses in fiscal 2012 is primarily attributable to:

•

Increase in payroll and employee benefit costs of $64,000 due to the reinstatement of certain management level salaries that were reduced in fiscal 2009 and 2010.

•

Increase in professional services of $10,000.

•

Decrease of $19,000 in miscellaneous income.

•

Net increases in various other expenses of $16,000.

Advertising Costs:  For fiscal 2012, advertising costs increased $39,000 from $757,000 (3.8% of restaurant sales) in fiscal 2011 to $796,000 (4.1% of restaurant sales).

Contributions are made to the advertising materials fund and regional advertising cooperative based on a percentage of sales and there was a slight increase in the percentage contribution for fiscal 2012 compared to fiscal 2011.

Franchise Costs:  For fiscal 2012 franchise costs decreased $10,000 from $70,000 (.3% of total revenues) in fiscal 2011 to $60,000 (.3% of total revenues).  The decrease in franchise costs for fiscal 2012 is primarily attributable to a lower allocation of costs incurred due to fewer franchise restaurants in the system.

Gain on Restaurant Asset Sales:  For fiscal 2012 the gain on restaurant asset sales decreased to $51,000 compared to $184,000 in fiscal 2011.  The gain on restaurant assets sales in fiscal 2012 is comprised of a $24,000 deferred gain on a previous sale lease-back transaction and an $89,000 gain on the sale of two company-owned restaurants, offset by a $62,000 loss to adjust the book value of a property in Firestone, Colorado to its fair market value.

The $184,000 gain on restaurant asset sales in fiscal 2011 was primarily related to the $168,000 gain on the sale of two company-owned restaurants in February and May 2011 and the sale of one co-developed building related to a restaurant closed in fiscal 2010.

Loss from Operations:  The loss from operations was $474,000 in fiscal 2012 compared to a loss from operations of $665,000 in fiscal 2011. The decrease in loss from operations for the fiscal year is due primarily to matters discussed in the “-Restaurant Operating Costs,” “-General and Administrative Costs,” “-Franchise Costs,” and “Gain on Restaurant Asset Sales” sections above.

Net Loss:  The net loss was $668,000 for fiscal 2012 compared to $895,000 in fiscal 2011.  The change from fiscal 2011 to fiscal 2012 was primarily attributable to the matters discussed in the “-Net Revenues,” “-Restaurant Operating Costs,” “-General and Administrative Costs,” and “-Franchise Costs,” sections above, as well as 1) a decrease in net interest expense of $90,000 compared to the same prior year period; and 2) an increase in other expenses of $37,000 compared to the same prior year period.

Net interest expense decreased in fiscal 2012 compared to the same prior year period primarily due to a reduction in the principal balances outstanding on the notes payable to Wells Fargo and PFGI II (defined below).  Net interest expense for fiscal 2012 includes non-cash amortization of debt issuance costs of $26,000 related to warrants issued in conjunction with the extension of the PFGI II loan in January, 2010.

Net interest expense for fiscal 2011 includes non-cash amortization of debt issuance costs of $48,000 related to: 1) warrants issued in conjunction with the extension of the PFGI II loan in January 2010; and 2) beneficial conversion rights and warrants related to the loan agreement with W Capital and John T. MacDonald entered into in February 2010, which loan has subsequently been repaid and which related beneficial conversion rights and warrants have subsequently terminated.

Income Attributable to Non-controlling Interests:  For fiscal 2012 the income attributable to non-controlling interests was $109,000 compared to $118,000 in fiscal 2011. The loss from non-controlling interest represents the limited partner’s share of income in the co-developed restaurants.

Liquidity and Capital Resources

Cash and Working Capital

As of December 31, 2012, we had working capital in excess of $486,000. Because restaurant sales are collected in cash and accounts payable for food and paper products are paid two to four weeks later, restaurant companies often operate with working capital deficits. We anticipate that working capital deficits may be incurred in the future and possibly increase if and when we open new Good Times Burgers & Frozen Custard or Bad Daddy’s Burger Bar restaurants.  We believe that we will have sufficient capital to meet our working capital and recurring capital expenditure needs in fiscal 2013 and beyond. We anticipate using additional capital sources from this offering for the development of new Good Times Burgers & Frozen Custard and Bad Daddy’s Burger Bar restaurants. Additionally, we may sell or sublease select underperforming company-operated restaurants if we believe the realizable asset value is greater than the long term cash flow value or if the asset does not fit our longer term distribution and location of restaurants.

Financing

Wells Fargo Note Payable:  The balance of our loan from Wells Fargo at September 30, 2012 was $232,000. We used a portion of the proceeds received by the Company from the sale of Series C Convertible Preferred Stock to SII to pay in full the outstanding balance, along with the associated interest rate swap with Wells Fargo, in October 2012.

PFGI II LLC Promissory Note: In July 2008, we borrowed $2,500,000 from PFGI II, LLC (“PFGI II”), an unrelated third party, and issued a promissory note in the principal amount of $2,500,000 to PFGI II (the “PFGI II Note”).  The PFGI II Note has subsequently been amended on several occasions. During 2012 and 2013, the interest rate on the note was 8.65%.  In April 2012 PFGI II agreed to extend the loan to December 31, 2013 on the existing note terms if a sale leaseback had not been completed on the Firestone property. The note balance at September 30, 2012 was $1,318,000. On November 30, 2012 we entered into a sale lease-back transaction on the Firestone property with net proceeds of $1,377,000 and we used $765,000 to pay down the PFGI II Note. The remaining balance of $541,000 was paid on January 25, 2013 from the proceeds of another sale leaseback transaction.

SII Investment Transactions:  On December 13, 2010, we closed on a private placement of 1,400,000 shares of our common stock (as adjusted for the reverse stock split of our common stock effected December 31, 2010) to SII for an aggregate purchase price of $2,100,000 (or $1.50 per share), pursuant to the terms of a Securities Purchase Agreement between the Company and SII dated October 29, 2010, as amended December 13, 2010.  The proceeds from the transaction were used to pay approximately $288,000 of expenses related to the transaction, to repay $585,000 in short term loans, reduce accrued liabilities by $200,000, and to reduce accounts payable by approximately $150,000, with the balance of the proceeds going to increase the Company’s working capital.

On September 28, 2012, we closed on a second investment transaction with SII, in which the Company sold and issued to SII 355,451 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $1,500,000 (or $4.22 per share) pursuant to the terms of a Securities Purchase Agreement dated June 13, 2012 and supplemented on September 28, 2012 and October 16, 2012, with each share of Series C Convertible Preferred Stock convertible at the option of the holder into two shares of our common stock, subject to certain anti-dilution adjustments.  The proceeds from this transaction were used to pay approximately $40,000 of expenses related to the transaction and to repay $232,000 to Wells Fargo, with the balance of the proceeds going to increase the Company’s working capital.

Capital Expenditures

We plan to use approximately $800,000 of the net proceeds from this offering for capital expenditures to remodel and reimage several existing Good Times Burgers & Frozen Custard restaurants during the balance of fiscal 2013 and during fiscal 2014, in addition to other normal recurring capital expenditures for existing restaurants.  Additional commitments for the development of new Good Times Burgers & Frozen Custard restaurants in fiscal 2013 and beyond will depend on the Company’s sales trends, cash generated from operations and our access to additional capital, which we anticipate will be available through build-to-suit or sale-leaseback financing for Good Times Burgers & Frozen Custard restaurants.  We expect to use approximately [$________] of the net proceeds from this offering for the development of new company-owned Bad Daddy’s Burger Bar restaurants.  See “Use of Proceeds” beginning on page [22] of this prospectus.

Cash Flows

Fiscal Quarter Ended December 31, 2012 Compared to Fiscal Quarter Ended December 31, 2011

Net cash used in operating activities was $26,000 for the three months ended December 31, 2012. The net cash used in operating activities for the three months ended December 31, 2012 was the result of a net loss of ($330,000) as well as cash and non-cash reconciling items totaling $304,000 (comprised of depreciation and amortization of $202,000, stock-based compensation expense of $24,000, a deferred gain of $6,000, accretion of deferred rent of $8,000, an accrued expense increase of $83,000 and a net increase in other operating assets and liabilities of $7,000).

Net cash used in operating activities was $128,000 for the three months ended December 31, 2011. The net cash used in operating activities for the three months ended December 31, 2011 was the result of a net loss of ($350,000) as well as cash and non-cash reconciling items totaling $222,000 (comprised of depreciation and amortization of $208,000, stock-based compensation expense of $15,000, a deferred gain of $6,000, an accounts payable decrease of $64,000 and a net increase in other operating assets and liabilities of $69,000).

Net cash used in investing activities for the three months ended December 31, 2012 was $104,000 which reflects proceeds from a sale leaseback transaction of $1,377,000 offset by the purchase of a franchise restaurant for $656,000, the purchase of real estate underlying a company-owned restaurant for $763,000 and $63,000 for miscellaneous restaurant related capital expenditures.

Net cash provided by investing activities for the three months ended December 31, 2011 was $229,000 which reflects proceeds from the sale of property of $305,000, payments of $17,000 for miscellaneous restaurant related capital expenditures, payments of $53,000 for the completion of the installation of new menu boards and a $6,000 loan to a franchisee.

Net cash provided by financing activities for the three months ended December 31, 2012 was $477,000, which includes proceeds of $1,500,000 from the sale of preferred stock, principal payments on notes payable and long term debt of $1,020,000 and distributions to non-controlling interests of $3,000.

Net cash used in financing activities for the three months ended December 31, 2011 was $190,000, which includes principal payments on notes payable and long term debt of $169,000 and distributions to non-controlling interests of $21,000.

Fiscal Year Ended September 30, 2012 Compared to Fiscal Year Ended September 30, 2011

Net cash used in operating activities was $22,000 for fiscal 2012 compared to net cash used in operating activities of $539,000 in fiscal 2011.  The increase in net cash used in operating activities from continuing operations for fiscal 2012 was the result of a net loss of $668,000 and non-cash reconciling items totaling $846,000 (comprised principally of 1)  depreciation and amortization of $795,000; 2) amortization of debt issuance costs of $26,000; 3) $69,000 of stock option compensation expense; 4) a $51,000 gain on asset sales; 5) a $116,000 increase in other receivables and other assets: and 7) net increases in operating assets and liabilities totaling $77,000).

Net cash provided by investing activities in fiscal 2012 was $594,000 compared to $954,000 in fiscal 2011.  The fiscal 2012 activity reflects payments for the purchase of property and equipment of $314,000, proceeds from the sales of fixed assets of $913,000 and $5,000 loans to franchisees and others, net of payments received on loans.

Net cash used in financing activities in fiscal 2012 was $803,000 compared to net cash provided by financing activities of $3,000 in fiscal 2011.  The fiscal 2012 activity includes principal payments on notes payable and long term debt of $650,000, costs related to the preferred stock sale of $32,000 and distributions to non-controlling interests in partnerships of $121,000.

Contingencies and Off-Balance Sheet Arrangements

We remain contingently liable on various land leases underlying restaurants that were previously sold to franchisees.  We have never experienced any losses related to these contingent lease liabilities; however, if a franchisee defaults on the payments under the leases, we would be liable for the lease payments as the assignor or sublessor of the lease.  Currently we have not been notified nor are we aware of any leases in default under which we are contingently liable.  However there can be no assurance that there will not be in the future, which could have a material adverse effect on our future operating results.

Critical Accounting Policies and Estimates

We follow accounting standards set by the Financial Accounting Standards Board, commonly referred to as the “FASB.” The FASB sets generally accepted accounting principles (GAAP) that we follow to ensure we consistently report our financial condition, results of operations, and cash flows. Over the years, the FASB and other designated GAAP-setting bodies, have issued standards in the form of FASB Statements, Interpretations, FASB Staff Positions, EITF consensuses, AICPA Statements of Position, etc.

The FASB recognized the complexity of its standard-setting process and embarked on a revised process in 2004 that culminated in the release on July 1, 2009, of the FASB Accounting Standards Codification™, sometimes referred to as the Codification or ASC. To the Company, this means instead of following the Statements, Interpretations, Staff Positions, etc., we will follow the guidance in Topics as defined in the ASC. The Codification does not change how the Company accounts for its transactions or the nature of related disclosures made. However, when referring to guidance issued by the FASB, the Company refers to topics in the ASC rather than Statements, etc. The above change was made effective by the FASB for periods ending on or after September 15, 2009. We have updated references to GAAP in this prospectus to reflect the guidance in the Codification.

Notes Receivable

We evaluate the collectability of our note receivables from franchisees annually.  The aggregate notes receivable on the consolidated balance sheet at September 30, 2012 were $20,000.

Discontinued Operations

The Company analyzes its operations on a regional basis, when evaluating closed restaurant operations for consideration as to the classification between continuing operations and discontinued operations.  Prior to 2010 the Company evaluated operations at the restaurant level. In its reevaluation the Company determined that as most of the Company’s restaurants are within the Denver metropolitan region and share common advertising, distribution, supervision, and to a certain extent even customers, the Company believes it appropriate to perform its analysis on a regional basis. During fiscal 2011 the Company closed two restaurants, and in fiscal 2012, the Company closed an additional two restaurants.  The operations related to these restaurants are reflected as part of continuing operations as they were within one continuing operating region.

Non-controlling Interests

Non-controlling interests, previously called minority interests, are presented as a separate item in the equity section of the consolidated balance sheet. Consolidated net income or loss attributable to non-controlling interests are presented on the face of the consolidated statement of operations. Additionally, changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions, and that deconsolidation of a subsidiary is recorded as a gain or loss based on the fair value on the deconsolidation date.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment, including land, property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the capitalized costs of the assets to the future undiscounted net cash flows expected to be generated by the assets and the expected cash flows are based on recent historical cash flows at the restaurant level (the lowest level that cash flows can be determined).

An analysis was performed on a restaurant by restaurant basis at September 30, 2012 and at December 31, 2012. Assumptions used in preparing expected cash flows for our Good Times Burgers & Frozen Custard restaurants were as follows:

•

Sales projections are as follows: Fiscal 2013 sales for our Good Times Burgers & Frozen Custard restaurants are projected to increase 6% with respect to fiscal 2012 and for fiscal years 2014 to 2027 we have used annual increases of 2% to 3%. The 6% increase in fiscal 2013 is due to the addition of breakfast sales. We believe the 2% to 3% increase in the fiscal years beyond 2013 is a reasonable expectation of growth and that it would be unreasonable to expect no growth in our sales. These increases include menu price increases in addition to any real growth. Historically our weighted menu prices have increased 1.5% to 6%.

•

Our variable and semi-variable restaurant operating costs for our Good Times Burgers & Frozen Custard restaurants are projected to increase proportionately with the sales increases as well as increasing an additional 1.5% per year consistent with inflation.

•

Our other fixed restaurant operating costs for our Good Times Burgers & Frozen Custard restaurants are projected to increase 1.5% to 2% per year.

•

Food and packaging costs for our Good Times Burgers & Frozen Custard restaurants are projected to decrease approximately 0.5% as a percentage of sales in relation to our fiscal 2012 food and packaging costs as a result of menu price increases and other menu initiatives.

•

Salvage value for our Good Times Burgers & Frozen Custard restaurants has been estimated on a restaurant by restaurant basis considering each restaurant’s particular equipment package and building size.

Given the results of our impairment analysis at September 30, 2012 and at December 31, 2012, there are no Good Times Burgers & Frozen Custard restaurants which are impaired as their projected undiscounted cash flows show recoverability of their asset values.

Our impairment analysis included a sensitivity analysis with regard to the cash flow projections that determine the recoverability of each restaurant’s assets. The results indicate that even with a 15% decline in our projected cash flows we would still not have any potential impairment issues.  However if we elect to sublease, close or otherwise exit a restaurant location impairment could be required.

Each time we conduct an impairment analysis in the future we will compare actual results to our projections and assumptions, and to the extent our actual results do not meet expectations, we will revise our assumptions and this could result in impairment charges being recognized.

All of the judgments and assumptions made in preparing the cash flow projections are consistent with our other financial statement calculations and disclosures. The assumptions used in the cash flow projections are consistent with other forward-looking information prepared by the Company, such as those used for internal budgets, discussions with third parties, and/or reporting to management or the Board of Directors.

Projecting the cash flows for the impairment analysis involves significant estimates with regard to the performance of each restaurant, and it is reasonably possible that the estimates of cash flows may change in the near term resulting in the need to write down operating assets to fair value. If the assets are determined to be impaired, the amount of impairment recognized is the amount by which the carrying amount of the assets exceeds their fair value. Fair value would be determined using forecasted cash flows discounted using an estimated average cost of capital and the impairment charge would be recognized in income from operations.

Income Taxes

We account for income taxes under the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. The deferred tax assets are reviewed periodically for recoverability, and valuation allowances are adjusted as necessary.  We believe it is more likely than not that the recorded deferred tax assets will be realized.

The Company is subject to taxation in various jurisdictions. The Company continues to remain subject to examination by U.S. federal authorities for the years 2009 through 2012. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company has accrued $0 for interest and penalties as of December 31, 2012.

Variable Interest Entities

Once an entity is determined to be a Variable Interest Entity (VIE), the party with the controlling financial interest, the primary beneficiary, is required to consolidate it.  We have two franchisees with notes payable to the Company and after analysis we have determined that, while these franchisees are VIEs, we are not the primary beneficiary of the entities, and therefore they are not required to be consolidated.

Fair Value of Financial Instruments

Fair value is established under a framework for measuring fair value under GAAP and enhances disclosure about fair value measurements.

New Accounting Pronouncements

There are no current pronouncements that affect the Company.

Subsequent Events

On January 25, 2013 we completed a sale lease-back transaction on a property in Wheat Ridge, Colorado. The net proceeds of $870,000 were used to pay in full the remaining balance on PFGI II loan of $531,000 and to increase our working capital.

In March 2013, we completed a sale lease-back transaction on a property in Thornton, Colorado.  The net proceeds of $1,085,000 were used to pay off a short term note of $600,000 and to increase our working capital.

Impact of Inflation

In fiscal 2012 our weighted food and packaging costs decreased slightly.  The total menu price increases taken during fiscal 2012 were 1.6%, all of which were taken in the last five months of the fiscal year. We anticipate cost pressure on several core commodities, including beef, bacon and dairy for fiscal 2013.  However, we anticipate our food and packaging costs as a percentage of sales will remain consistent with fiscal 2012 in fiscal 2013 from a combination of price increases, product sales mix changes and recipe modifications. We are planning moderate price increases in fiscal 2013, which may or may not be sufficient to recover increased commodity costs or increases in other operating expenses.

Seasonality

Revenues of the Company are subject to seasonal fluctuation based primarily on weather conditions adversely affecting restaurant sales in December, January, February and March.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

During the two most recent fiscal years, we have not had any changes in or disagreements with our independent accountants on matters of accounting or financial disclosure.

BUSINESS

Overview

The Company was incorporated in Nevada in 1987.  Through our wholly-owned subsidiary, GTDT, we are engaged in the business of developing, owning, operating and franchising hamburger-oriented drive-through restaurants under the name Good Times Burgers & Frozen Custard.  Most of our restaurants are located in the front-range communities of Colorado but we also have franchised restaurants in North Dakota and Wyoming.  Over the last two years, we have sold or closed a few under-performing restaurants which has increased working capital and improved operating margins.  We have also repaid all of our bank debt, increased our equity and significantly improved the profitability of the Company.

As described below under “Recent Developments-Bad Daddy’s Burger Bar,” we have signed a series of agreements for the development of company-owned, licensed and franchised restaurants operating under the name Bad Daddy’s Burger Bar that compete in a different industry segment from Good Times Burgers & Frozen Custard.  In connection with these agreements, we have acquired a 48% ownership interest in BDFD, which we anticipate will develop franchised and licensed Bad Daddy’s Burger Bar restaurants throughout the U.S.  We have also formed BDC as a wholly-owned subsidiary to develop and operate company-owned Bad Daddy’s Burger Bar restaurants in Colorado and possibly Arizona and Kansas.

We believe that the Bad Daddy’s Transaction will allow us to leverage efficiencies in our existing infrastructure in non-operating restaurant services spread over a larger enterprise in accounting, information technology, real estate and development, marketing, purchasing, legal and the costs associated with maintaining a publicly listed company.  Consequently, based on the performance of the existing Bad Daddy’s Burger Bar restaurants, we believe that our ownership and operation of Bad Daddy’s Burger Bar restaurants through BDC and our indirect interest in franchised Bad Daddy’s Burger Bar restaurants through BDFD will become a larger portion of our overall business compared to our Good Times Burgers & Frozen Custard restaurants and a key driver to increasing profitability due to much higher average restaurant sales and our anticipated growth plan in those company-owned and franchised Bad Daddy’s Burger Bar restaurants.

Recent Developments

Good Times Burgers & Frozen Custard

Our same store sales increased for 23 consecutive months through June, 2012, including an increase of 6.2% in fiscal 2011 and an increase of 3.1% in fiscal 2012.  In the fourth quarter of fiscal 2012 same store sales declined 1%; however, we were negatively impacted by road construction and road closures at two locations.  Factoring out the sales declines at the two affected locations, our same store sales would have increased approximately 1.2% in the fourth quarter of fiscal 2012 which would have been the sixth consecutive quarter of same store sales increases. These sales increases have been accomplished with lower advertising expenditures as a percentage of sales as we have refocused our marketing expenditures to more on-site and trade area activities, including new menu boards, point of purchase materials and facility improvements.  Our same store sales trend has continued to increase during the first quarter of fiscal 2013, increasing 5.1% through December 31, 2012.  We introduced new $2 Hatch Valley, New Mexico Green Chile Breakfast Burritos in mid-November 2012 and the new breakfast menu currently represents over 7.5% of total sales.   We believe that the breakfast menu will continue to increase our incremental sales growth.

During fiscal 2012 we began the reimaging and remodeling of older restaurants that includes new signage, new exterior finishes, upgraded lighting, patio enhancements and new graphics design.  We anticipate that for our drive-through only restaurants, the cost of the reimaging will be approximately $40,000 per restaurant.  Those older restaurants with dining rooms will be slightly more and will vary depending on the age of the restaurant.  We plan to systematically apply the reimaging elements to our older, double drive-through restaurants and select dining room restaurants throughout fiscal 2013 and 2014 and expect to use a portion of the net proceeds from this offering to accelerate the reimaging and remodeling.  We anticipate incremental sales growth at each restaurant of at least 5% from the reimage projects and at least 10% from the more extensive remodeled restaurants.  We plan to continue to build new Good Times Burgers & Frozen Custard restaurants in the Colorado market to leverage existing marketing and operational efficiencies.

In the fourth quarter of fiscal 2012 and after several months of development, we began testing a new chicken platform centered on All Natural, Hand Breaded Chicken Tenders which will make Good Times Burgers & Frozen Custard the only quick service restaurant chain in Colorado serving All Natural beef and chicken with no hormones, no steroids, no antibiotics and humanely raised, vegetarian fed animals with no animal byproducts in the feed.  The system-wide implementation of the new chicken platform was completed in mid-March, 2013 with increased marketing and a new television campaign which began on March 25, 2013.

Our income from operations improved by $1,247,000 in fiscal 2011 compared to fiscal 2010 and by $191,000 in fiscal 2012 compared to fiscal 2011, even in the midst of unprecedented commodity cost increases.  Our cost of sales, as a percentage of net sales, declined 1.7% compared to fiscal 2011 as a result of menu price increases, new product introductions and re-engineering of each category of our menu.  As a result of the new breakfast menu, we anticipate that we will see continued leveraging of our fixed and semi-variable costs for improved profitability after the initial three months’ introduction and discount offers of the product.

Bad Daddy’s Burger Bar

After looking at over two dozen concepts for possible acquisition over the last year, we have entered into a series of agreements with BDI and BDFD to acquire the exclusive development rights for Bad Daddy’s Burger Bar restaurants in Colorado, additional restaurant development rights for Arizona and Kansas, and a 48% voting ownership interest in the franchisor entity, BDFD, for the offering of Bad Daddy’s Burger Bar restaurants.

Bad Daddy’s Burger Bar is an emerging restaurant concept based in Charlotte, North Carolina.  BDI is owned by Dennis Thompson, a serial restaurant entrepreneur who has developed and taken public or sold multiple concepts (Lone Star Steakhouse, Bailey’s Sports Grille, Fox & Hound Pub, Firebird’s Woodfired Grill), and by Frank Scibelli, a local restaurateur operating multiple highly successful, award winning concepts including Mama Ricotta’s, Cantina 1511, Midwood Smokehouse Barbeque, and Paco’s Tacos and Tequila.  Our criteria for acquiring a new growth concept were threefold:

1)

A highly differentiated concept exhibiting high customer loyalty;

2)

Industry leading unit economic model exceeding a 40% cash on cash return; and

3)

Experienced management that intends to participate in the future growth and development of the concept.

We believe that Bad Daddy’s Burger Bar meets each of these criteria and can provide the vehicle for robust growth for the Company, leveraging our existing infrastructure and fixed expenses in administration, accounting, information technology, purchasing, human resources and training, marketing and operating systems and processes while partnering with successful serial restaurateurs who will continue to provide brand leadership and strategy as the concept is expanded.  Bad Daddy’s Burger Bar operates in a different segment of the restaurant industry from Good Times Burgers & Frozen Custard as a full service, upscale casual restaurant concept with a chef-driven menu specializing in signature recipes, gourmet burgers, sandwiches, salads, appetizers and desserts with a full bar specializing in craft microbrews.  Existing Bad Daddy’s Burger Bar restaurants are currently averaging over 2.5 times the average sales of a Good Times Burgers & Frozen Custard restaurant, generating such sales in a relatively small facility of approximately 3,200 square feet, based on management’s review of unaudited financial statements of the existing Bad Daddy’s Burger Bar restaurants.

Each of the material agreements relating to the Bad Daddy’s Transaction is summarized below.  The summaries below do not purport to be complete and are qualified in their entirety by the full text of the related agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Subscription Agreement

On April 9, 2013, the Company executed a Subscription Agreement for the purchase of 4,800 Class A Units of BDFD, representing a 48% voting membership interest in BDFD, for the aggregate subscription price of $750,000.  The subscription price is payable in two equal installments, the first $375,000 installment on the date of execution of the Subscription Agreement, and the remaining $375,000 installment on or before the six month anniversary of the date of execution of the Subscription Agreement.

Amended and Restated Operating Agreement

In connection with its acquisition of Class A Units in BDFD pursuant to the Subscription Agreement, as described above, the Company entered into an Amended and Restated Operating Agreement of BDFD (the “Operating Agreement”), dated as of April 9, 2013, by and among BDFD, BDI and the Company as the Class A Members of BDFD (the “Class A Members”), and Dennis L. Thompson, Joseph F. Scibelli, Eric Fenner (principals of BDI), Boyd Hoback (a director and the President and Chief Executive Officer of the Company) and Alan Teran (a director of the Company) as the managers of BDFD (collectively, the “Board of Managers”).

The Operating Agreement sets forth the respective ownership interests and capital contributions of the Class A Members.  In addition to the initial capital contribution equal to the subscription price set forth in the Subscription Agreement described above, the Operating Agreement provides that the Company and BDI, collectively, may be required to make additional capital contributions to BDFD of up to an aggregate of $1,000,000 upon written request of the Board of Managers.  Such additional capital contributions, if required, will be in accordance with the Company’s and BDI’s then respective percentage interests of Class A Units in BDFD.  Thus, the Company’s portion of such additional capital contributions, if required, prior to any change in BDFD ownership, will be up to $480,000.

The business of BDFD is to grant franchises throughout the U.S. to qualified franchisees and to regulate the development and operation of their Bad Daddy’s Burger Bar restaurants.  The Operating Agreement sets forth provisions for the management of the business and affairs of BDFD by its Board of Managers.  Subject to the terms of the Management Services Agreement as described below, and except as to certain very material actions which require the unanimous approval of all Class A Members, the Operating Agreement provides that the Board of Managers shall have full, absolute and complete discretion to manage and control the business and affairs of BDFD and its subsidiaries, including, without limitation, the approval of all Bad Daddy’s Burger Bar franchisees and the territory to be developed by them.  The Operating Agreement provides that the Board of Managers will consist of five managers, including three managers designated by BDI (the “BDI Managers”) and two managers designated by the Company (the “Good Times Managers”).  In the event the Company subsequently owns more than 50% of the Class A Units then outstanding, the Board of Managers will thereafter consist of three Good Times Managers and two BDI Managers.

The Operating Agreement also provides that as long as the Management Services Agreement is in effect, the Company will manage the day-to-day operations of BDFD in accordance with business plans approved by the Board of Managers.

The Operating Agreement provides that any proposed franchise sale in the States of Colorado, Kansas and Arizona must be approved by a majority of the Board of Managers, including the Good Times Managers.  In the event that the Good Times Managers disapprove of a sale which is approved by the BDI Managers and which sale otherwise satisfies certain quantitative and qualitative requirements set forth in the Operating Agreement, the Company will cause BDC, the Company’s wholly-owned subsidiary, to develop such proposed territory and pay corresponding license fees to BDFD pursuant to a separate license agreement between BDC and BDFD with the same terms as the License Agreement described below.  Pursuant to the Operating Agreement, the Company, through BDC, also has a right to develop Bad Daddy’s Burger Bar restaurants in Arizona and Kansas assuming that BDC’s restaurants are meeting operating standards, pursuant to a development schedule comparable to the Company’s development schedule for Colorado which is agreed upon with BDFD, and subject to any development rights in such states previously granted to another party.

The Operating Agreement also provides that any franchise sale in the States of North Carolina, Virginia or the greater Charleston, South Carolina area must be approved by a majority of the Board of Managers, including the BDI Managers.  In the event that the BDI Managers disapprove a sale which is approved by the Good Times Managers and otherwise satisfies certain quantitative and qualitative requirements, BDI will cause one of its affiliate entities to develop such proposed territory.

The Operating Agreement further provides that the Board of Managers may appoint officers of BDFD and delegate to such officers the powers, authority and responsibility as the Board of Managers deems advisable from time to time.  The initial officers appointed by the Operating Agreement and their titles are as follows:  Dennis Thompson, Co-Chairman; Frank Scibelli, Co-Chairman; Boyd Hoback, Chief Executive Officer; and Scott Somes, Chief Operating Officer.

The Operating Agreement provides that BDFD may issue Class B Units which are intended to be issued as “profits interests” in BDFD.  The Board of Managers has authority to issue up to such number of Class B Units as is equal to an aggregate of 15% of the outstanding units of BDFD owned by all members.  In addition to the provisions of the Operating Agreement, all Class B Units are subject to the terms and conditions of a grant agreement governing the terms of such Units. Initial grants of 5% each have been made to Messrs. Hoback and Somes.

The Operating Agreement sets forth restrictions on the Class A Members’ ability to transfer or otherwise dispose of their Class A Units in BDFD, including granting a right of first offer to the other Class A Members in the event a Class A Member desires to transfer (i) its units in BDFD, and/or in the case of BDI, a controlling interest in BDI or substantially all of BDI’s assets at any time after the third anniversary of the effective date of the Operating Agreement, or (ii) its interest in any Bad Daddy’s Burger Bar restaurant.  The Operating Agreement grants drag-along rights to BDFD to require all Class B Members to participate in a proposed sale of BDFD or all of its outstanding units, which sale has been approved by all Class A Members.  The Operating Agreement also contains drag-along rights allowing BDI to require the Company to participate in a proposed sale of BDFD or all of its outstanding units if approved by BDI and its designated managers at any time after the fifth anniversary of the effective date of the Operating Agreement, subject to certain conditions.  In the event that BDI elects to sell all or substantially all of its Class A Units and does not exercise its drag-along rights, the Company may nonetheless elect to participate in the sale on a pro rata basis provided that certain conditions are met.

The Operating Agreement is governed by North Carolina law.

Management Services Agreement

On April 9, 2013, the Company also entered into a Management Services Agreement with BDFD, pursuant to which BDFD has engaged the Company as an independent contractor to provide services related to BDFD’s business, including general management services, accounting/IT/administrative services, and such other services as may be set forth on additional statements of work agreed upon from time to time by the Company and BDFD.  The Company will be reimbursed for its costs allocated to the management services and will receive a general management fee to be agreed upon from time to time.

The term of the Management Services Agreement is for three years, unless earlier terminated in accordance with the agreement.  Among other things, BDFD may terminate the Management Services Agreement prior to the end of its three-year term based on the failure of BDFD to achieve certain franchise sales goals.  Among other things, the Company may terminate the Management Services Agreement based on the sale of BDI’s interest in BDFD.  Upon any early termination of the Management Services Agreement, so long as BDFD continues to comply with its payment obligations, the Company will be obligated to make available, at BDFD’s request, all or a portion of its services for a transitional period not to exceed 180 days.

The Management Services Agreement contains confidentiality provisions applicable to the Company and indemnification provisions applicable to both parties.  The Management Services Agreement is governed by Colorado law.

License Agreement

As described above, as part of the Bad Daddy’s Transaction, the Company also acquired pursuant to a License Agreement with BDFD the exclusive development rights for Bad Daddy’s Burger Bar restaurants in Colorado (subject to certain conditions described below).  The Company has formed BDC as its wholly-owned subsidiary to develop its Bad Daddy’s Burger Bar restaurants in Colorado.  The License Agreement is for an initial term of 10 years, which is thereafter renewable by BDC for two additional 10-year terms upon written notice to BDFD.

The License Agreement requires that BDC develop at least two restaurants per year in Colorado over a five-year period, after which BDC may elect to develop additional Bad Daddy’s Burger Bar restaurants in Colorado in numbers determined by it.  In the event that the Company fails to comply with such development schedule, then (i) the Company’s right to develop any additional Bad Daddy’s Burger Bar restaurants in Colorado under the License Agreement will thereafter terminate automatically and (ii) BDFD may establish, operate or grant to other third parties the right to establish or operate Bad Daddy’s Burger Bar restaurants in Colorado (but not in any area that is specified as a “Licensed Territory” with respect to an existing BDC restaurant as defined under the License Agreement).  Pursuant to the Operating Agreement described above, BDC also has a right to develop Bad Daddy’s Burger Bar restaurants in Arizona and Kansas (to the extent that such territory is not then subject to development rights by or part of the protected territory right of any third party) subject to approval of BDFD’s Board of Managers, conditioned on certain performance requirements, and pursuant to a minimum development schedule to be agreed upon with BDFD.

Under the License Agreement, there will be no initial franchise fee for the first two restaurants; thereafter, the franchise fee will be $20,000 per restaurant for the next three restaurants and $10,000 per restaurant for additional restaurants.  In addition, BDC will pay BDFD a fee of 3% of gross restaurant sales on a weekly basis and make contributions of up to 2% of gross sales to a national Bad Daddy’s Burger Bar advertising fund.

The License Agreement may be terminated by BDFD in the event of any uncured default by BDC thereunder.  In the event of termination, the License Agreement provides that BDFD will have an option to purchase the Bad Daddy’s Burger Bar restaurants developed by BDC for a price mutually agreed by the parties or their independently appraised value.  If that option is not exercised, the restaurants must be modified to eliminate the use of the Bad Daddy’s Burger Bar identification and intellectual property.  The License Agreement further provides that BDFD will have a right of first refusal to (i) purchase the restaurants in the event of the proposed sale of Bad Daddy’s Burger Restaurants by BDC, or (ii) purchase such interests in BDC or any Bad Daddy’s Burger Bar restaurants for which the Company or any holder that owns at least 25% of the voting equity interests of the Company receives an offer from a prospective purchaser during the term of the License Agreement (except for the sale and leaseback of any License Site (as defined in the License Agreement)).

Term Sheet for Joint Venture Agreement

On April 9, 2013, the Company and BDC entered into a binding term sheet with Dennis L. Thompson and Joseph F. Scibelli (principals of BDI) for a joint venture agreement whereby Messrs. Thompson and Scibelli or BDI will own 20% of the first two Bad Daddy’s Burger Bar restaurants to be developed and operated by BDC in Colorado and will contribute 20% of the capital requirements for those stores.

New Employees

On April 16, 2013, we hired Scott Somes to be the Chief Operating Officer of BDFD.  Mr. Somes was the Chief Operating Officer of Lone Star Steakhouse and Saloon where he worked with one of the principals of BDI, Dennis Thompson, and was instrumental in growing the concept from inception to over 250 restaurants. He will oversee the operations and development of BDFD.  We also hired Mike Maloney to be Director of Operations for BDC to oversee the operations and development of our Bad Daddy’s Burger Bar restaurants in Colorado. Mr. Maloney served as the Senior Vice President of Operations for Paragon Steakhouse Restaurants, a full service steakhouse chain based in San Diego, California, and has served in executive and operational positions with Lone Star Steakhouse and Saloon and Jimmy John's Gourmet Subs.  Mr. Scibelli and Mr. Thompson will be Co-Chairmen of BDFD and the Company will provide development and overhead services under the Management Services Agreement as described above.

Concepts

Good Times Burgers & Frozen Custard

We operate Good Times Burgers & Frozen Custard restaurants with two different formats that have evolved over the course of our history: a smaller, 880 to 1,000 square foot building without indoor seating that is focused on drive-through service and limited walk up service; and a 2,400 square foot, 70 seat dining room format that has been the model for the last 13 restaurants developed in Colorado.  We have further refined the prototype design to reduce development costs and improve the return on investment model for future company-owned and franchised restaurant expansion with a 1,900 to 2,000 square foot, 40 seat dining room design that will carry forward all of the core design elements of our prior prototype design.

We operate at the upper end of the QSR category in terms of the quality of our ingredients and pricing strategy, without a $1 menu or deep discounting.   Consumer research has shown us that the customer feels a strong connection to us and feels better about choosing Good Times Burgers & Frozen Custard over the larger hamburger QSR brands due to the quality of our ingredients and brand personality.  As a result we have developed a communications umbrella called “Happiness Made to Order” with three primary brand pillars of Innovation, Quality and Connectedness.  All of our product initiatives are designed to support a brand position that adds differentiation to our concept within the landscape of QSR competitors, particularly in the hamburger segment.  Within Innovation we strive to create products and flavor profiles available only at Good Times Burgers & Frozen Custard that challenge QSR norms.  Within Quality, our products are supported by Fresh, All Natural, Handcrafted attributes using high quality, regional ingredients.  Within Connectedness, we strive to create connections with our customers based on the Colorado lifestyle, local brand partners and community support and involvement.  With the introduction of All Natural, Hand Breaded Chicken Tenders in fiscal 2013 Good Times Burgers & Frozen Custard will be the only QSR chain in the region serving All Natural beef and chicken with no hormones, no steroids, no antibiotics and humanely raised animals with no animal byproducts in the feed.

We continued to make significant product introductions and modifications in fiscal 2012 with a combination of limited time offer and permanent product introductions including a 5280 Lifestyle menu providing lower calorie offerings, Sweet Potato Fries, Summer and Holiday Shakes, Hatch Valley, New Mexico Green Chile Burritos, Fresh Grilled, Honey Cured Bacon Burgers and Loaded Fries.  During 2013, we plan to focus on our new chicken platform, the new breakfast menu, and continued improvements in our core menu offerings, including packaging changes.

While our primary value proposition for the consumer is derived from the quality of ingredients and taste of our products, the current competitive and consumer spending environment continues to redefine value expectations within the QSR segment and a larger number of transactions are being driven by the availability of menu items at lower price points.  Our lower priced options are consistent with our brand strategy to offer fresh, real, handcrafted food with unique flavor profiles in our core menu categories of burgers, chicken, fries, frozen custard and fountain products, and we continue to evolve our overall menu price ranges available for our customers, including a lower tier option, a mid-tier everyday option and a premium tier for specialty products.

We will continue to focus on elevating the attributes of our menu items that we believe give us a unique position in hamburger quick service restaurants – Fresh All Natural Angus beef and All Natural Chicken that is free from hormones, antibiotics and animal byproducts in the feed; Fresh Frozen Custard made fresh every few hours in every restaurant; Fresh Grilled Honey Cured Bacon; Fresh Squeezed Lemonade; Fresh Cut Fries; 100% Breast of Chicken; Freshly Sliced Produce and toppings such as real guacamole and sautéed mushrooms.  We continue to work on the preparation system and packaging design for our burgers with the goal of achieving a more hot-off-the-grill, cooked to order flavor that is more common in fast casual and casual theme concepts than in quick service restaurants.

Bad Daddy’s Burger Bar

Bad Daddy’s Burger Bar operates in the emerging “small box,” grill and bar segment, which has a higher average check and we believe is a step above fast casual concepts such as Five Guys and Smashburger and casual theme concepts such as Chili’s and Red Robin in terms of food quality and price points, but below “polished casual” or sports themed big box concepts, such as BJ’s, Cheesecake Factory and Buffalo Wild Wings. The average size of a Bad Daddy’s Burger Bar prototype restaurant is approximately 3,200 square feet which is smaller than other grill and bar segment competitors.  The menu consists of chef driven recipes within a relatively simple menu of signature burgers, salads, sandwiches and appetizers in a high energy, pop culture oriented atmosphere.  The bar is dominated by craft beers and, while prominent enough to impact the overall feel of the design, we do not believe it is so dominant as to be a turn off for families.  We believe the food quality is far superior to casual theme concepts, rivaling upscale casual concepts, with menu item names that evoke an irreverent personality.  Bad Daddy’s Burger Bar has been recognized for “best burger” and has received many other accolades by the Charlotte, North Carolina press and community as well as by USA Today as being one of the top 25 best burgers in the country.

Small box dining is the smallest, yet fastest growing portion of fast and full-service casual dining, reflecting years of evolution and innovation.  We believe that Bad Daddy’s Burger Bar combines a reasonable average check, high personality and convenient experience, innovative recipes and above average quality yielding a strong value proposition.  Fast casual has exhibited the majority of the growth in the restaurant industry over the last decade and represents the largest segment within small box dining at nearly $23 billion in sales led by concepts such as Panera Bread, Chipotle, Noodles, Pei Wei, Five Guys and Corner Bakery.

We believe that Bad Daddy’s Burger Bar is differentiated from other casual grill and bar concepts, with a focused, yet sufficiently diverse menu featuring a selection of unique, chef-developed, “gourmet” menu items in an atmosphere with a purposefully unsophisticated feel.  With a per person average check that is higher than casual theme concepts such as Chili’s and Red Robin, Bad Daddy’s Burger Bar is similar to Burger Lounge, The Counter and Bobby’s Burger Palace, but below Zinburger, Five Napkin Burger and other higher check concepts, based on our knowledge of existing Bad Daddy’s Burger Bar restaurants sales mix.  Bad Daddy’s Burger Bar offers a full bar, but most of its alcohol sales are derived from craft microbrew beers.  Sales are divided equally between lunch and dinner with hours of operation from 11 am to 11 pm with restaurants open slightly later on weekends depending on the surrounding trade area.

Based on the average sales of the three operating restaurants that have been open for more than one year, we anticipate that Bad Daddy’s restaurants will generate much higher sales per square foot than the average for quick service restaurants and higher than the publicly reported sales per square foot of concepts such as Panera Bread, Five Guys Burgers & Fries and BJ’s Restaurants.  We estimate that it will require a cash investment of $700,000 to $900,000 to open each restaurant and anticipate a return on investment model that is very competitive in the industry, based on our knowledge of existing Bad Daddy’s Burger Bar restaurants, the BDFD Franchise Disclosure Document and other publicly available information of similarly sized restaurant concepts.  The existing Bad Daddy’s Burger Bar average sales per restaurant are much higher than the Good Times Burgers & Frozen Custard average sales per restaurant as is their average check.  We believe there are additional purchasing and operating efficiencies that we can jointly develop between Good Times Burgers & Frozen Custard and Bad Daddy’s Burger Bar that will provide a competitive cash on cash return on investment at sales volumes lower than the current average sales of existing Bad Daddy’s Burger Bar restaurants.

BDFD has prepared a Franchise Disclosure Document, operating systems and processes and registered trademarks and is ready for expansion through the sale of franchises.

Business Strategy

We are focused on continuing to improve the profitability of GTDT and developing additional Good Times Burgers & Frozen Custard restaurants in our home state of Colorado while aggressively developing the Bad Daddy’s Burger Bar concept with company-owned restaurants in Colorado, Arizona and Kansas and with franchised restaurants across the U.S. allowing us to leverage these strengths and opportunities:

•

Good Times is a 26 year old company with a vibrant, high quality brand position in Colorado.

•

We have no bank debt, a healthy balance sheet with positive cash flow from operations and 11 consecutive quarters of consistent same store sales growth.

•

We have an existing infrastructure with sophisticated systems and processes in place that can be significantly leveraged with a new growth concept.

•

We have the exclusive right to develop Bad Daddy’s Burger Bar restaurants in Colorado, as well as optional development rights in Arizona and Kansas.

•

We have a 48% ownership interest in BDFD, the franchisor of the Bad Daddy’s Burger Bar concept, which we will manage under a Management Services Agreement, franchising primarily to experienced, multi-unit operators of other restaurant concepts.

•

We are partnering with successful serial restaurateurs in Bad Daddy’s Burger Bar, which we believe is an exciting new, emerging growth concept.

Our strategies for growing the Company include the following:

1.

Consistently Grow Comparable Restaurant Sales. We will continue to focus on comparable restaurant sales driven by increases in customer counts and increases in the average customer check.  Same store sales increased 3.1% in fiscal 2012 compared to fiscal 2011 and 5.1% in the fiscal quarter ended December 31, 2012 compared to the same prior year period.  We hope to increase customer counts throughout fiscal 2013 through a multi-faceted approach to continually improve the Good Times Burgers & Frozen Custard brand experience for our customers by:

•

The new breakfast menu introduced in November 2012 that is currently generating sales of over 7% of total sales, consisting of Hatch Valley Green Chile Burritos, coffee and orange juice.

•

The new line of all natural, hand breaded chicken tenderloin products that was introduced in March 2013, making Good Times Burgers & Frozen Custard the only QSR chain in Colorado offering all natural beef and chicken raised without hormones or antibiotics and vegetarian fed animals.

•

Continuing to communicate our core value proposition that is centered on the availability of fresh, high quality, handcrafted products at several different price points across our menu.

•

Shifting our marketing communications from predominantly store level communications to include the reintroduction of television advertising and implementation of new social media initiatives that leverage our existing customer base.

•

Introducing both permanent and limited time products that are only available at Good Times Burgers & Frozen Custard.

•

Accelerating our reinvestment in our existing facilities with reimaging and remodeling.

•

Developing new Good Times Burgers & Frozen Custard restaurants within the Denver marketing area to leverage existing operational and marketing efficiencies.

2.

Reduce the Cost of Sales at our Good Times Burgers & Frozen Custard Restaurants. In fiscal 2012 our food and packaging costs decreased by 1.7% of restaurant sales from fiscal 2011 and in the fiscal quarter ended December 31, 2012 they were 1.1% lower than the same prior year period.  The decrease was primarily due to menu reengineering within our current menu categories.  Our weighted average commodity costs remained flat in fiscal 2012 compared to the prior year.  We implemented a cumulative total menu price increase of 5.3% during fiscal 2011 and 1.6% in fiscal 2012. We expect to make modest price increases in fiscal 2013 but anticipate larger menu reengineering within our current menu categories, the growth of the new breakfast menu category sales and we have recently entered into a new distribution agreement with Food Service of America on more advantageous terms generally only available to much larger restaurant companies.  We believe that the effect of these more advantageous terms will slightly reduce our overall cost of sales as a percentage of total sales in fiscal 2013.

3.

Improve our Income from Operations by Managing the Profitability of Incremental Sales Growth.  In addition to reducing our cost of sales, the highest near term return on our capital investment and opportunity for profit improvement is from increasing sales in our existing Good Times Burgers & Frozen Custard restaurants.  Historically, depending on the sales volume of each restaurant, we have experienced a 35% to 50% profit contribution on incremental sales.  By managing the profitability of compounding sales increases, we believe we can improve our income from operations as a percentage of total revenues.

4.

Leverage our Scale and Existing Infrastructure.  We have sophisticated systems and processes in place that can support a larger organization than we currently operate in accounting, information technology, real estate and development, marketing, purchasing, human resources and training, legal and the costs associated with maintaining a publicly listed company.  Our agreements with BDI and BDFD afford us the opportunity to increase both our company-owned restaurant base and develop a large network of franchised restaurants while realizing overhead efficiencies off of our existing infrastructure.  We anticipate adding additional key management personnel in functional areas such as real estate, construction and finance to support accelerated growth.

5.

Aggressively Expand Bad Daddy’s Burger Bar. We intend to develop several company-owned Bad Daddy’s Burger Bar restaurants during fiscal 2013 and 2014 while laying the foundation for accelerated franchise growth through BDFD.  Our ultimate objective is to be in a position to roll-up the operations of BDI, BDC and BDFD through the purchase of BDI’s interests that we anticipate would be financed through additional sales of our common stock, creating a larger base of ownership of company-owned and franchised restaurants.  However, there can be no assurance that we can effect such a transaction or that the development of BDC or BDFD will be successful.  While we have certain first rights to purchase BDI’s restaurants and BDI’s interest in BDFD, we have no absolute rights to do so without BDI’s decision to sell its BDFD interest.

Expansion strategy and site selection

Good Times Burgers & Frozen Custard

We believe that our highest return opportunity in our Good Times Burgers & Frozen Custard unit is to focus our growth in Colorado for operating and marketing efficiencies off of our existing base of restaurants while building new restaurants within the Denver marketing area.

Any development of new Good Times Burgers & Frozen Custard restaurants will involve our new prototype restaurant design on sites that are on or adjacent to big box or grocery store anchored shopping centers in high activity and employment areas.  Our site selection for new restaurants is oriented toward slightly higher income demographic areas than many of our urban locations and most of our targeted trade areas are in relatively high growth areas of the Denver and northern Colorado markets.

We lease most of our sites.  When we do purchase and develop a site, we intend to sell the developed site into the sale-leaseback market under a long term lease.  Our primary site objective is to secure a suitable site, with the decision to buy or lease as a secondary objective.  Our site criteria includes a mix of substantial daily traffic, density of at least 30,000 people within a three mile radius, strong daytime population and employment base, retail and entertainment traffic generators, good visibility and easy access.

Bad Daddy’s Burger Bar

Our development of the Bad Daddy’s Burger Bar concept in company-owned restaurants will focus on urban and suburban upper income demographic areas with median household incomes over $60,000, initially along the front range of Colorado, with a high concentration of daytime employment, upscale retail, movie theaters and hospitals.  BDFD will focus on the sale of multi-unit development agreements to experienced, well-capitalized multi-unit restaurant operators that have other non-competing concepts.  We believe the Bad Daddy’s Burger Bar concept has national expansion potential in vibrant, growing, upper scale demographic markets.

Bad Daddy’s Burger Bar locations are in-line and end-cap locations in new and existing shopping center developments using approximately 3,200 square feet.  While our Good Times Burgers & Frozen Custard restaurants are free standing and require extensive site development and entitlement processes, Bad Daddy’s Burger Bar restaurants can be developed much more quickly due to the requirement for only a building permit, signage approvals and liquor license without the need for extensive on- and off-site development or PUD submittals and modifications.  We estimate that it will take approximately 75 to 90 days to develop a Bad Daddy’s Burger Bar from the time a building permit is issued.

Restaurant locations

We currently operate or franchise a total of 39 Good Times Burgers & Frozen Custard restaurants, of which 36 are in Colorado, with 35 in the greater Denver metropolitan area and one in Silverthorne.  Three of our restaurants outside of Colorado (one in North Dakota and two in Wyoming) are “dual-branded” with Taco John’s International.

	Total	Denver, CO Greater Metro	Colorado, Other	Wyoming	North Dakota
Company-owned & Co-developed	25	24	1
Franchised	11	11
Dual-brand franchised	3			2	1
	39	35	1	2	1

December:	2011	2012
Company-owned restaurants	18	17
Co-developed	7	7
Franchise operated restaurants	20	15
Total restaurants:	45	39

Menu

Good Times Burgers & Frozen Custard

The menu of a Good Times Burgers & Frozen Custard restaurant is limited to hamburgers, cheeseburgers, chicken sandwiches, french fries, onion rings, fresh squeezed and frozen lemonades, soft drinks and frozen custard products. Each menu item is made to order at the time the customer places the order and is not pre-prepared.

 In November 2012 we introduced a breakfast menu consisting of Hatch Valley Green Chile Breakfast Burritos, orange juice and coffee.  The hamburger patty is made with Meyer All Natural, All Angus beef, served on a 4” bun.  Hamburgers and cheeseburgers are garnished with fresh iceberg lettuce, fresh sliced sweet red onions, mayonnaise, guacamole, fresh grilled honey cured bacon, and proprietary sauces.  The chicken products include a spiced, battered whole muscle breast patty and a grilled seasoned breast patty, both served with mayonnaise, lettuce and tomatoes, and “Chicken Dunkers,” whole breast meat breaded tenders.  Signature chicken products include the “Burnin’ Buffalo,” “Guacamole Bacon Chicken,” and 100% whole muscle breast meat “Dunkers.”  Equipment has been automated and equipped with compensating computers to deliver a consistent product and minimize variability in operating systems.

All natural Angus beef is raised without the use of any hormones, antibiotics or animal byproducts that are normally used in the open beef market. We believe that all natural beef delivers a better tasting product and, because of the rigorous protocols and testing that are a part of the Meyer All Natural Beef processes, may also minimize the risk of any food-borne bacteria-related illnesses.

Fresh frozen custard is a premium ice cream (requiring in excess of 10% butterfat content and 0.4% egg yolks) with a proprietary vanilla blend that is prepared from highly specialized equipment that minimizes the amount of air that is added to the mix and that creates smaller ice crystals than other frozen dairy desserts.  The custard is scooped similarly to hard-packed ice cream but is served at a slightly warmer temperature.  The resulting product is smoother, creamier and thicker than typical soft serve or hard-packed ice cream products.  We serve the frozen custard as vanilla and a flavor of the day in cups and cones, specialty sundaes and “Spoonbenders,” a mix of custard and toppings, and we anticipate it will continue to be a significant percentage of sales as we continue to develop and promote custard products.

The breakfast menu is centered around Hatch Valley Green Chile Burritos made with our own proprietary green chile recipe using Hatch Valley, New Mexico roasted green chiles, eggs, potatoes, and cheese offered with the choice of bacon, sausage or chorizo.  We also offer a premium coffee made by Daz Bog, a Colorado based coffee roaster, and pure 100% orange juice.

Bad Daddy’s Burger Bar

The menu of Bad Daddy’s Burger Bar consists of high quality, handcrafted burgers made from a proprietary blend of chuck and brisket with artisanal cheeses, tuna, turkey and chicken sandwiches, chopped salads, appetizers, hand cut fries, housemade potato chips, hand spun milk shakes, desserts, craft microbrews and a full bar.  Customers have their choice of 7 different patty options, over 24 fresh toppings, 10 cheeses and other exotic flavors.

Burger toppings include items such as homemade mozzarella, hand breaded applewood smoked bacon, pesto and recipes such as the “Banh Mi Burger,” “Bad Ass Burger,” “Mama Ricotta’s Burger” and “Emilio’s Chicken Sandwich.”  Chopped Salads include the “Texican Chicken Salad,” the “Tree Hugger Salad” and create your own options.

Bad Daddy’s Burger Bar strives to provide proprietary flavors and recipes available nowhere else with fresh, handcrafted quality throughout the menu.  Breakfast is served on the weekends only.

Marketing & Advertising

Good Times Burgers & Frozen Custard

Our marketing strategy for Good Times Burgers & Frozen Custard focuses on: 1) driving comparable restaurant sales through attracting new customers and increasing the frequency of visits by current customers; 2) communicating specific product news and attributes to build strong points of difference from competitors; and 3) communicating a unique, strong and consistent brand personality.

Media is an important component of building our brand awareness and distinctiveness.  We spent most of our broadcast advertising dollars on radio media during fiscal 2012.  The Colorado market is an expensive media market, so most of our advertising placement is not in prime time but in early and late fringe, prime access and late news time slots.  As we continue to develop more and more distinctiveness to our brand and increase penetration of the Colorado market, we anticipate we will continue to use media advertising to increase overall awareness.  However, during fiscal 2012, we reduced our overall advertising expenditures and focused more of our marketing funds on store level and trade area level communication and activities, supplemented by social media.  During fiscal 2013 we will reintroduce television media, most of which will be on cable channels, a social media presence that affords us a higher level of engagement with current customers and an increased level of product giveaways to support high sales opportunity products.

We plan to continue to be active in digital media in order to create more customer engagement with our brand.  We anticipate leveraging our customer email database and website to create cost effective channels to target existing customers and increase their frequency.

Bad Daddy’s Burger Bar

Our marketing strategy for Bad Daddy’s Burger Bar focuses on iconic, in-store merchandising materials and local store marketing to the surrounding trade area around each restaurant, including public relations and community based events.  The focus is not on marketwide promotions or marketing but on the in-store customer experience, building word of mouth reputation and recommendations and local public relations based on the prior awards and recognitions received by Bad Daddy’s in its current market of Charlotte, North Carolina.

Operations

BDI has extensive operating, training and quality control systems in place and we plan to take a “best practices” approach with management of BDFD to adapt our systems and processes where practicable for the Bad Daddy’s Burger Bar concept, except where noted below.

Restaurant Management

We have developed a limited number of Operating Partners in a few of our restaurants as we are able to recruit qualified candidates.  We believe that this is a distinct competitive advantage that provides a higher level of service, quality control and stability over time.  The objective of the Operating Partner Program is to have each partner develop a relationship with the employees, the customers and the community at their restaurant and develop an ownership mentality with commensurate rewards as sales increase over a longer period of time.  The program allows an Operating Partner to earn 25% of a restaurant’s improvement in cash flow over an established baseline.  Each Good Times Burgers & Frozen Custard restaurant employs an operating partner or a general manager, one to two assistant managers and approximately 15 to 25 employees, most of whom work part-time during three shifts.  An eight to ten week training program is utilized to train restaurant managers on all phases of the operation.  Ongoing training is provided as necessary.  We believe that incentive compensation of our restaurant managers is essential to the success of our business.  Accordingly, in addition to a salary, managerial employees may be paid a bonus based upon proficiency in meeting financial, customer service and quality performance objectives tied to a monthly scorecard of measures.  Most of our managers participate in a more traditional bonus plan based on their performance against their monthly financial, operating, customer and people development scorecard metrics.

Bad Daddy’s Burger Bar was developed as a chef driven concept and uses a Head Chef, Sous Chef, General Manager and Assistant Managers in its operations.  As a full service concept, the experience, qualifications and compensation differs from Good Times Burgers & Frozen Custard and we plan to recruit and train a separate operating team for the Company’s Bad Daddy’s Burger Bar operations. In April 2013, we hired Scott Somes and Mike Maloney to lead the operations of BDFD and BDC, both of whom have extensive experience in managing and developing full service restaurants.

Operational Systems and Processes

We believe that we have high level operating systems and processes relative to those in the industry.  Detailed processes have been developed for hourly, daily, weekly and monthly responsibilities that drive consistency across our system of restaurants and performance against our standards within different day parts.  We utilize a labor program to determine optimal staffing needs of each restaurant based on its actual customer flow and demand.  We also employ several additional operational tools to continuously monitor and improve speed of service, food waste, food quality, sanitation, financial management and employee development.  We are testing a new point of sale computer system that will improve our ability to analyze transaction, sales mix and employee data that we believe can decrease our food waste and improve the effectiveness of store level marketing initiatives and anticipate that we will roll out the new system in fiscal 2013.  The order system at each Good Times Burgers & Frozen Custard restaurant is equipped with an internal timing device that displays and records the time each order takes to prepare and deliver.  Historically, the total transaction time for the delivery of food at the window is approximately 45 to 75 seconds during peak times.

We use several sources of customer feedback to evaluate each restaurant’s service and quality performance, including an extensive secret shopper program, customer comment phone line, telephone surveys and website comments.  Additionally, management uses both its own primary consumer research for product development and to determine customer usage and attitude patterns as well as third party market research that evaluates our Good Times Burgers & Frozen Custard restaurants’ performance ratings on several different operating attributes against key competitors.

Training

We strive to maintain quality and consistency in each of our restaurants through the careful training and supervision of all our employees at all levels and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation and maintenance of our restaurants.  Each manager must complete an eight to ten week training program, be certified on several core processes and is then closely supervised to show both comprehension and capability before they are allowed to manage autonomously.  All of our training and development is based upon a “train, test, certify, re-train” cycle around standards and operating processes at all levels.  We conduct a semi-annual performance review with each manager to discuss prior performance and future performance goals.  We have a defined weekly and monthly goal setting process around future performance goals.  We have a defined weekly and monthly goal setting process around service, employee development, financial management and store maintenance goals for every restaurant.  Additionally we have a library of video training tools to drive training efficiencies and consistency.

Recruiting and Retention

We seek to hire experienced restaurant managers and Operating Partners.  We support employees by offering competitive wages and benefits, including a 401(k) plan, medical insurance, and incentive plans at every level that are tied to performance against key goals and objectives.  We motivate and prepare our employees by providing them with opportunities for increased responsibilities and advancement.  We also provide various other incentives, including vacations, car allowances, monthly performance bonuses and monetary rewards for managers who develop future managers for our restaurants.  We have implemented an online screening and hiring tool that has proven to reduce hourly employee turnover by more than 50%.

Franchising

For Good Times Burgers & Frozen Custard, we have prepared form area rights and franchise agreements, a Franchise Disclosure Document (“FDD”) and advertising material to be utilized in soliciting prospective franchisees.  We have historically sought to attract franchisees that are experienced restaurant operators, well capitalized and have demonstrated the ability to develop one to five restaurants.  We review sites selected for franchises and monitor performance of franchise units.  We are not currently soliciting new franchisees and anticipate building additional company-owned Good Times Burgers & Frozen Custard restaurants.

We estimate that it will cost a Good Times Burgers & Frozen Custard franchisee on average approximately $750,000 to $1,100,000 to open a restaurant with dining room seating, including pre-opening costs and working capital, assuming the land is leased.  A franchisee typically will pay a royalty of 4% of net sales, an advertising materials fee of at least 1.5% of net sales, plus participation in regional advertising up to an additional 4% of net sales, or a higher amount approved by the advertising cooperative, and initial development and franchise fees totaling $25,000 per restaurant.  Among the services and materials which we provide to franchisees are site selection assistance, plans and specifications for construction of the Good Times Burgers & Frozen Custard restaurants, an operating manual which includes product specifications and quality control procedures, training, on-site opening supervision and advice from time to time relating to operation of the franchised restaurants.

After a Good Times Burgers & Frozen Custard franchise agreement is signed, we actively work with and monitor our franchisees to ensure successful franchise operations as well as compliance with our systems and procedures.  During the development phase, we assist in the selection of sites and the development of prototype and building plans, including all required changes by local municipalities and developers.  We provide an opening team of trainers to assist in the opening of the restaurant and training of the employees.  We advise the franchisee on menu, management training, marketing, and employee development.  On an ongoing basis we conduct standards reviews of all franchise restaurants in key areas including product quality, service standards, restaurant cleanliness and sanitation, food safety and people development.

We have entered into 12 Good Times & Frozen Custard franchise agreements in the greater Denver metropolitan area.  In addition, 7 joint-venture restaurants are operating in the Denver metropolitan area media market.  Dual-branded franchised restaurants operate in Gillette and Sheridan, Wyoming, and Bismarck, North Dakota.

For Bad Daddy’s Burger Bar, our focus on franchising will be through our ownership in, and management of, BDFD.  BDFD has a current FDD, form area rights and franchise agreements and one existing franchisee signed.  We intend to expand the marketing of Bad Daddy’s Burger Bar franchises throughout the U.S.  We anticipate that a franchisee will typically pay a royalty of 5% of net sales and participation in an Advertising Fund and local advertising of up to 4% of sales.   Initial development and franchise fees are projected to be $35,000 per restaurant.  We estimate that it will cost a Bad Daddy’s Burger Bar franchisee $600,000 to $1,150,000 to open a 3,000 to 3,800 square foot restaurant in an in-line or end-cap retail center, based on the BDFD Franchise Disclosure Document and our knowledge of the development costs of the existing Bad Daddy’s Burger Bar restaurants.  BDFD will provide similar support services to its franchisees and licensees that we provide to Good Times Burgers & Frozen Custard franchises.  BDFD has entered into five license agreements for restaurants in North Carolina operated by BDI and one franchise agreement.

Management Information Systems

Financial and management control is maintained through the use of automated data processing and centralized accounting and management information systems that we provide.  Sales, labor and cash data is collected daily via a restaurant back office system which gathers data from the restaurant point-of-sale system.  Management receives daily, weekly and monthly reports identifying food, labor and operating expenses and other significant indicators of restaurant performance.  The major management information systems are divided by function:

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Restaurant point of sale;

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Restaurant back-of-house;

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Financial;

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Payroll/human resources; and

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Internal operational reports.

We believe that these reporting systems are sophisticated and enhance our ability to control and manage operations.  We are currently testing new point of sale equipment for our restaurants.   We anticipate implementing similar management information systems in our operation of Bad Daddy’s Burger Bar restaurants.

Food Preparation, Quality Control & Purchasing

We believe that we have excellent food quality standards relative to the QSR industry.  Our systems are designed to protect our food supply throughout the preparation process.  We inspect specific qualified manufacturers and work together with those manufacturers to provide specifications and quality controls.  Our operations management teams are trained in a comprehensive safety and sanitation course provided by the National Restaurant Association.  Minimum cook temperature requirements and line checks throughout the day ensure the safety and quality of both burgers and other items we use in our restaurants.

We currently purchase 100% of the food and paper supplies for our Good Times Burgers & Frozen Custard restaurants from Food Services of America (formerly Yancey’s Food Service).  In addition, we maintain multiple approved suppliers for all key components of our menu to mitigate risk and ensure supply.  Suppliers are chosen based upon their ability to provide (i) a continuous supply of product that meets all safety and quality specifications, (ii) logistics expertise and freight management, (iii) product innovation and differentiation, (iv) customer service, (v) transparency of business relationships and (vi) competitive pricing.  Specified products are distributed to all restaurants through Food Services of America under a negotiated contract directly to our restaurants two to four times per week depending on restaurant requirements.  We do not believe that the current reliance on this sole distributor will have any long-term material adverse effect since we believe that there are a sufficient number of other suppliers from which food and paper supplies could be purchased with little or no interruption in service.  We do not anticipate any difficulty in continuing to obtain an adequate quantity of food and paper supplies of acceptable quality and at acceptable prices.

Employees

At April 15, 2013, we had approximately 437 employees of which 371 are hourly employees and 66 are salaried employees working full time.  We consider our employee relations to be good.  None of our employees are covered by a collective bargaining agreement.

Competition

The restaurant industry, including the fast food segment, is highly competitive.  Good Times Burgers & Frozen Custard competes with a large number of other hamburger-oriented fast food restaurants in the areas in which it operates.  Many of these restaurants are owned and operated by regional and national restaurant chains, many of which have greater financial resources and experience than we do.  Restaurant companies that currently compete with Good Times Burgers & Frozen Custard in the Denver market include McDonald’s, Burger King, Wendy’s, Carl’s Jr., Sonic and Jack in the Box.  Double drive-through restaurant chains such as Rally’s Hamburgers and Checker’s Drive-In Restaurants, which currently operate a total of over 800 double drive-through restaurants in various markets in the United States, are not currently operating in Colorado.  Culver’s and Freddy’s are the only significant competitors offering frozen custard as a primary menu item operating in the Denver and Colorado Springs markets and both have a significant presence in Midwestern markets that may be targeted for expansion.  Additional “fast casual” hamburger restaurants are being developed in the Colorado market, such as Smashburger and Five Guys; however, they do not have drive-through service and generate an average per person check that is approximately 50% higher than the average check at a Good Times Burgers & Frozen Custard restaurant.

We believe that Good Times Burgers & Frozen Custard may have a competitive advantage in terms of quality of product compared to traditional fast food hamburger chains.  Early development of our double drive-through concept in Colorado has given us an advantage over other double drive-through chains that may seek to expand into Colorado because of our brand awareness and present restaurant locations.  Nevertheless, we may be at a competitive disadvantage to other restaurant chains with greater name recognition and marketing capability.  Furthermore, most of our competitors in the fast-food business operate more restaurants, have been established longer, and have greater financial resources and name recognition than we do.  There is also active competition for management personnel, as well as for attractive commercial real estate sites suitable for restaurants.

Bad Daddy’s Burger Bar competes with both local and national grill and bar concepts and gourmet, “better burger” concepts.  As the concept is expanded, Bad Daddy’s Burger Bar will compete against concepts such as Red Robin, Chili’s, Burger Lounge, The Counter, and Bobby’s Burger Palace.  There are other burger-centric fast casual concepts such as Five Guys Burgers & Fries and Smashburger that operate at a lower average customer check than Bad Daddy’s Burger Bar and others such as Zinburger, Bare Burger and Five Napkin Burger that operate with a higher average customer check.  We believe that Bad Daddy’s Burger Bar has an advantage in the handcrafted quality of its food, distinctiveness of its atmosphere and uniqueness of its menu offerings.  Nevertheless, Bad Daddy’s Burger Bar may be at a competitive disadvantage to other restaurant chains with greater name recognition.

Intellectual Property

We have registered our mark “Good Times! Drive Thru Burgers”(SM) with the State of Colorado.  We have also registered our mark “Good Times Burgers & Frozen Custard” federally and with the State of Colorado.  We received approval of our federal registration of “Good Times” in 2003.  In addition we own trademarks or service marks that have been registered, or for which applications are pending, with the United States Patent and Trademark Office including but not limited to: “5280 Lifestyle Menu,” “Big Daddy Bacon Cheeseburger,” “Chicken Dunkers,” “Happiness Made To Order,” “Mighty Deluxe,” “Mile High Sliders,” “Pawbender,” “Spoonbender,” “Wild Fries,” and “Wild Dippin’ Sauce.” Our trademarks expire between 2013 and 2018.

BDI has registered the mark “Bad Daddy’s Burger Bar” with the United States Patent and Trademark Office.  BDI owns these marks and licenses them to BDFD.  The license agreement does not significantly limit BDFD’s right and ability to use or license the use of the marks.

The trademarks and the proprietary aspects of the Bad Daddy’s Burger Bar operating system, such as for example operating manuals, unique design elements and the unique equipment of the restaurants and the unique recipes, are owned by BDI.  BDI has licensed the trademarks and such intellectual property aspects to BDFD for its use in sublicensing and franchising the Bad Daddy’s Burger Bar restaurants. The license fee is $1,000 per year and the term of the license is the longer of 30 years or the term of any Bad Daddy’s Burger Bar franchise agreement. BDFD is obligated to use such intellectual property in accordance with reasonable directions from BDI and the license can be terminated following any breach of the foregoing by BDFD which is not cured within 60 days after written notice of such breach. Because of BDI’s 52% ownership of BDFD and its designation of a majority of the BDFD Managers, along with BDFD’s intention to use the intellectual property in an improved manner, the Company views the possibility of such termination to be remote.

Government Regulation

Each of our restaurants is subject to the regulations of various health, sanitation, safety and fire agencies in the jurisdiction in which the restaurant is located.  Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant.  Federal and state environmental regulations have not had a material effect on our operations. More stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations.  We are subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime, and other working conditions.  In addition, we are subject to the Americans With Disabilities Act, which requires restaurants and other facilities open to the public to provide for access and use of facilities by the handicapped.  Management believes that we are in compliance with the Americans With Disabilities Act.

We are also subject to federal and state laws regulating franchise operations, which vary from registration and disclosure requirements in the offer and sale of franchises to the application of statutory standards regulating franchise relationships.  Many state franchise laws impose restrictions on the franchise agreements, including limitations on non-competition provisions and the termination or non-renewal of a franchise.  Some states require that franchise materials be registered before franchises can be offered or sold in that state.

In addition, each Bad Daddy’s Burger Bar restaurant requires a liquor license and adherence to the attendant laws and requirements regulating the serving and consumption of alcohol.  Alcoholic beverage control regulations govern various aspects of these restaurants’ daily operations, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing and inventory control, handling and storage.  Typically, licenses to sell alcoholic beverages will require annual renewal and may be suspended or revoked at any time for cause, the definition of which varies by locality.

PROPERTIES

We currently lease approximately 3,700 square feet of space for our executive offices in Golden, Colorado for approximately $69,000 per year under a lease agreement, as amended, which expires in December 2013. The space is leased from The Bailey Company, a significant stockholder in the Company, at its corporate headquarters.

As of April 26, 2013, GTDT has an ownership interest in 25 Good Times Burgers & Frozen Custard units, all of which are located in Colorado.  Seven of these restaurants are held in a joint venture limited partnership of which GTDT is the general partner.  GTDT has a 50% interest in six of the partnership restaurants and a 78% interest in one restaurant. There are 18 Good Times Burgers & Frozen Custard units that are wholly owned by GTDT.

Most of our existing Good Times Burgers & Frozen Custard restaurants are a combination of free-standing structures containing approximately 880 to 1,000 square feet for the double drive-through format and approximately 2,400 square feet for our prototype building with a 70 seat dining room.  In addition, we have several restaurants that are conversions from other concepts in various sizes ranging from 1,700 square feet to 3,500 square feet.  The buildings are situated on lots of approximately 18,000 to 50,000 square feet.  Certain restaurants serve as collateral for the underlying debt financing arrangements as discussed in the Notes to our Audited Consolidated Financial Statements included in this prospectus.  We intend to acquire new sites both through ground leases and purchase agreements supported by mortgage and leasehold financing arrangements and through sale-leaseback agreements.

All of our existing Good Times Burgers & Frozen Custard restaurants are regularly maintained by our repair and maintenance staff as well as by outside contractors, when necessary.  We believe that all of our properties are in good condition and that there will be a need for periodic capital expenditures to maintain the operational and aesthetic integrity of our properties for the foreseeable future, including recurring maintenance and periodic capital improvements.  All of our properties are covered up to replacement cost under our property and casualty insurance policies and in the opinion of management are adequately covered by insurance.

LEGAL PROCEEDINGS

We are not involved in any material legal proceedings.  We are subject, from time to time, to various lawsuits in the normal course of business.  These lawsuits are not expected to have a material impact.

MANAGEMENT

Directors and Officers

The following table sets forth certain information regarding our Board of Directors, our executive officers, and certain of our key employees, as of the date of this prospectus.

Name	Age	Position
Boyd E. Hoback	58	Director; President & Chief Executive Officer of Good Times Restaurants Inc.; Manager of Bad Daddy’s Franchise Development LLC
Geoffrey R. Bailey	61	Director
Neil Calvert	61	Director
David L. Dobbin	51	Chairman of the Board; Director
Gary J. Heller	45	Director
Eric W. Reinhard	54	Director
Alan A. Teran	67	Director; Manager of Bad Daddy’s Franchise Development LLC
Scott G. LeFever	54	Vice President of Operations, Good Times Restaurants Inc.
Susan M. Knutson	54	Controller, Good Times Restaurants Inc.
Scott Somes	55	Manager and Chief Operating Officer of Bad Daddy’s Franchise Development LLC
Mike Maloney	48	Director of Operations of BD of Colorado LLC

Directors

Boyd E. Hoback has served as our President and Chief Executive Officer and as a member of our Board of Directors since December 1992 and has been in the restaurant business since the age of 16.  Mr. Hoback has been a vital part of the development of the Company and has been involved in developing and managing all areas of the Company.  Mr. Hoback is an honors graduate of the University of Colorado in Finance.

Mr. Hoback was selected to serve on our Board of Directors in light of his in-depth understanding of our business and the restaurant industry and his position as our President and Chief Executive Officer.  Pursuant to terms of the Operating Agreement of BDFD, we have also designated Mr. Hoback as one of five managers of BDFD.

Geoffrey R. Bailey has served as a member of our Board of Directors since 1996.  He is also a director of The Erie County Investment Co., which owns 99% of The Bailey Company.  The principal business of The Bailey Company is owning and operating 51 Arby’s restaurants as a franchisee.  The Bailey Company was also previously a franchisee and joint venture partner of the Company.  Mr. Bailey joined The Erie County Investment Co. in 1979.  Mr. Bailey is a graduate of the University of Denver with a Bachelor’s degree in Business Administration.

Mr. Bailey was selected to serve on our Board of Directors in light of his substantial experience within the restaurant industry and his broad knowledge concerning corporate governance and management.  Mr. Bailey also serves as a member of our Compensation Committee.

Neil Calvert has served as a member of our Board of Directors since 2012.  He currently serves as an advisor to Lease Corporation International, a London-based helicopter leasing company (2011-present).  Previously, Mr. Calvert held various executive positions in the CHC Group, and a subsidiary, Heli One, where he was responsible for flight operations and maintenance (1998-2011).  As President of Heli One (2005-2011), he had direct oversight of a Chief Financial Officer, responsibility for preparation & accuracy of financial statements, communication with the company’s auditors on all significant accounting policies and review of financials with the board.  Additionally, he built the company into a $400 million business with over 1,000 employees around the world.  He also served as Managing Director of the British operations for CHC UK (1999-2003).

Mr. Calvert was selected to serve on our Board of Directors in light of his various executive positions with major companies and his experience overseeing and assessing those companies’ performance.  He also serves as chairman of our Audit Committee.

David L. Dobbin has served as director and Chairman of the Board since 2010.  He also serves as Chairman of the Board of SII (2010-present).  In addition, he serves as Chairman of the Board of Welaptega Marine Ltd. (2008-present), a leading supplier of offshore mooring inspection systems.  Prior to March 2012, he also served as Chairman of the Boards of Terra Nova Pub Groups Ltd., and its subsidiaries and affiliates, including Elephant & Castle Group, Inc. (2007-2012).  Previously, Mr. Dobbin served in several capacities with CHC Helicopter Corporation, the world’s leading offshore helicopter services provider, and led Canadian Ocean Resource Associates Inc., a consulting firm specializing in international best practice reviews in various sectors, third world institutional support, and public/private partnerships.  Mr. Dobbin holds a Bachelor of Commerce degree from Memorial University of Newfoundland.

Mr. Dobbin was selected to serve on our Board of Directors in light of his substantial experience in the restaurant industry and his experience as an investor in the transportation, service, real estate, and hospitality sectors.

Gary J. Heller has served as a member of our Board of Directors since 2010.  He is currently President of Heathcote Capital LLC (“Heathcote”), which the Company has engaged to provide financial advisory services to the Company in connection with a possible strategic transaction.  Mr. Heller also serves as Chief Operating Officer of Il Mulino New York, which operates and licenses fine dining Italian restaurants.  Prior to March 2012, Mr. Heller also served as a director and executive officer of Elephant & Castle Group, Inc. Prior to his involvement in the restaurant industry, Mr. Heller served as a Managing Director of FTI Capital Advisors, LLC and a Director of Andersen Corporate Finance LLC.  Mr. Heller holds a BA in Economics from the University of Pennsylvania and an MBA in Finance from New York University.

Mr. Heller was selected to serve on our Board of Directors in light of his substantial experience in the restaurant industry and his experience as a financial advisor and an investment banker.  Prior to April 2012, Mr. Heller also served as a member of our Audit Committee and as chairman of our Compensation Committee.

Eric W. Reinhard has served as a member of our Board of Directors since 2005 and was previously the Chairman of the Board from 2005 to 2010.  Mr. Reinhard serves as President of the Pepsi Cola Bottler’s Association, a beverage association management and consulting association (2006-present).  Prior to June 2004 he was the General Manager for the Pepsi Bottling Group’s Great West Business Unit.  While in this role, Mr. Reinhard was also a member of the Pepsi Bottling Group’s Chairman’s Operating Council, a member of the Food Service Strategic Planning Committee, and a member of The Dr. Pepper Bottler Marketing Committee.  Mr. Reinhard joined Pepsi Cola in 1984 after four years with The Proctor & Gamble Distributing Company.  Since 1984 he has held several field and headquarters positions including Vice President/General Manager Pepsi-Lipton Tea partnership (JV), General Manager Mid-Atlantic Business Unit, Area Vice President Retail Channels, Vice President On-Premise Operations and Area Vice President of Franchise Operations.  Mr. Reinhard holds a BA from Michigan State University and has completed the Executive Business Program at the University of Michigan.

Mr. Reinhard was selected to serve on our Board of Directors in light of his substantial experience within the beverage industry and his broad knowledge concerning corporate governance and management.  He also serves as a member of our Audit Committee and our Compensation Committee.

Alan A. Teran has served as a member of our Board of Directors since 2012.  He previously served on our Board from 1994 to 2010.  Mr. Teran is currently a principal in multiple private restaurants.  Mr. Teran also served as a Director of Morton’s Restaurant Group, Inc. from 1994 until February 2012.  He served as president of the Cork & Cleaver restaurant chain from 1975 to 1981 and served as a Director for Boulder Valley National Bank and Charlie Brown’s Restaurants.  He was one of the first franchisees of Le Peep Restaurants.  Mr. Teran graduated from the University of Akron in 1968 with a degree in business.

Mr. Teran was selected to serve on our Board of Directors in light of his substantial experience within the restaurant industry, his experience as an investor in multiple private restaurants, and his prior service on our Board.  He also serves as a member of our Audit Committee and as chairman of our Compensation Committee.  Pursuant to terms of the Operating Agreement of BDFD, we have also designated Mr. Teran as one of five managers of BDFD.

Executive Officers and Key Employees

In addition to Mr. Hoback, our executive offices and key employees include:

Scott G. LeFever has been Vice President of Operations since August 1995, and has been involved in all phases of operations with direct responsibility for restaurant service performance, personnel and cost controls.

Susan M. Knutson has been Controller since 1993 with direct responsibility for overseeing the accounting department, maintaining cash controls, producing budgets, financials and quarterly and annual reports required to be filed with the SEC, acting as the principal financial officer of the Company, and preparing all information for the annual audit.

Scott Somes is the Chief Operating Officer of BDFD.  Mr. Somes was the Chief Operating Officer of Lone Star Steakhouse and Saloon from 1990 to 1997, taking the chain from inception to over 250 restaurants.  Prior to that, he was Regional Vice President of Operations for Pizza Hut-Coulter Enterprises, managing over 100 restaurants.  He has been involved in other restaurant concepts and business enterprises and will devote his full time to BDFD.

Mike Maloney is the Director of Operations of BDC.  Mr. Maloney has been in various executive and operational positions with Paragon Steakhouses, Lone Star Steakhouses and Jimmy John’s in addition to owning and operating his own restaurant.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Legal Proceedings Involving Our Directors

As set forth above, prior to March 2012, Messrs. Dobbin and Heller each served as a director and executive officer of Elephant & Castle Group, Inc.  On June 28, 2011, Elephant & Castle Group, Inc. and related subsidiaries (collectively, the “Elephant & Castle Group”) filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.  The Elephant & Castle Group subsequently sold all of its assets in a sale under the bankruptcy proceedings.

Contractual Board Representation Rights

Geoffrey R. Bailey was originally elected to our Board of Directors pursuant to contractual board representation rights granted to The Bailey Company in connection with its investment in shares of our Series A Convertible Preferred Stock in 1996.  Mr. Bailey has continued to serve on our Board pursuant to contractual board representation rights held by The Bailey Company and its affiliates (“The Bailey Group”) in connection with our Series B Convertible Preferred Stock financing in February 2005 and the subsequent modification of those contractual rights in connection with the closing of our initial investment transaction with SII in December 2010, whereby The Bailey Group is entitled to designate one individual for election to our Board.

Eric W. Reinhard was originally elected to our Board of Directors pursuant to contractual board representation rights granted to certain investors in connection with our Series B Convertible Preferred Stock financing in February 2005 and the subsequent modification of those contractual rights in connection with the closing of our initial investment transaction with SII in December 2010, whereby Mr. Reinhard and his affiliates are entitled to designate one individual for election to our Board.

Messrs. Calvert, Dobbin, Heller, and Teran were originally elected to our Board of Directors pursuant to the director designation rights granted to SII under the Securities Purchase Agreement dated October 29, 2010 between the Company and SII, which provides that, for so long as SII continues to own at least 50% of our outstanding capital stock, (i) our Board of Directors shall not consist of more than seven members, and (ii) SII shall have the right to designate four individuals for election to our Board.  The Securities Purchase Agreement between the Company and SII dated June 13, 2012 reconfirms and continues SII’s director designation rights as provided by the prior agreement.  Pursuant to both agreements, SII has also agreed to vote its shares in any election of directors for one individual designated by The Bailey Group and one individual designated by Mr. Reinhard and his affiliates, in addition to SII’s four director designees.  Mr. Hoback is the seventh member of our Board.

Director Independence

The Board has determined that of the current directors Messrs. Bailey, Calvert, Reinhard, and Teran are independent directors under the Nasdaq listing standards, while Messrs. Dobbin, Heller, and Hoback are not independent under such standards.  The Board has also determined that each of the three current members of the Audit Committee is

“independent” for purposes of Section 10A(m)(3) of the  Exchange Act under the rules of the SEC promulgated thereunder.  Further, the Board has determined that each of the three current members of the Compensation Committee is “independent” under the Nasdaq listing standards.

Board Committees

The standing committees of the Board are the Audit Committee and the Compensation Committee.  There is no standing nominating committee of the Board and instead the Board as a whole acts as the nominating committee for the selection of nominees for election as directors.

Audit Committee

The Audit Committee currently consists of Messrs. Calvert (Chairman), Reinhard, and Teran.  The Board has determined that all of the members of the Audit Committee are “independent,” as defined by the Nasdaq listing standards and by applicable SEC rules.  In addition, the Board has determined that Mr. Calvert is an audit committee financial expert, as that term is defined by the SEC rules, by virtue of having the following attributes through relevant experience: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves; (iii) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The function of the Audit Committee relates to oversight of the auditors, the auditing, accounting, and financial reporting processes, and the review of the Company’s financial reports and information.  In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their audit, and reviewing the Company’s internal accounting controls.  The Audit Committee operates pursuant to a written charter adopted by the Board.  A current copy of the Audit Committee Charter is available on our website at www.goodtimesburgers.com.

Compensation Committee

The Compensation Committee currently consists of Messrs. Bailey, Reinhard, and Teran (Chairman).  The Board has determined that all of the members of the Compensation Committee are “independent,” as defined by the Nasdaq listing standards.  The function of the Compensation Committee is to consider and determine all matters relating to the compensation of the President and Chief Executive Officer and other executive officers, including matters relating to the employment agreement of our President and Chief Executive Officer.

The Compensation Committee does not have a written charter. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers, including all of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below (the “named executive officers”).  Among its other duties, the Compensation Committee oversees all significant aspects of the Company’s compensation plans and benefit programs.  The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives.  The Compensation Committee also recommends to the Board the compensation and benefits for members of the Board.  The Compensation Committee has also been appointed by the Board to administer our 2008 Omnibus Equity Incentive Compensation Plan.  The Compensation Committee does not delegate any of its authority to other persons.

EXECUTIVE COMPENSATION

Executive Compensation: The following table sets forth compensation information for the fiscal years ended September 30, 2012 and September 30, 2011 with respect to the named executive officers:

Summary Compensation Table for fiscal years 2012 and 2011:

Name and Principal Position	Year	Salary $	Option Awards $[3]	All Other Compensation $	Total $

Boyd E. Hoback	2012	147,000	12,410	18,063[1]	177,473
President & Chief Executive Officer	2011	133,000	17,816	16,961[1]	167,777

Scott G. LeFever	2012	87,542	4,309	12,435[2]	104,286
Vice President of Operations	2011	75,000	9,565	12,470[2]	97,035

[1]	The amount indicated for Mr. Hoback includes an automobile allowance, long-term disability and personal expenses.
[2]	The amount indicated for Mr. LeFever includes an automobile allowance and long-term disability.
[3]

The value of stock option awards shown in this column includes all amounts expensed in the Company's financial statements in 2011 and 2012 for equity awards in accordance with the guidance of FASB ASC 718-10-30, Compensation – Stock Compensation, excluding any estimate for forfeitures.  The Company’s accounting treatment for, and assumptions made in the valuations of, equity awards is set forth in Note 1 of the notes to the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2012 included in this prospectus.  There were no option awards re-priced in fiscal 2012.

There were no shares of SARs granted during fiscal 2012 or 2011 nor has there been any nonqualified deferred compensation paid to any named executive officers during fiscal 2012 or 2011.  The Company does not have any plans that provide for specified retirement payments and benefits at, following or in connection with retirement.

The following table sets forth information as of September 30, 2012 on all unexercised options previously awarded to the named executive officers:

Outstanding Equity Awards at 2012 Fiscal Year-End
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options -Exercisable (#)	Number of Securities Underlying Unexercised Options -Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Boyd E. Hoback	1,250(1)	_	_	$8.10	10/01/12	_	_	_	_
	1,300	_	_	$10.80	10/01/13	_	_	_	_
	4,000	_	_	$9.33	10/01/14	_	_	_	_
	2,833	_	_	$17.04	10/01/15	_	_	_	_
	6,333		_	$19.14	11/17/16	_	_	_	_
	9,501		_	$4.41	11/14/18	_	_	_	_
	0	4,551 (2)	_	$3.45	11/06/19	_	_	_	_
	0	10,647 (3)	_	$1.56	12/13/20	_	_	_	_
	5,000		_	$1.31	12/14/21	_	_	_	_
Scott G. LeFever	420	_	_	$8.10	10/01/12	_	_	_	_
	860	_	_	$10.80	10/01/13	_	_	_	_
	1,917	_	_	$9.33	10/01/14	_	_	_	_
	1,917	_	_	$17.04	10/01/15	_	_	_	_
	1,917		_	$19.14	11/17/16	_	_	_	_
	5,669		_	$4.41	11/14/18	_	_	_	_
	0	1,449 (2)	_	$3.45	11/06/19	_	_	_	_
	0	7,985 (3)	_	$1.56	12/13/20	_	_	_	_

[1]	The options expired on October 1, 2012, following the end of the fiscal year.
[1]	The options were granted on November 6, 2009. The shares under the option agreements became fully exercisable on November 6, 2012, following the end of the fiscal year.
[2]	The options were granted on December 13, 2010. Assuming continued employment with the Company, the shares under the option agreements will become fully exercisable on December 6, 2013.

(The numbers of options and the exercise prices shown in this table have been adjusted to effect the one for three reverse stock split that occurred on December 31, 2010.)

Employment Agreement

Mr. Hoback entered into an employment agreement with us in October 2001 and the terms of the agreement were revised effective October 2007 for compliance with Section 409A of the Internal Revenue Code.  The revised agreement provides for his employment as president and chief executive officer for two years from the date of the agreement at a minimum salary of $190,000 per year, terminable by us only for cause.  The agreement provides for payment of one year’s salary and benefits in the event that change of ownership control results in a termination of his employment or termination other than for cause.  This agreement renews automatically unless specifically not renewed by our Board of Directors.  Mr. Hoback’s compensation, including salary, expense allowance, bonus and any equity award, is reviewed and set annually by the Compensation Committee.  Mr. Hoback’s bonus, when applicable, is based on the Company’s achieving certain Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) targets for the year.

As a condition to the closing of the initial SII investment transaction, Mr. Hoback agreed to waive certain rights under the employment agreement which would otherwise have accrued to him as a result of the change in ownership control of the Company as a result of the SII transaction, including his right to terminate his employment within one year of the change in control and trigger the severance payment described above and his right to accelerate the vesting of stock options upon the change in control.  The waiver does not apply to any subsequent change of control of the Company.

Other Employment Arrangements

Mr. LeFever is employed as an “employee at will” and does not have a written employment agreement.  His compensation, including salary, expense allowance, bonus and any equity awards, is reviewed and approved by the Compensation Committee annually.  He participates in a bonus program that is based on both the Company’s level of EBITDA for the year and achieving certain operating metrics and sales targets set by the Compensation Committee.

Heathcote Agreement

On April 6, 2012, the Company entered into a financial advisory services agreement with Heathcote, pursuant to which the Company engaged Heathcote to provide exclusive financial advisory services to the Company in connection with a possible strategic transaction.  Gary J. Heller, a member of our Board of Directors, is the principal of Heathcote.  On March 25, 2013, the Company and Heathcote modified this agreement to exclude any transactions involving the Maxim Group LLC and for Heathcote to continue to provide non-exclusive financial advisory services to the Company.  The Company paid a total of $50,000 in fees to Heathcote under the agreement and Heathcote will be paid an additional $20,000 upon the completion of this offering in connection with services provided in connection with the Bad Daddy’s Transaction.

BDFD Compensation Arrangements

The BDFD Operating Agreement provides that BDFD may issue Class B Units which are intended to be issued as “profits interests” in BDFD.  The Board of Managers of BDFD has authority to issue up to such number of Class B Units as is equal to an aggregate of 15% of the outstanding units of BDFD owned by all members.  In addition to the provisions of the Operating Agreement, all Class B Units are subject to the terms and conditions of a grant agreement governing the terms of such Units. Initial grants of 5% each have been made to Messrs. Hoback and Somes pursuant to Class B Unit Grant Agreements between BDFD and such individuals dated April 9, 2013.  The Class B Units are fully earned but subject to forfeiture, in all or in part, during the first 36 months after the grant date.

Directors’ Compensation

Each non-employee director receives $500 for each board meeting attended.  Members of the Compensation and Audit Committees generally each receive $100 per meeting attended.  However, where both Compensation and Audit Committee meetings are held at the same gathering, only $100 is paid to directors attending both committee meetings. Additionally, for the fiscal year ended September 30, 2012, each director, with the exception of Messrs. Calvert and Teran, received a non-statutory stock option to acquire 5,000 shares of common stock at an exercise price of $1.31 per share.  Mr. Teran received a non-statutory stock option to acquire 2,000 shares of common stock at an exercise price of $2.12 per share in June 2012, upon his appointment to our Board. Mr. Calvert received a non-statutory stock option to acquire 2,000 shares of common stock at an exercise price of $1.46 per share in September 2012, upon his appointment to our Board.

The following table sets forth compensation information for the fiscal year ended September 30, 2012 with respect to directors:

Director Compensation Table for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) [1,2]	Total $

Geoffrey R. Bailey	1,700	5,281	6,981
David Dobbin	2,200	5,281	7,481
Gary Heller	2,100	5,281	7,381
Eric W. Reinhard	1,800	5,281	7,081
Keith Radford[3]	1,000	5,281	6,281
Alan Teran	1,800	3,574	5,374
Neil Calvert	800	2,469	3,269
Boyd E. Hoback [4]	-	-	0

[1]

The value of stock option awards shown in this column includes all amounts expensed in the Company’s financial statements in 2012 for equity awards in accordance with the guidance of FASB ASC 718-10-30, Compensation – Stock Compensation, excluding any estimate for forfeitures.  The Company’s accounting treatment for, and assumptions made in the valuation of equity awards are set forth in Note 1 of the notes to the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2012 included in this prospectus.  There were no option awards re-priced in 2012.

[2]

As of September 30, 2012, the following directors held options to purchase the following number of shares of our common stock:  Mr. Bailey 10,333 shares; Mr. Dobbin 5,667 shares; Mr. Heller 5,667 shares; Mr. Reinhard 11,167 shares; Mr. Teran 2,000 shares; Mr. Calvert 2,000; and Mr. Hoback 45,414 shares.

[3]	Mr. Radford resigned as a director effective as of June 30, 2012. Mr. Radford’s options have expired and are no longer outstanding.
[4]	Mr. Hoback is an employee director and does not receive additional fees for service as a member of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Bailey Company

Our corporate headquarters are located in a building owned by The Bailey Company and in which The Bailey Company also has its corporate headquarters.  We currently lease approximately 3,700 square feet of space for our executive offices in Golden, Colorado for approximately $69,000 per year under a lease agreement, as amended, which expires in December 2013.

The Bailey Company was the owner of one franchised Good Times Burgers & Frozen Custard restaurant located in Loveland, Colorado.  The Company purchased this restaurant in August 2012 for a purchase price of approximately $100,000.  The Bailey Company was also previously the owner of one franchised restaurant in Thornton, Colorado which was closed in October 2009. The Bailey Company had entered into two franchise and management agreements with us.  Franchise royalties and management fees paid under those agreements totaled approximately $44,000 and $53,000 for the fiscal years ending September 30, 2012 and 2011, respectively.

Golden Bridge Loan

In December 2010, the Company repaid an outstanding loan from Golden Bridge, LLC (“Golden Bridge”), in the principal amount of $185,000 plus accrued interest thereon in the amount of $18,000. Directors Eric Reinhard and Alan Teran and former directors Ron Goodson, David Grissen, and Richard Stark, who are all stockholders of the Company, are the sole members of Golden Bridge, and Eric Reinhard is the sole manager of Golden Bridge.  The Company’s repayment of the Golden Bridge loan was duly approved in advance by our Board by the affirmative vote of members thereof who did not have an interest in the transaction.

Heathcote Financial Advisory Services Agreement

On April 6, 2012, the Company entered into a financial advisory services agreement with Heathcote, pursuant to which the Company engaged Heathcote to provide exclusive financial advisory services to the Company in connection with a possible strategic transaction.  Gary J. Heller, a member of our Board of Directors, is the principal of Heathcote.  Accordingly, the Company’s agreement with Heathcote constitutes a related party transaction and was reviewed and approved by the Audit Committee of the Company’s Board of Directors.  Mr. Heller did not participate in the Audit Committee’s consideration of the agreement and abstained from the committee’s vote to approve the agreement.  Concurrently with the Company’s engagement of Heathcote, Mr. Heller resigned as a member of the Audit Committee and as Chairman of the Compensation Committee, though he continues to serve on our Board.

On March 25, 2013, the Company and Heathcote modified this agreement to exclude any transactions involving the Maxim Group LLC and for Heathcote to continue to provide non-exclusive financial advisory services to the Company.  The Company paid a total of $50,000 in fees to Heathcote under the agreement and Heathcote will be paid an additional $20,000 upon the completion of this offering for services provided in connection with the Bad Daddy’s Burger Bar transaction.

SII Investment Transaction

On June 13, 2012, the Company entered into a Securities Purchase Agreement with SII, pursuant to which the Company agreed to issue and sell to SII, and SII agreed to purchase, 473,934 shares of newly designated Series C Convertible Preferred Stock for an aggregate purchase price of $2,000,001.48 (i.e., $4.22 per share), subject to the satisfaction of certain conditions precedent set forth in the purchase agreement.  At the time the Company and SII entered into the purchase agreement, SII held 50.8% of our outstanding common stock.  In addition, David L. Dobbin, the Chairman of our Board, is a principal of SII.  Accordingly, the agreement constitutes a related party transaction and was reviewed and approved by the Audit Committee.

On September 28, 2012, we completed the sale and issuance of 355,451 shares of Series C Convertible Preferred Stock to SII for an aggregate purchase price of $1,500,000.  As a result of this issuance, SII’s beneficial ownership interest in the Company increased from 50.8% to 60.9%.  We also entered into a Supplemental

Agreement with SII, dated September 28, 2012, and further amended on October 16, 2012, pursuant to which we extended the time period for SII to complete its purchase of the remaining shares of Series C Convertible Preferred Stock.  Pursuant to the Supplemental Agreement, as amended, SII agreed to complete its purchase of an additional 118,483 shares of Series C Convertible Preferred Stock, for an additional aggregate purchase price of $500,000, on or before March 31, 2013, at such time as the Company’s Board of Directors reasonably determines, with 45 days’ prior notice to SII, that the Company requires such funds to maintain the minimum stockholders’ equity required under Nasdaq Listing Rule 5550(b) for continued listing on the Nasdaq Capital Market. The Company’s Board of Directors determined that it will not require such funds to maintain the minimum stockholders’ equity requirement.  As a result, SII did not complete its purchase of the additional 118,483 shares of Series C Convertible Preferred Stock.

Each share of Series C Convertible Preferred Stock is convertible at the option of the holder into two shares of common stock, subject to certain anti-dilution provisions.  The shares of Series C Convertible Preferred Stock will accrue dividends at the rate of 8% per annum of the original issue price of $4.22 per share, with such accrued dividends payable quarterly.  In the event the Series C Convertible Preferred Stock has not been converted to common stock within 18 months following the issuance thereof, thereafter (i) the rate of the accrued dividends shall increase to 15% per annum from the date that is 18 months after the issuance thereof until converted or redeemed by the Company, and (ii) the Company may upon the approval of a majority of the disinterested members of the Board of Directors redeem all or from time to time a portion of the Series C Convertible Preferred Stock by payment of its liquidation preference.  The shares of Series C Convertible Preferred Stock also have additional voting rights, restrictions and provisions as described under the heading “Series C Convertible Preferred Stock” in the section of this prospectus entitled “Description of Securities.”

The June 13, 2012 Securities Purchase Agreement between the Company and SII reconfirms and continues the director designation rights granted to SII in connection with its initial investment in the Company.  Both purchase agreements provide that, for so long as SII continues to own at least 50% of the Company’s outstanding capital stock, (i) our Board of Directors shall not consist of more than seven members, and (ii) SII shall have the right to designate four individuals for election to our Board.  Pursuant to the purchase agreements, SII has also agreed to vote its shares in any election of directors for one individual designated by The Bailey Group and one individual designated by Mr. Reinhard and his affiliates, in addition to SII’s four director designees.  If either The Bailey Group or Mr. Reinhard and his affiliates cease to own at least 600,000 shares of the Company’s common stock (adjusted for any stock splits, reverse splits, or similar capital stock transactions), then the foregoing designation rights will cease, and SII has agreed to vote its shares in any election of directors in favor of a person, other than an SII designee, who receives the majority of votes of holders of common stock other than SII.

Neil Calvert, David L. Dobbin, Gary J. Heller, and Alan A. Teran are the current directors designated by SII.  Geoffrey R. Bailey is the current director designated by The Bailey Group, and Eric W. Reinhard is the current director designated by Mr. Reinhard and his affiliates.

The June 13, 2012 Securities Purchase Agreement between the Company and SII further provides that, for so long as SII continues to hold at least 75% of the shares of Series C Convertible Preferred Stock and/or the shares of common stock issuable upon conversion thereof, SII will have a right of first refusal to purchase additional securities which are offered by the Company on the same terms as offered for the purpose of maintaining its percentage ownership interest in the Company.  SII has agreed to waive its right to purchase any of the shares of common stock and Warrants covered by this prospectus.

Bad Daddy’s Transaction

On April 9, 2013, the Company entered into a series of agreements with BDI and BDFD to acquire the exclusive development rights for Bad Daddy’s Burger Bar restaurants in Colorado, additional restaurant development rights for Arizona and Kansas, and a 48% voting ownership interest in the franchisor entity, BDFD.  Each of the material agreements relating to the Bad Daddy’s Transaction is summarized in the “Business-Recent Developments-Bad Daddy’s Burger Bar” section beginning on page [42] of this prospectus.

PRINCIPAL STOCKHOLDERS

The following table shows the beneficial ownership of shares of the Company’s common stock as of April 10, 2013 by each person known by the Company to be the beneficial owner of more than five percent of the shares of the Company’s common stock, each director and each executive officer named in the Summary Compensation Table above, and all directors and executive officers as a group.  The address for the principal stockholders and the directors and officers is 601 Corporate Circle, Golden, CO 80401.

Holder	Number of shares	Percent of
Principal stockholders:	beneficially owned**	class[1]
Small Island Investments Ltd.	2,094,236[2]	60.9%
The Bailey Co.	273,837[3]	10.0%
The Erie Co. Investment Co.	338,730[3]	12.4%

Directors and Officers:
Geoffrey R. Bailey-Director	16,766[4]	*
David L. Dobbin-Director	2,101,903[5]	61.0%
Gary J. Heller-Director	7,667[6]	*
Boyd E. Hoback-Director/Officer	43,964[7]	1.6%
Sue M. Knutson-Officer	6,847[8]	*
Scott G. Lefever-Officer	12,279[9]	*
Alan A. Teran – Director	31,235[10]	1.1%
Eric Reinhard-Director	99,034[11]	3.6%
Neil Calvert-Director	4,000[12]	*
All directors and executive officers as a group (9 persons including all those named above)	2,323,695[13]	63.6%

[1]	Based on 2,726,214 shares of common stock outstanding as of April 26, 2013.
[2]	Small Island Investments Ltd. is owned and controlled by director David L. Dobbin and members of his family.
[3]

The Bailey Company is 99% owned by The Erie County Investment Co., which should be deemed the beneficial owner of the Company’s Common Stock held by The Bailey Company.  The Erie County Investment Co. also owns 194,680 shares of the Company’s Common Stock in its own name.  Geoffrey R. Bailey is a director and executive officer of The Erie County Investment Co.  Because of his ownership of only 26% of the voting shares of The Erie County Investment Co., Paul T. Bailey disclaims beneficial ownership of the shares of Common Stock held by The Bailey Company and The Erie County Investment Co.

[4]	Includes 12,333 shares underlying presently exercisable stock options.
[5]	Includes shares of Common Stock held beneficially by Small Island Investments Ltd. Also includes 7,667 shares underlying presently exercisable stock options held by Mr. Dobbin.
[6]	Includes 7,667 shares underlying presently exercisable stock options.
[7]	Includes 28,967 shares underlying presently exercisable stock options.
[8]	Includes 6,847 shares underlying presently exercisable stock options.
[9]	Includes 12,279 shares underlying presently exercisable stock options.
[10]	Includes 4,000 shares underlying presently exercisable stock options.
[11]	Includes 13,167 shares underlying presently exercisable stock options.
[12]	Includes 4,000 shares underlying presently exercisable stock options.
[13]

Does not include shares of Common Stock held beneficially by The Bailey Company and The Erie County Investment Co.  If those shares were included, the number of shares of Common Stock beneficially held by all directors and executive officers as a group would be 2,662,425 and the percentage of the class would be 72.9%.

*	Less than one percent.
**

Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of April 26, 2013, 2,726,214 shares of our common stock were issued and outstanding.  All outstanding shares of common stock are validly issued, fully paid and nonassessable.

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and our articles of incorporation do not provide for cumulative voting in the election of directors unless required by applicable law.  Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our Board of Directors out of funds legally available for the payment of dividends.  In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

Our articles of incorporation provide that our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock.  Our Board of Directors will be able to issue preferred stock in one or more series and determine the voting powers, preferences and relative, participating, optional and other special rights of the shares of any such series of preferred stock, and the qualifications, limitations, and restrictions of such shares, any or all of which may be greater than the rights of our common stock.  Issuances of preferred stock could adversely affect the voting power of common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.  Any issuance of preferred stock also could have the effect of decreasing the market price for our common stock and could delay, deter or prevent a change in control of the Company.

Series Preferred Stock

Our Board of Directors previously designated 1,000,000 shares of preferred stock as “Series A Convertible Preferred Stock,” 1,000,000 shares of preferred stock as “Series B Convertible Preferred Stock,” and 473,934 shares of preferred stock as “Series C Convertible Preferred Stock.”  No shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock are currently outstanding.

Series C Convertible Preferred Stock

As of April 26, 2013, 355,451 shares of our Series C Convertible Preferred Stock were issued and outstanding.  All outstanding shares of Series C Convertible Preferred Stock are validly issued, fully paid and nonassessable.

Shares of our Series C Convertible Preferred Stock have the rights, preferences, and privileges, and the qualifications, limitations and restrictions, set forth in the Certificate of Designations, Preferences, and Rights of Series C Convertible Preferred Stock (“Certificate of Designations”) filed by the Company with the Nevada Secretary of State on September 17, 2012, including the following:

•

Dividends shall accrue on shares of Series C Convertible Preferred Stock at the rate of 8% per annum of the original issue price of $4.22 per share.  The accrued dividends on shares of Series C Convertible Preferred Stock are payable quarterly and shall be payable prior and in preference to any dividends on the Company’s common stock.  In the event the Series C Convertible Preferred Stock has not been converted to common stock within 18 months following the issuance thereof, thereafter (i) the rate of the accrued dividends shall increase to 15% per annum from the date that is 18 months after the issuance thereof until converted or redeemed by the Company, and (ii) the Company may upon the approval of a majority of the disinterested members of the Board of Directors redeem all or from time to time a portion of the Series C Convertible Preferred Stock by payment of its liquidation preference.

•

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, or a transaction which is deemed to be a liquidation pursuant to the Certificate of Designations, holders of Series C Convertible Preferred Stock shall be entitled to receive a preference payment equal to the original issue price of $4.22 per share, plus any accrued but unpaid dividends, before any assets of the Company are distributed to holders of the Company’s common stock.

•

Shares of Series C Convertible Preferred Stock shall vote together with the common stock on an as-if-converted basis.  In addition, shares of Series C Convertible Preferred Stock shall have the right to vote, as a separate class, on certain major corporate transactions, such as a liquidation or dissolution, a consolidation or merger, or a sale, lease, transfer or other disposition of all or substantially all of the Company’s assets; a material agreement for the acquisition of another entity outside of its core business operations; an amendment, alteration or repeal of the Company’s articles of incorporation; an increase in the outstanding shares of preferred stock of the Company at a price below $3.00 per share; a redemption, repurchase or other acquisition for value of any of the Company’s equity securities; an amendment to the Company’s bylaws that is directly detrimental to the rights and preferences of the Series C Convertible Preferred Stock; any debt agreement in excess of $500,000; or any increase in the maximum number of directors constituting the Company’s Board of Directors in excess of seven.

•

Shares of Series C Convertible Preferred Stock shall be convertible into shares of common stock at any time, at a conversion ratio equal to two shares of common stock for each share of Series C Convertible Preferred Stock converted (subject to adjustment in the event of any stock split, combination, reorganization, or reclassification of the common stock).

•

The Company may require the conversion of all outstanding shares of Series C Convertible Preferred Stock into shares of common stock at the above conversion ratio at any time after 36 months following the issuance of the Series C Convertible Preferred Stock based upon the public trading price and the trading volume of the common stock.  In addition, the Series C Convertible Preferred Stock shall automatically convert to common stock upon a qualified public offering of the Company’s common stock based upon the size and price of such public offering or a sale of all or substantially of the Company’s assets.

Warrants to be Issued in This Offering

In connection with the purchase of one share of common stock, we will also issue a Warrant.  Each  Warrant entitles the registered holder to purchase one-half of a share of our common stock at an exercise price of [$____] per whole share.  The Warrants may only be exercised for cash.  The Warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.  We may call the Warrants for redemption as follows:

•

at a price of $0.01 for each Warrant at any time while the Warrants are exercisable, so long as a registration statement relating to the common stock issuable upon exercise of the Warrants is effective and current;

•

upon not less than 30 days prior written notice of redemption to each Warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds [$___] per share ([___%] of the aggregate offering price of a share of common stock and corresponding Warrant in this offering) for any 20 trading days within a 30 consecutive trading day period ending on the third business day prior to the notice of redemption to Warrant holders.

If the foregoing conditions are satisfied and we call the Warrants for redemption, each Warrant holder will then be entitled to exercise his, her or its Warrant prior to the date scheduled for redemption.  However, there can be no assurance that the price of the common stock will exceed the call price or the Warrant exercise price after the redemption call is made.

You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.

The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including but not limited to in the event of a stock split, stock dividend, recapitalization, reorganization, merger or consolidation.  However, the Warrants will not be adjusted for the issuances of common stock or securities convertible or exercisable into common stock at a price below the then current exercise price of the Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us or by wire transfer of immediately available funds to an account designated by us, for the number of Warrants being exercised.  The Warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their Warrants and receive shares of common stock.  After issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants.  Under the terms of the Warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the Warrants until the expiration of the Warrants.  However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and we will not be required to settle any such Warrant exercise.  If the prospectus relating to the common stock issuable upon the exercise of the Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Currently, no public market exists for our Warrants.  We do not intend to apply for the listing of the Warrants on any national securities exchange.  The Warrants will be issued in registered form pursuant to a warrant agency agreement between us and Computershare Trust Company, as warrant agent.  The shares of common stock and Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Provisions of Our Articles of Incorporation and Bylaws and Nevada Law that May Have an Anti-Takeover Effect

We are subject to anti-takeover laws for Nevada corporations.  These anti-takeover laws prevent a Nevada corporation from engaging in a business combination with any stockholder, including all affiliates and associates of the stockholder, who owns 10% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 10% or more of the corporation’s voting stock, unless specified conditions are met.

Our articles of incorporation and our bylaws contain a number of provisions that may deter or impede takeovers or changes of control or management.  These provisions:

•

authorize our Board of Directors to establish one or more series of preferred stock the terms of which can be determined by the Board of Directors at the time of issuance;

•

do not allow for cumulative voting in the election of directors unless required by applicable law.  Under cumulative voting a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

•

state that special meetings of our stockholders may be called only by the Chairman of the Board, the president or any two directors and must be called by the president upon the written request of the holders of ten percent of the outstanding shares of capital stock entitled to vote at such special meeting; and

•

provide that the authorized number of directors is no more than seven as determined by our Board of Directors.

These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.

In addition, the terms of the Series C Convertible Preferred Stock and our Securities Purchase Agreements with SII restrict our ability to increase the size of our Board of Directors in excess of seven directors without SII’s consent.

Limitations on Liability and Indemnification of Officers and Directors

Nevada law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Nevada law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Nevada law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We do not currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval.  Nevada law does not require stockholder approval for any issuance of authorized shares.  However, the Nasdaq listing requirements require stockholder approval of certain issuance equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock.  No assurances can be given that our shares will remain so listed.  We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans.  The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing of our Common Stock

Our common stock is listed on the Nasdaq Capital Market under the symbol “GTIM.”  On April 25, 2013, the last reported sale price for our common stock as reported on the Nasdaq Capital Market was $3.14 per share.

Transfer Agent

Our transfer agent is Computershare Trust Company, 250 Royall Street, Canton, Massachusetts 02021.  Computershare Trust Company will also act as transfer agent for the Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding an aggregate of [________] shares of common stock ([________] shares if the underwriters’ over-allotment option is exercised in full).  In addition, we have reserved:

•

710,902 shares of our common stock issuable upon the conversion of 355,351 shares of our Series C Convertible Preferred Stock outstanding as of April 26, 2013, at a conversion ratio of two shares of common stock for each share of Series C Convertible Preferred Stock;

•

293,854 shares of our common stock issuable upon the exercise of stock options outstanding under 2008 Omnibus Equity Incentive Compensation Plan as of April 26, 2013, of which options to purchase 130,200 shares were exercisable as of such date;

•

[________] shares of our common stock issuable upon exercise of the Warrants issued to the public in connection with this offering;

•

[________] shares of our common stock underlying Warrants to be received by the underwriters in connection with this offering; and

•

206,146 additional shares of our common stock to be reserved for future issuance under our 2008 Omnibus Equity Incentive Compensation Plan following this offering.

Of these shares, the [______] shares sold in this offering ([________] shares if the underwriters’ over-allotment option is exercised in full) and the [_______] shares of common stock underlying the Warrants sold in this offering ([________] shares if the underwriters’ over-allotment option is exercised in full) will be freely transferrable without restriction or further registration under the Securities Act, except for any shares that are acquired by affiliates as that term is defined in Rule 144.  Shares of common stock held by our affiliates and our officers and directors are “restricted securities” as that term is defined in Rule 144 under the Securities Act.  Restricted securities may be sold in the public market only if registered or if an exemption from registration is available, including the exemption provided by Rule 144 or Rule 701 under the Securities Act, each of which is summarized below.  Upon the completion of this offering, we believe that approximately 2,323,695 shares of our common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•

1% of shares of our common stock then outstanding; or

•

the average weekly trading volume of shares of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. As of April 10, 2012, our affiliates owned 2,323,695 shares of common stock.

Rule 701

Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not subject to lock-up agreements, (a) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144, and (b) by affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the holding period requirement of Rule 144. The Rule 701 shares held by our executive officers, directors and certain of our stockholders are, however, subject to lock-up agreements and will only become eligible for sale upon the expiration of the contractual lock-up agreements. The underwriters may release all or any portion of the securities subject to lock-up agreements.

Series C Convertible Preferred Stock

As of April 26, 2013, 355,451 shares of our Series C Convertible Preferred Stock were issued and outstanding.  The outstanding shares of Series C Convertible Preferred Stock are convertible into shares of common stock at any time, at a conversion ratio equal to two shares of common stock for each share of Series C Convertible Preferred Stock converted (subject to adjustment in the event of any stock split, combination, reorganization, or reclassification of the common stock.)  In addition, the Company may require the conversion of all outstanding shares of Series C Convertible Preferred Stock into shares of common stock at the above conversion ratio at any time after 36 months following the issuance of the Series C Convertible Preferred Stock based upon the public trading price and the trading volume of the common stock.  In addition, the Series C Convertible Preferred Stock shall automatically convert to common stock in the event of (A) an underwritten public offering of shares of the Company’s common stock at a per-share offering price (prior to underwriting commissions and expenses) of not less than $3.00 per share (as adjusted for stock splits and combinations) and for total gross offering proceeds of not less than $10,000,000 (a “Qualified Public Offering”), or (B) a sale of all or substantially all of the assets of the Company which has the effect of valuing the common stock of the Company at not less than $3.00 per share.  The offering of shares of common stock and Warrants pursuant to this prospectus for total gross offering proceeds of [$_______] does not constitute a Qualified Public Offering and thus will not result in the automatic conversion of our outstanding Series C Convertible Preferred Stock.

Registration Rights

Under the terms of the Registration Rights Agreement dated December 13, 2010 between us and SII, SII has rights to require us to file registration statements under the Securities Act, subject to limitations and restrictions, or request that its 1,400,000 shares of common stock be covered by a registration statement that we are otherwise filing, subject to specified exceptions.

In addition, under the Registration Rights Agreement, SII has also been granted “piggyback” registration rights with respect to its 1,400,000 shares of common stock. These rights entitle SII to elect to be included in registration statements to be filed by us. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.  In connection with this offering SII has agreed to waive its “piggyback” registration rights.

In connection with this offering SII has agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six (6) months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim Group LLC.   See “-Lock-Up Agreements.”

Form S-8 Registration Statement

On December 18, 2008, we filed a registration statement on Form S-8 under the Securities Act to register up to 450,000 shares of common stock (or 150,000 shares after adjustment for the reverse stock split of the Company’s common stock effected on December 31, 2010) that are issuable pursuant to our 2008 Omnibus Equity Incentive Compensation Plan.  Subject to the lock-up agreements described below and any applicable vesting restrictions, shares registered under this registration statement are available for resale in the public market immediately, except with respect to Rule 144 volume limitations that apply to our affiliates.

Lock-up Agreements

We and each of our officers, directors, and certain existing stockholders aggregating at least 65% of our outstanding shares, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six (6) months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim Group LLC.

Maxim Group LLC may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the securityholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC acting as representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares and warrants at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
Maxim Group LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares and warrants offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares and warrants offered by this prospectus if any such shares and warrants are taken, other than those shares and warrants covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to $__________ of additional shares and warrants (or _____ shares assuming a $_____ per share public offering price) at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with this offering.  To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares and warrants as the number of shares and warrants to be purchased by it in the above table bears to the total number of shares and warrants offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares and warrants to the underwriters to the extent the option is exercised. If any additional shares and warrants are purchased, the underwriters will offer the additional shares and warrants on the same terms as those on which the other shares and warrants are being offered hereunder.

Commissions

We have agreed to pay the underwriters (i) a cash fee equal to seven percent of the aggregate gross proceeds raised in this offering and (ii) warrants to purchase that number of shares of our common stock equal to seven percent of the aggregate number of shares of common stock sold in this offering (excluding shares underlying the warrants sold).  Such warrants shall have an exercise price equal to 125% of the offering price, terminate three years after issuance, have a cashless exercise provision and otherwise have the same terms as the warrants sold in this offering.  Such warrants shall not be transferable for a period of 180 days from the consummation of this offering, except as permitted by FINRA rules.

The representative has advised us that the underwriters propose to offer the shares and warrants directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares and warrants to other securities dealers at such price less a concession of up to $___ per share.  After the offering to the public, the offering price and other selling terms may be changed by the representative without changing the Company’s proceeds from the underwriters’ purchase of the shares and warrants.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares and warrants. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

	Per Unit	Total Without Over Allotment	Total With Over- Allotment
Public Offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $__________, all of which are payable by us.

Lock-Up Agreements

We and each of our officers, directors, and certain existing stockholders aggregating at least 65% of our outstanding shares, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six (6) months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim Group LLC.

Maxim Group LLC may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the securityholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares and warrants than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares and warrants over-allotted by the underwriters is not greater than the number of shares and warrants that it may purchase in the over-allotment option. In a naked short position, the number of shares and warrants involved is greater than the number of shares and warrants in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market. Since the warrants will not be listed and are not expected to trade, the underwriters cannot purchase the warrants in the open market and, as a result, the underwriters cannot and will not enter into naked short positions.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock on The Nasdaq Capital Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•

a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•

net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•

passive market making bids must be identified as such.

Other Terms

For a period of 12 months from the consummation of this offering, we have granted Maxim a right of first refusal to act as lead managing underwriter and book runner or minimally as a co-lead manager and co-book runner and/or co-lead placement agent with at least 50.0% of the economics; or, in the case of a three-handed deal, 33.0% of the economics, for any equity, equity-linked or debt (excluding commercial bank debt) offerings undertaken by the Company or any subsidiary of the Company during such period.

In addition, we have agreed to reimburse the underwriters for all reasonable out-of-pocket expenses, including but not limited to reasonable legal fees, incurred by the underwriters in connection with the offering.

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us, for which they may receive, in the future, customary fees.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares and warrants offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

LEGAL MATTERS

Snell & Wilmer L.L.P. has rendered an opinion regarding the legality of the issuance of the shares of common stock and Warrants being registered in this prospectus.  Certain legal matters in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP.

EXPERTS

The financial statements included in this prospectus have been so included in reliance on the report of Hein & Associates LLP, the Company’s independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith.  For further information about us and the securities offered hereby, reference is made to the registration statement and the exhibits filed therewith.  We are also subject to the reporting requirements of the Exchange Act.  The registration statement, as well as reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by us, can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F Street N.E., Room 1580, Washington, D.C. 20549.  The reader may obtain information on the operations of the public reference room by calling the SEC at 1-800-SEC-0330.  The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC.  Our filings are also available on the SEC’s internet site at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Company is a Nevada corporation.  The corporate laws of the State of Nevada, Nevada Revised Statutes Chapter 78, contain provisions for the indemnification and insurance of directors, officers, employees and agents of a Nevada corporation against liabilities which they may incur in their capacities as such.  These provisions have the following general effects:

•

Under Subsection 1 of Section 78.7502 of the Nevada Revised Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, because the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if he (i) is not liable to the corporation or its stockholders under Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Section 78.138 provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

•

Under Subsection 2 of Section 78.7502, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if he (i) is not liable to the corporation or its stockholders under Section 78.138, or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

•

Under Subsection 3 of Section 78.7502, a Nevada corporation must indemnify a director, officer, employee or agent to the extent that he has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

•

Under Section 78.752, a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee or agent, whether or not the corporation has the authority to indemnify him against such liabilities and expenses.

Article IX of the Company’s articles of incorporation provides as follows:

The Corporation shall indemnify all officers, directors, and agents of the Corporation to the fullest extent permitted by Nevada law, as the same exists or may hereafter be amended.  Such indemnification shall include, but not be limited to, indemnification against monetary damages for breach of fiduciary duty.

In addition, Article IX of the Company’s bylaws contains detailed provisions which have the general effect of providing for indemnification of directors and officers to the fullest extent permitted by Nevada law.  The bylaws also provide that the Board of Directors may direct that the Company purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company.

The Company does not currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS

PAGE

Condensed Consolidated Balance Sheets (unaudited) – December 31, 2012 and September 30, 2012	F-2

Condensed Consolidated Statements of Operations (unaudited) for the three months ended December 31, 2012 and 2011	F-3

Condensed Consolidated Statements of Cash Flow (unaudited) for the three months ended December 31, 2012 and 2011	F-4

Notes to Condensed Consolidated Financial Statements (unaudited)	F-5 – F-9

Report of Independent Registered Public Accounting Firm	F-10

Consolidated Balance Sheets – September 30, 2012 and 2011	F-11

Consolidated Statements of Operations – For the Years Ended September 30, 2012 and 2011	F-12

Consolidated Statements of Stockholders’ Equity – For the Period from October 1, 2010	F-13
through September 30, 2012

Consolidated Statements of Cash Flows – For the Years Ended September 30, 2012 and 2011	F-14

Notes to Consolidated Financial Statements	F-15 – F-25

FINANCIAL STATEMENTS

GOOD TIMES RESTAURANTS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	September 30,
ASSETS	2012	2012
CURRENT ASSETS:
Cash and cash equivalents	$ 963,000	$ 616,000
Preferred stock sale receivable	-	1,500,000
Assets held for sale	1,888,000	1,380,000
Receivables, net of allowance for doubtful accounts of $0	126,000	145,000
Prepaid expenses and other	51,000	53,000
Inventories	183,000	159,000
Notes receivable	4,000	5,000
Total current assets	3,215,000	3,858,000
PROPERTY, EQUIPMENT AND CAPITAL LEASES
Land and building	4,708,000	4,887,000
Leasehold improvements	3,211,000	3,241,000
Fixtures and equipment	7,505,000	7,369,000
	15,424,000	15,497,000
Less accumulated depreciation and amortization	(12,408,000)	(12,415,000)
	3,016,000	3,082,000
OTHER ASSETS:
Notes receivable, net of current portion	15,000	15,000
Goodwill	96,000	-
Deposits and other assets	85,000	106,000
	196,000	121,000
TOTAL ASSETS	$ 6,427,000	$ 7,061,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt and capital lease obligations, net of discount of $0 and $7,000, respectively	$ 1,183,000	$ 1,586,000
Accounts payable	483,000	493,000
Deferred income	53,000	75,000
Other accrued liabilities	1,010,000	856,000
Total current liabilities	2,729,000	3,010,000
LONG-TERM LIABILITIES:
Capital lease obligations due after one year	94,000	102,000
Long-term debt due after one year	33,000	37,000
Deferred and other liabilities	650,000	652,000
Total long-term liabilities	777,000	791,000

STOCKHOLDERS’ EQUITY:
Good Times Restaurants Inc stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized, 355,451 issued and outstanding as of December 31, 2012 and September 30, 2012 (liquidation preference $1,500,000)	1,000	1,000
Common stock, $.001 par value; 50,000,000 shares authorized, 2,726,214 shares issued and outstanding as of December 31, 2012 and September 30, 2012	3,000	3,000
Capital contributed in excess of par value	21,534,000	21,510,000
Accumulated deficit	(18,827,000)	(18,457,000)
Total Good Times Restaurants Inc stockholders' equity	2,711,000	3,057,000
Non-controlling interest in partnerships	210,000	203,000
Total stockholders’ equity	2,921,000	3,260,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 6,427,000	$ 7,061,000

See accompanying notes to condensed consolidated financial statements

GOOD TIMES RESTAURANTS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	THREE MONTHS ENDED DECEMBER 31,
	2012	2011
NET REVENUES:
Restaurant sales	$ 4,722,000	$ 4,747,000
Franchise royalties	95,000	99,000
Total net revenues	4,817,000	4,846,000

RESTAURANT OPERATING COSTS:
Food and packaging costs	1,600,000	1,662,000
Payroll and other employee benefit costs	1,738,000	1,684,000
Restaurant occupancy and other operating costs	969,000	1,033,000
Depreciation and amortization	202,000	208,000
Total restaurant operating costs	4,509,000	4,587,000

General and administrative costs	386,000	341,000
Advertising costs	210,000	211,000
Franchise costs	15,000	14,000
Gain on restaurant asset sale	(6,000)	(15,000)
Loss From Operations	(297,000)	(292,000)

Other Income (Expenses):
Interest expense, net	(32,000)	(54,000)
Other income (expense)	(1,000)	(11,000)
Unrealized income on interest rate swap	-	7,000
Total other expenses, net	(33,000)	(58,000)
NET LOSS	($330,000)	($350,000)
Income attributable to non-controlling interests	(10,000)	(17,000)
NET LOSS ATTRIBUTABLE TO GOOD TIMES RESTAURANTS, INC	($340,000)	($367,000)
Preferred stock dividends	(30,000)	-
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	($370,000)	($367,000)

BASIC AND DILUTED LOSS PER SHARE:
Net loss attributable to Common Shareholders	($.14)	($.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	2,726,214	2,726,214

See accompanying notes to condensed consolidated financial statements

GOOD TIMES RESTAURANTS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($330,000)	($350,000)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	202,000	208,000
Accretion of deferred rent	8,000	-
Amortization of debt issuance costs	6,000	6,000
Stock based compensation expense	24,000	15,000
Unrealized gain on interest rate swap	-	(7,000)
Recognition of deferred gain on sale of restaurant building	(6,000)	(6,000)
Gain on disposal of property and equipment	-	(9,000)
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables and other	16,000	34,000
Inventories	(24,000)	4,000
Deposits and other	5,000	7,000
(Decrease) increase in:
Accounts payable	(10,000)	(64,000)
Accrued liabilities and deferred income	83,000	34,000
Net cash used in operating activities	(26,000)	(128,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of fixed assets	-	305,000
Proceeds from sale leaseback transaction	1,377,000	-
Payments for the purchase of property and equipment	(1,482,000)	(70,000)
Payments received (loans made) to franchisees and to others	1,000	(6,000)
Net cash provided by (used in) investing activities	(104,000)	229,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from preferred stock sale	1,500,000	-
Principal payments on notes payable and long-term debt	(1,020,000)	(169,000)
Distributions paid to non-controlling interests	(3,000)	(21,000)
Net cash provided by (used in) financing activities	477,000	(190,000)

NET CHANGE IN CASH AND CASH EQUIVALENTS	347,000	(89,000)

CASH AND CASH EQUIVALENTS, beginning of period	$ 616,000	$ 847,000

CASH AND CASH EQUIVALENTS, end of period	$ 963,000	$ 758,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$ 33,000	$ 48,000
Preferred dividends declared	$ 30,000	-
Non-cash purchase of property and equipment	$ 600,000	-

See accompanying notes to condensed consolidated financial statements

GOOD TIMES RESTAURANTS INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all of the normal recurring adjustments necessary to present fairly the financial position of the Company as of December 31, 2012 and the results of its operations and its cash flows for the three  month period ended December 31, 2012. Operating results for the three month period ended December 31, 2012 are not necessarily indicative of the results that may be expected for the year ending September 30, 2013. The condensed consolidated balance sheet as of September 30, 2012 is derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles.  As a result, these condensed consolidated financial statements should be read in conjunction with the Company's Form 10-K for the fiscal year ended September 30, 2012.

Commencing in 2011, the Company began analyzing it operations on a regional basis, when evaluating closed restaurant operations for consideration as to the classification between continuing operations and discontinued operations.  During fiscal 2011 and 2012 the Company closed a total of four restaurants. The Company had minimal gains in connection with the sales of each of these restaurants and combined operating losses were approximately $27,000 in fiscal 2012. Prior to 2010 the Company evaluated operations at the restaurant level. In its reevaluation the Company determined that as most of the Company’s restaurants are within the Denver metropolitan region and share common advertising, distribution, supervision, and to a certain extent even customers, it would be more appropriate to perform its analysis on a regional basis.

During the three month periods ended December 31, 2012 and 2011 the Company incurred expenses of $1,000 and $11,000, respectively, and has a remaining lease liability of $79,000 as of December 31, 2012, related to a restaurant that was closed prior to 2011 and was previously classified as discontinued operations. Due to the insignificance of the amounts, the Company has reclassified such amounts as other expense in operations and as other liabilities on the condensed consolidated balance sheet.

Reclassification – Certain prior year balances have been reclassified to conform to the current year’s presentation.  Such reclassifications had no effect on the net income or loss.

Note 2.

Recent Developments

On September 28, 2012, we closed on a private placement of 355,451 shares of Series C Convertible Preferred Stock to Small Island Investments Limited (“SII”) for an aggregate purchase price of $1,500,000 (or $4.22 per share), pursuant to the terms of the Securities Purchase Agreement between the Company and SII dated June 13, 2012 and supplemented on September 28, 2012 and October 16, 2012 (collectively, the “Purchase Agreement”).  SII remains obligated, under the Purchase Agreement, to close on the purchase of an additional 118,483 shares of Series C Convertible Preferred Stock, for the additional aggregate purchase price of $500,000 (or $4.22 per share), on or before March 31, 2013, at such time as the Company’s Board of Directors reasonably determines, with 45 days’ prior notice to SII, that the Company requires such funds to maintain the minimum stockholders’ equity required under NASDAQ Listing Rule 5550(b) for continued listing on The NASDAQ Capital Market.  Each share of Series C Convertible Preferred Stock is convertible at the option of the holder into two shares of Common Stock, subject to certain anti-dilution provisions.  The shares of Series C Convertible Preferred Stock will accrue dividends at the rate of 8.0% per annum of the original issue price of $4.22 per share, with such accrued dividends payable quarterly beginning in February 2013. In the event the Series C Convertible Preferred Stock has not been converted to Common Stock on or before March 28, 2014, thereafter (i) the rate of the accrued dividends shall increase to 15.0% per annum from March 28, 2014 until converted or redeemed by the Company, and (ii) the Company may upon the approval of a majority of the disinterested members of the Board of Directors redeem all or from time to time a portion of the Series C Convertible Preferred Stock by payment of its liquidation preference.  The shares of Series C Convertible Preferred Stock also have additional voting rights, restrictions and provisions as disclosed in our Proxy Statement filed on August 10, 2012.

At September 30, 2012 we classified $1,380,000 of net assets as held for sale in the accompanying consolidated balance sheet. The costs were related to a site in Firestone, Colorado which had been fully developed. On November 30, 2012 we completed a sale lease-back transaction on the property.  The net sale leaseback proceeds of $1,377,000 were used to reduce the PFGI II term loan by $765,000 and to increase our working capital.

On November 30, 2012 we purchased the real estate underlying an existing restaurant from our landlord for $760,000.  In connection with the real estate purchase we entered into a sale leaseback agreement that was completed on January 25, 2013 with net proceeds of $870,000.  The net proceeds were used to pay in full the remaining PFGI II term loan of $531,000 and to increase our working capital.

On December 31, 2012 we purchased a restaurant from a franchisee for total consideration of $1,256,000, including the real estate and operating business.  We paid $656,000 in cash and issued a short term note of $600,000.  We have entered into a sale leaseback agreement for the real estate that we expect will yield approximately $1,085,000 in net proceeds by March 31, 2013.

At December 31, 2012 we classified $1,888,000 of net assets as held for sale related to two sites discussed above, one in Wheat Ridge, Colorado and one in Thornton, Colorado.

In fiscal 2012 we sold two Company-operated restaurants and two franchise restaurants closed.  In December, 2012 two cobranded test restaurants with Taco Johns terminated their franchise agreements and the test is now limited to three franchised restaurants in Wyoming and North Dakota. We continue to evaluate the near term realizable asset value of each restaurant compared to its longer term cash flow value and we may choose to sell, sublease or close a limited number of additional lower performing restaurants in fiscal 2013 as we position the company for growth in new store development and reposition our stores away from trade areas that may have shifted demographically or from our current concept direction.  We will require additional capital sources to develop additional company-owned restaurants. We anticipate that the sale of a limited number of lower volume restaurants will improve our average unit sales, operating margins as a percentage of revenue and may provide cash resources for reinvestment into existing restaurants, new restaurant development and to increase our working capital.

Note 3.

Stock-Based Compensation

Stock-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant).

The Company measures the compensation cost associated with share-based payments by estimating the fair value of stock options as of the grant date using the Black-Scholes option pricing model. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the Company’s stock options granted during all years presented. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the employees who receive equity awards.

Our net loss for the three months ended December 31, 2012 and December 31, 2011 includes $24,000 and $15,000, respectively, of compensation costs related to our stock-based compensation arrangements.

On January 1, 2013 the Company granted 12,000 non-statutory stock options and 110,421 incentive stock options with exercise prices of $2.31.  The per-share weighted average fair value was $1.96 for both the non-statutory stock option grants and incentive stock option grants.

During the three months ended December 31, 2011, we granted 30,000 non-statutory stock options with an exercise price of $1.31 and a per-share weighted average fair value was $1.07.

In addition to the exercise and grant date prices of the awards, certain weighted average assumptions that were used to estimate the fair value of stock option grants are listed in the following table:

	December 2011 Non-Statutory Stock Options	January 2013 Non-Statutory Stock Options	January 2013 Incentive Stock Options
Expected term (years)	7.5	7.1	6.5
Expected volatility	95.71%	105.96%	110.53%
Risk-free interest rate	1.47%	1.28%	1.13%
Expected dividends	0	0	0

We estimate expected volatility based on historical weekly price changes of our common stock for a period equal to the current expected term of the options. The risk-free interest rate is based on the United States treasury yields in effect at the time of grant corresponding with the expected term of the options. The expected option term is the number of years we estimate that options will be outstanding prior to exercise considering vesting schedules and our historical exercise patterns.

A summary of stock option activity under our share-based compensation plan for the three months ended December 31, 2012 is presented in the following table:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs.)	Aggregate Intrinsic Value
Outstanding-beg of year	175,289	$ 6.18
Granted	-
Exercised	-
Forfeited	-
Expired	(3,857)	$ 8.10
Outstanding Dec 31, 2012	171,432	$ 6.14	6.2	$ 69,000

Exercisable Dec 31, 2012	118,200	$ 8.20	5.4	$ 29,000

As of December 31, 2012, the total remaining unrecognized compensation cost related to unvested stock-based arrangements was $238,000 and is expected to be recognized over a period of 3 years.

There were no stock options exercised during the three months ended December 31, 2012.

Note 4.

Comprehensive Income (Loss)

Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as adjustments resulting from unrealized gains or losses on held-to-maturity investments and certain hedging transactions. The Company’s comprehensive loss is equal to its net loss.

Note 5.

Contingent Liabilities and Liquidity

We remain contingently liable on various leases underlying restaurants that were previously sold to franchisees.  We have never experienced any losses related to these contingent lease liabilities, however if a franchisee defaults on the payments under the leases, we would be liable for the lease payments as the assignor or sublessor of the lease.  Currently we have not been notified nor are we aware of any leases in default by the franchisees, however there can be no assurance that there will not be in the future which could have a material effect on our future operating results.

Note 6.

Related Party Transactions

In April 2012 the Company entered into a financial advisory services agreement with Heathcote Capital LLC pursuant to which they will provide the Company with exclusive financial advisory services in connection with a possible strategic transaction. Gary J. Heller, a member of the Company’s Board of Directors, is the principal of Heathcote Capital LLC.  Accordingly, the agreement constitutes a related party transaction and was reviewed and approved by the Audit Committee of the Company’s Board of Directors. Total amounts paid to Heathcote Capital LLC in fiscal 2012 and 2013 were $48,600 and $5,000, respectively, which are deferred and included in other assets.

Note 7.

Assets Held for Sale

At September 30, 2012 we classified $1,380,000 of net assets as held for sale related to a fully developed site in Firestone, Colorado. On November 30, 2012 we completed a sale lease-back transaction on the property. The net proceeds of $1,377,000 were used to pay down the PFGI II, LLC note payable by $765,000 and to increase our working capital.

At December 31, 2012 we classified $1,888,000 of net assets as held for sale related to two sites, one in Wheat Ridge, Colorado and one in Thornton, Colorado. On January 25, 2013 we completed a sale lease-back transaction on the Wheat Ridge property. The net proceeds of $870,000 were used to pay off the PFGI II, LLC note payable balance of $531,000 and to increase our working capital. We have entered into a sale leaseback agreement for the Thornton property that we expect will yield approximately $1,085,000 in net proceeds by March 31, 2013.

Note 8.

Impairment of Long-Lived Assets and Goodwill

Long-Lived Assets

We review our long-lived assets for impairment, including land, property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the capitalized costs of the assets to the future undiscounted net cash flows expected to be generated by the assets and the expected cash flows are based on recent historical cash flows at the restaurant level (the lowest level that cash flows can be determined).

An analysis was performed on a restaurant by restaurant basis at December 31, 2012. Assumptions used in preparing expected cash flows were as follows:

•

Sales projections are as follows: Fiscal 2013 sales are projected to increase 6% with respect to fiscal 2012 and for fiscal years 2014 to 2027 we have used annual increases of 2% to 3%. The 6% increase in fiscal 2013 is due to the addition of breakfast sales. We believe the 2% to 3% increase in the fiscal years beyond 2013 is a reasonable expectation of growth and that it would be unreasonable to expect no growth in our sales. These increases include menu price increases in addition to any real growth. Historically our weighted menu prices have increased 1.5% to 6%.

•

Our variable and semi-variable restaurant operating costs are projected to increase proportionately with the sales increases as well as increasing an additional 1.5% per year consistent with inflation.

•

Our other fixed restaurant operating costs are projected to increase 1.5% to 2% per year.

•

Food and packaging costs are projected to decrease approximately .5% as a percentage of sales in relation to our fiscal 2012 food and packaging costs as a result of menu price increases and other menu initiatives.

•

Salvage value has been estimated on a restaurant by restaurant basis considering each restaurant’s particular equipment package and building size.

Given the results of our impairment analysis at December 31, 2012 there are no restaurants which are impaired as their projected undiscounted cash flows show recoverability of their asset values.

Our impairment analysis included a sensitivity analysis with regard to the cash flow projections that determine the recoverability of each restaurant’s assets. The results indicate that even with a 15% decline in our projected cash flows we would still not have any potential impairment issues.  However if we elect to sublease, close or otherwise exit a restaurant location impairment could be required.

Each time we conduct an impairment analysis in the future we will compare actual results to our projections and assumptions, and to the extent our actual results do not meet expectations, we will revise our assumptions and this could result in impairment charges being recognized.

All of the judgments and assumptions made in preparing the cash flow projections are consistent with our other financial statement calculations and disclosures. The assumptions used in the cash flow projections are consistent with other forward-looking information prepared by the company, such as those used for internal budgets, discussions with third parties, and/or reporting to management or the board of directors.

Projecting the cash flows for the impairment analysis involves significant estimates with regard to the performance of each restaurant, and it is reasonably possible that the estimates of cash flows may change in the near term resulting in the need to write down operating assets to fair value. If the assets are determined to be impaired, the amount of impairment recognized is the amount by which the carrying amount of the assets exceeds their fair value. Fair value would be determined using forecasted cash flows discounted using an estimated average cost of capital and the impairment charge would be recognized in income from operations.

Goodwill

The Company is required to test goodwill for impairment on an annual basis or whenever indications of impairment arise including, but not limited to, a significant decline in cash flows from store operations. Such tests could result in impairment charges. As of March 31, 2013, the Company had $96,000 of goodwill related to the purchase of a franchise operation on December 31, 2012.

Note 9.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company categorizes its assets and liabilities recorded at fair value based upon the following fair value hierarchy established by the Financial Accounting Standards Board:

Level 1:	Quoted market prices in active markets for identical assets and liabilities.
Level 2:

Observable inputs other than defined in Level 1, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are not corroborated by observable market data.

The following table summarizes financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2012:

Level 2:
Interest Rate Swap liability:

Balance at September 30, 2012	$ 7,000
Balance at December 31, 2012	$ 0
Net change	$ 7,000

The unrealized gains for the three month periods ending December 31, 2012 and December 31, 2011 of $0 and $7,000, respectively, are reported in the Condensed Consolidated Statement of Operations. We paid off the interest rate swap liability of $7,000 in October 2012.

Note 10.

Income Taxes

We account for income taxes using the liability method, whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. The deferred tax assets are reviewed periodically for recoverability, and valuation allowances are adjusted as necessary.

The Company is subject to taxation in various jurisdictions. The Company continues to remain subject to examination by U.S. federal authorities for the years 2009 through 2012. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company's financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded. The Company's practice is to recognize interest and/or penalties related to income tax matters in income tax expense. No accrual for interest and penalties was considered necessary as of December 31, 2012.

Note 11.

Non-controlling Interests

Non-controlling interests are presented as a separate item in the equity section of the condensed consolidated balance sheet. The amount of consolidated net income or loss attributable to non-controlling interests is presented on the face of the condensed consolidated statement of operations. Changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions, while changes in ownership interest that do result in deconsolidation of a subsidiary require gain or loss recognition in net income based on the fair value on the deconsolidation date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Good Times Restaurants, Inc.

We have audited the accompanying consolidated balance sheets of Good Times Restaurants, Inc. and subsidiaries as of September 30, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Good Times Restaurants, Inc. and subsidiaries as of September 30, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Hein & Associates LLP

/s/ Hein & Associates LLP

Denver, Colorado

December 28, 2012

Good Times Restaurants Inc. and Subsidiary

Consolidated Balance Sheets

	September 30,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 616,000	$ 847,000
Preferred stock sale receivable	$ 1,500,000	-
Assets held for sale	1,380,000	-
Receivables, net of allowance for doubtful accounts of $0	145,000	106,000
Prepaid expenses and other	53,000	47,000
Inventories	159,000	191,000
Notes receivable	5,000	5,000
Total current assets	3,858,000	1,196,000
PROPERTY AND EQUIPMENT
Land and building	4,887,000	6,969,000
Leasehold improvements	3,241,000	3,617,000
Fixtures and equipment	7,369,000	7,669,000
	15,497,000	18,255,000
Less accumulated depreciation and amortization	(12,415,000)	(12,533,000)
	3,082,000	5,722,000
OTHER ASSETS:
Notes receivable, net of current portion	15,000	10,000
Deposits and other assets	106,000	71,000
	121,000	81,000
TOTAL ASSETS	$ 7,061,000	$ 6,999,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt and capital lease obligations, net of discount of $7,000 and $26,000, respectively	$ 1,586,000	$ 195,000
Accounts payable	493,000	496,000
Deferred income	75,000	101,000
Other accrued liabilities	856,000	892,000
Total current liabilities	3,010,000	1,684,000
LONG-TERM LIABILITIES:
Debt and capital lease obligations, net of current portion and net of discount of $0 and $7,000, respectively	139,000	2,067,000
Deferred and other liabilities	652,000	728,000
Total long-term liabilities	791,000	2,795,000
COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)
STOCKHOLDERS’ EQUITY:
Good Times Restaurants Inc stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized, 355,451 and 0 issued and outstanding as of September 30, 2012 and 2011, respectively (liquidation preference $1,500,000)	1,000	-
Common stock, $.001 par value; 50,000,000 shares authorized, 2,726,214 as of September 30, 2012 and 2011 shares issued and outstanding	3,000	3,000
Capital contributed in excess of par value	21,510,000	19,982,000
Accumulated deficit	(18,457,000)	(17,680,000)
Total Good Times Restaurants Inc stockholders' equity	3,057,000	2,305,000
Non-controlling interest in partnerships	203,000	215,000
Total stockholders’ equity	3,260,000	2,520,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 7,061,000	$ 6,999,000

Good Times Restaurants Inc. and Subsidiary

Consolidated Statements of Operations

	FOR THE YEARS ENDED SEPTEMBER 30,
	2012	2011
NET REVENUES:
Restaurant sales	$ 19,274,000	$ 20,183,000
Area development and franchise fees	18,000	1,000
Franchise royalties	414,000	419,000
Total net revenues	19,706,000	20,603,000

RESTAURANT OPERATING COSTS:
Food and packaging costs	6,592,000	7,241,000
Payroll and other employee benefit costs	6,691,000	7,043,000
Restaurant occupancy costs	2,999,000	3,220,000
Other restaurant operating costs	940,000	952,000
Depreciation and amortization	795,000	888,000
Total restaurant operating costs	18,017,000	19,344,000

General and administrative costs	1,358,000	1,281,000
Advertising costs	796,000	757,000
Franchise costs	60,000	70,000
Gain on restaurant asset sale	(51,000)	(184,000)
LOSS FROM OPERATIONS	(474,000)	(665,000)

OTHER INCOME (EXPENSES):
Interest income	4,000	1,000
Interest expense	(203,000)	(280,000)
Other income (expense)	(15,000)	22,000
Unrealized income on interest rate swap	20,000	27,000
Total other expenses, net	(194,000)	(230,000)
NET LOSS	($668,000)	($895,000)
Income attributable to non-controlling interests	(109,000)	(118,000)
NET LOSS ATTRIBUTABLE TO GOOD TIMES RESTAURANTS, INC	($777,000)	($1,013,000)

BASIC AND DILUTED LOSS PER SHARE:
Net loss attributable to Good Times Restaurants, Inc	($.29)	($.42)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	2,726,214	2,440,860

Good Times Restaurants Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

For the period from October 1, 2010 through September 30, 2012

	Preferred Stock		Common Stock
	Issued Shares	Par Value	Issued Shares (1)	Par Value (1)	Capital Contributed in Excess of Par Value (1)	Non-controlling interest in Partnerships	Accumulated Deficit	Total

BALANCES, October 1, 2010	-	$ 0	1,299,520	$ 1,000	$ 18,156,000	$ 274,000	$ (16,737,000)	$ 1,694,000

Stock option compensation cost					61,000			61,000
Stock issued			1,426,695	2,000	1,765,000			1,767,000
Non-controlling interest in Partnerships						(59,000)	70,000	11,000
Net Loss and comprehensive loss							(1,013,000)	(1,013,000)

BALANCES, September 30, 2011	-	$ 0	2,726,214	$ 3,000	$ 19,982,000	$ 215,000	$ (17,680,000)	$ 2,520,000

Stock issued	355,451	-			1,460,000			1,460,000
Stock option compensation cost					69,000			69,000
Non-controlling interest in Partnerships						(12,000)		(12,000)
Net Loss and comprehensive loss							(777,000)	(777,000)

BALANCES, September 30, 2012	355,451	$ 1,000	2,726,214	$ 3,000	$ 21,510,000	$ 203,000	$ (18,457,000)	$ 3,260,000

(1)

Adjusted to effect a 1 for 3 reverse stock split on December 31, 2010

Good Times Restaurants Inc. and Subsidiary

Consolidated Statements of Cash Flows

	FOR THE YEARS ENDED September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$ (668,000)	$ (895,000)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	795,000	888,000
Amortization of debt issuance costs	26,000	48,000
Accretion of deferred rent	(38,000)	(62,000)
Write off of note receivable	-	4,000
Gain on disposal of property, restaurants and equipment	(51,000)	(184,000)
Stock option compensation cost	69,000	61,000
Unrealized income on interest rate swap agreement	(20,000)	(27,000)

Changes in operating assets and liabilities:
(Increase) decrease in:
Other receivables	(47,000)	51,000
Inventories	32,000	10,000
Prepaid expenses and other	(6,000)	(9,000)
Deposits and other assets	(63,000)	(43,000)
(Decrease) increase in:
Accounts payable	(11,000)	(220,000)
Accrued and other liabilities	(40,000)	(161,000)
Net cash used in operating activities	(22,000)	(539,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the purchase of property and equipment	(314,000)	(189,000)
Proceeds from the sale of assets	913,000	1,143,000
Loans made to franchisees and to others	(16,000)	-
Payments received on loans to franchisees and to others	11,000	-
Net cash provided by investing activities	594,000	954,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable, capital leases, and long-term debt	(650,000)	(1,617,000)
Proceeds (costs) from stock sale	(32,000)	1,727,000
Distributions to minority interest partner	(121,000)	(107,000)
Net cash provided by (used in) financing activities	(803,000)	3,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	(231,000)	418,000
CASH AND CASH EQUIVALENTS, beginning of year	847,000	429,000
CASH AND CASH EQUIVALENTS, end of year	$ 616,000	$ 847,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$ 171,000	$ 240,000
Purchase of equipment with debt and capital leases	$ 87,000	$ 124,000
Receivable from sale of preferred stock	$ 1,500,000	-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.

Organization and Summary of Significant Accounting Policies (policies):

Organization – Good Times Restaurants Inc. (Good Times or the Company) is a Nevada corporation. The Company operates through its wholly owned subsidiary Good Times Drive Thru Inc. (Drive Thru).

Drive Thru commenced operations in 1986 and, as of September 30, 2012, operates twenty four company-owned and joint venture drive-thru fast food hamburger restaurants.  The Company’s restaurants are located in Colorado. In addition, Drive Thru has seventeen franchises, fourteen operating in Colorado, two in Wyoming and one in North Dakota, and is offering franchises for development of additional Drive Thru restaurants.

We follow accounting standards set by the Financial Accounting Standards Board, commonly referred to as the “FASB”. The FASB sets generally accepted accounting principles (GAAP) that we follow to ensure we consistently report our financial condition, results of operations and cash flows.

Principles of Consolidation – The consolidated financial statements include the accounts of Good Times, its subsidiary and one limited partnership, in which the Company exercises control as general partner. The Company owns an approximate 51% interest in the limited partnership, is the sole general partner and receives a management fee prior to any distributions to the limited partner.  Because the Company owns an approximate 51% interest in the partnership and exercises complete management control over all decisions for the partnership, except for certain veto rights, the financial statements of the partnership are consolidated into the Company’s financial statements.  The equity interest of the unrelated limited partner is shown on the accompanying consolidated balance sheet in the stockholders’ equity section as a non-controlling interest and is adjusted each period to reflect the limited partner’s share of the net income or loss as well as any cash distributions to the limited partner for the period. The limited partner’s share of the net income or loss in the partnership is shown as non-controlling interest income or expense in the accompanying consolidated statement of operations. All inter-company accounts and transactions are eliminated.

Basis of Presentation– The Company analyzes its operations on a regional basis, when evaluating closed restaurant operations for consideration as to the classification between continuing operations and discontinued operations.  As most of the Company’s restaurants are within the Denver metropolitan region and share common advertising, distribution, supervision, and to a certain extent even customers, the Company believes it appropriate to perform its analysis on a regional basis. During 2011 the Company closed two restaurants and in 2012, the Company has closed an additional two restaurants.  The operations related to these restaurants are reflected as part of continuing operations as they were within one continuing operating region. The Company had minimal gains in connection with the sales of each of these restaurants and their combined operating losses were approximately $275,000 in 2011 and $158,000 in 2012.

Accounting Estimates – The preparation of consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and the accompanying notes.  Actual results could differ from those estimates.

Reclassification – Certain prior year balances have been reclassified to conform to the current year’s presentation.  Such reclassifications had no effect on the net income or loss.

During the years ended September 30, 2012 and 2011 the Company incurred expenses of $15,000 and income of $22,000, respectively, and has a remaining lease liability of $82,000 as of September 30, 2012, related to a restaurant that was closed prior to 2011 and was previously classified as discontinued operations. Due to the insignificance of the amounts, the Company has reclassified such amounts as other expense in operations and as other liabilities on the condensed consolidated balance sheet.

Cash and Cash Equivalents – The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable – Accounts receivable include uncollateralized receivables from our franchisees and our advertising fund, due in the normal course of business, generally requiring payment within thirty days of the invoice date. On a periodic basis the Company monitors all accounts for delinquency and provides for estimated losses of uncollectible accounts. Currently and historically there have been no allowances for unrecoverable accounts receivable.

Inventories – Inventories are stated at the lower of cost or market, determined by the first-in first-out method, and consist of restaurant food items and related packaging supplies.

Property and Equipment – Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, generally three to eight years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the asset.

Maintenance and repairs are charged to expense as incurred, and expenditures for major improvements are capitalized.  When assets are retired, or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation with any resulting gain or loss credited or charged to income.

At September 30, 2012 we classified $1,380,000 as assets held for sale in the accompanying consolidated balance sheet. These costs are related to a site in Firestone, Colorado which has been fully developed. Subsequent to September 30, 2012 we completed a sale lease-back transaction on the property. The $1,380,000 represents the fair market value of the assets. A charge of $61,000 is included in the accompanying consolidated statement of operations to adjust the assets to their fair market value. The net proceeds of $1,380,000 were used to pay down the PFGI II, LLC note payable by $765,000 and to purchase the real estate underlying an existing company-owned restaurant in Wheat Ridge, Colorado.

Impairment of Long-Lived Assets – We review our long-lived assets including land, property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the capitalized costs of the assets to the future undiscounted net cash flows expected to be generated by the assets and the expected cash flows are based on recent historical cash flows at the restaurant level

An analysis was performed for impairment at September 30, 2012 and given the results of our analysis there were no restaurants which are impaired.

Sales of Restaurants and Restaurant Equity Interests – Sales of restaurants or non-controlling equity interests in restaurants developed by the Company are recorded under either the full accrual method or the installment method of accounting.  Under the full accrual method, a gain is not recognized until the collectability of the sales price is reasonably assured and the earnings process is virtually complete without further contingencies.  When a sale does not meet the requirements for income recognition, the related gain is deferred until those requirements are met.  Under the installment method, the gain is incrementally recognized as principal payments on the related notes receivable are collected.  If the initial payment is less than specified percentages, use of the installment method is followed.

The Company accounts for the sale of restaurants when the risks and other incidents of ownership have been transferred to the buyer.  Specifically, a) no continuing involvement by the Company exists in restaurants that are sold, b) sales contracts and related income recognition are not dependant on the future successful operations of the sold restaurants, and c) the Company is not involved as a guarantor on the purchasers’ debts.

Deferred Liabilities – Rent expense is reflected on a straight-line basis over the term of the lease for all leases containing step-ups in base rent.  An obligation representing future payments (which totaled $283,000 as of September 30, 2012) is reflected in the accompanying consolidated balance sheet as a deferred liability.  Also included in the $652,000 deferred and other liabilities balance is a $282,000 deferred gain on the sale of the building and improvements of one Company-owned restaurant in a sale leaseback transaction. The building and improvements were subsequently leased back from the third party purchaser. The gain will be recognized in future periods in proportion to the rents paid on the twenty year lease.

Opening Costs – Restaurant opening costs are expensed as incurred.

Advertising – The Company incurs advertising expenses in connection with the marketing of its restaurant operations.  Advertising costs are expensed when the related advertising begins.

Franchise and Area Development Fees – Individual franchise fee revenue is deferred when received and is recognized as income when the Company has substantially performed all of its obligations under the franchise agreement and the franchisee has commenced operations.  The Company’s commitments and obligations pursuant to the franchise agreements consist of a) development assistance; including site selection, building specifications and equipment purchasing and b) operating assistance; including training of personnel and preparation and distribution of manuals and operating materials.  All of these obligations are effectively complete upon the opening of the restaurant at which time the franchise fee and the portion of any development fee allocable to that restaurant is recognized.  There are no additional material commitments or obligations.

The Company has not recognized any franchise fees that have not been collected.  The Company segregates initial franchise fees from other franchise revenue in the statement of operations.  Revenues and costs related to company-owned restaurants are segregated from revenues and costs related to franchised restaurants in the statement of operations.

Continuing royalties from franchisees, which are a percentage of the gross sales of franchised operations, are recognized as income when earned.  Franchise development expenses, which consist primarily of legal costs and restaurant opening expenses associated with developing and opening franchise restaurants, are expensed against the related franchise fee income.

Income Taxes – We account for income taxes under the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. The deferred tax assets are reviewed periodically for recoverability, and valuation allowances are adjusted as necessary.  We believe it is more likely than not that the recorded deferred tax assets will be realized.

The Company is subject to taxation in various jurisdictions. The Company continues to remain subject to examination by U.S. federal authorities for the years 2009 through 2012. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company's financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded. The Company's practice is to recognize interest and/or penalties related to income tax matters in income tax expense. No accrual for interest and penalties was considered necessary as of September 30, 2012.

Net Income (Loss) Per Common Share – Basic Earnings per Share is calculated by dividing the income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Options for 175,289 and 166,022 shares of common stock, and warrants for 70,871 and 101,704 shares of common stock, were not included in computing diluted EPS for 2012 and 2011, respectively, because their effects were anti-dilutive.

Financial Instruments and Concentrations of Credit Risk – Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted.  Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions.  Financial instruments with off-balance-sheet risk to the Company include lease liabilities whereby the Company is contingently liable as a guarantor of certain leases that were assigned to third parties in connection with various sales of restaurants to franchisees (see Note 5).

Financial instruments potentially subjecting the Company to concentrations of credit risk consist principally of receivables.  At September 30, 2012 notes receivable totaled $20,000 and are due from two entities.  The Company has a $1,500,000 current receivable related to the preferred stock sale that occurred on September 28, 2012. The full $1,500,000 was received on October 1, 2012. Additionally, the Company has other current receivables totaling $145,000, which includes $64,000 of franchise receivables and $63,000 for a receivable from the advertising cooperative fund, which are all due in the normal course of business.

The Company purchases 100% of its restaurant food and paper from one vendor. The Company believes a sufficient number of other suppliers exist from which food and paper could be purchased to prevent any long-term, adverse consequences.

The Company operates in one industry segment, restaurants.  A geographic concentration exists because the Company’s customers are generally located in the State of Colorado.

Comprehensive Income (Loss) – Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as adjustments resulting from unrealized gains or losses on held-to-maturity investments and certain hedging transactions.

In May 2007, the Company entered into an interest rate swap agreement, designated as a cash flow hedge, which hedges the Company’s exposure to interest rate fluctuations on the Company’s floating rate $1,100,000 term loan. In fiscal 2008 the Company recorded the fair value of these contracts in the balance sheet, with the offset to other comprehensive loss. In fiscal 2009 through fiscal 2012 the fair value has been recognized in current earnings, as the cash flow hedge has been de-designated. The contract requires monthly settlements of the difference between the amounts to be received and paid under the agreement, the amount of which is recognized in current earnings as interest expense. See Note 3 for additional information.

Stock-Based Compensation – Stock-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant). See Note 9 for additional information.

Variable Interest Entities – Once an entity is determined to be a variable interest entity (VIE), the party with the controlling financial interest, the primary beneficiary, is required to consolidate it.  The Company has two franchisees with notes payable to the Company.  This franchisees are VIE’s, however, the franchisees are the primary beneficiary of the entities, not the Company.  Therefore they are not required to be consolidated.

Fair Value of Financial Instruments –Fair value, is defined under a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. See Note 8 for additional information. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

The following three levels of inputs may be used to measure fair value and requires that the assets or liabilities carried at fair value are disclosed by the input level under which they were valued.

Level 1:	Quoted market prices in active markets for identical assets and liabilities.

Level 2:

Observable inputs other than defined in Level 1, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are not corroborated by observable market data.

Non-controlling Interests

Non-controlling interests are presented as a separate item in the equity section of the consolidated balance sheet. The amount of consolidated net income or loss attributable to the non-controlling interests are clearly presented on the face of the consolidated income statement.

Recent Accounting Pronouncements – There are no current pronouncements that affect the Company.

2.

Liquidity:

As of September 30, 2012, we had $616,000 in cash and cash equivalents on hand.  We currently plan to use the cash balance and the $1,500,000 proceeds of the preferred stock sale funded on October 1, 2012, along with any cash generated from operations, for our working capital needs in fiscal 2013. We believe that we will have sufficient capital to meet our working capital, long term debt obligations and recurring capital expenditure needs in fiscal 2013.  Additionally, we may sell or sublease select underperforming company operated restaurants if we believe the realizable asset value is greater than the long term cash flow value or if the asset does not fit our longer term distribution and location of restaurants.

As of September 30, 2012, we had a working capital excess of $847,000. Because restaurant sales are collected in cash and accounts payable for food and paper products are paid two to four weeks later, restaurant companies often operate with working capital deficits. We anticipate that working capital deficits will be incurred in the future and may increase as new Good Times restaurants are opened.

3.

Debt and Capital Leases:

Note payable with PFGI II, LLC with monthly payments of principal and interest (8.65%, with a 25 year amortization) and a balloon payment of all unpaid principal due on January 31, 2013.  The loan is collateralized by one Real Property Deed of Trust, three Leasehold Deeds of Trust and Security Agreements and Assignment of Rents and Fixture Filings and two Security Agreements and Assignment of Rents and Fixture Filings related to those five corporate restaurants.  The promissory note constitutes a line of credit which may be repaid but not re-advanced, at any time. This note was reduced by $765,000 on November 30, 2012.

$ 1,319,000

Note payable with Wells Fargo Bank, NA with scheduled payments of principal and interest (prime rate less .5%) due monthly, and the final payment due in January 2014. The loan is collateralized by Security Agreements related to the furniture, fixtures and equipment of the eight corporate restaurants. This note was repaid in full on October 2, 2012.	232,000

Capital signage leases with Yesco, LLC with payments of principal and interest (8%) due monthly.	129,000

Notes payable with Ally Financial with payments of principal and interest (1.9% to 3.9%) due monthly. The loans are secured by vehicles.	52,000

Unamortized note discount related to warrants issued in connection with the above note payable with PFGI II, LLC.	(7,000)

1,725,000
Less current portion	(1,586,000)
Long term portion	$ 139,000

In conjunction with the Wells Fargo Bank term loan, the Company entered into a variable to fixed interest rate swap agreement with Wells Fargo Bank effective May 9, 2007, with a notional amount of $1,100,000, a pay rate of 7.77% and a receive rate based on the bank prime rate less .50%. The swap agreement has an eight-year term and has the effect of normalizing the effective interest rate at 7.77%. As of September 30, 2012, the fair value of the contract was a liability of $7,000. The liability has been recorded in other accrued liabilities.

As of September 30, 2012, principal payments on debt become due as follows:

Years Ending September 30,
2013	$ 1,586,000
2014	45,000
2015	46,000
2016	37,000
2017	11,000
$ 1,725,000

4.

Other Accrued Liabilities:

Other accrued liabilities consist of the following at September 30, 2012:

Wages and other employee benefits	$ 270,000
Taxes, other than income tax	436,000
Other	150,000

Total	$ 856,000

5.

Commitments and Contingencies:

The Company’s office space, and the land and buildings related to the Drive Thru restaurant facilities are classified as operating leases and expire over the next 13 years. Some leases contain escalation clauses over the lives of the leases. Most of the leases contain one to three five-year renewal options at the end of the initial term. Certain leases include provisions for additional contingent rent payments if sales volumes exceed specified levels. The Company paid no material contingent rentals during fiscal 2012 and 2011.

Following is a summary of operating lease activities:

Year Ended September 30, 2012
Minimum rentals	$ 1,993,000
Less sublease rentals	(405,000)
Net rent paid	$ 1,588,000

As of September 30, 2012, future minimum rental commitments required under the Company’s operating leases that have initial or remaining noncancellable lease terms in excess of one year are as follows:

Years Ending September 30
2013	$ 1,903,000
2014	1,699,000
2015	1,301,000
2016	1,131,000
2017	1,132,000
Thereafter	4,325,000
11,491,000
Less sublease rentals	(2,877,000)

$ 8,614,000

The Company is contingently liable on the sublease rentals disclosed above. The subleased and assigned leases expire between 2015 and 2024. In the past the Company has never been required to pay any significant amount in connection with its guarantees and currently we have not been notified nor are we aware of any leases in default by the franchisees, however there can be no assurance that there will not be such defaults in the future which could have a material effect on our future operating results.

6.

Income Taxes:

Deferred tax assets (liabilities) are comprised of the following at September 30:

	2012		2011
	Current	Long Term	Current	Long Term
Deferred assets (liabilities):
Tax effect of net operating loss carry-forward (includes $13,000 of charitable carry-forward)	$ –	$ 2,666,000	$ –	$ 3,128,000
Partnership basis difference	–	148,000	–	147,000
Deferred revenue	–	117,000	–	126,000
Property and equipment basis differences	–	387,000	–	339,000
Other accrued liability difference	68,000	57,000	63,000	43,000
Net deferred tax assets	68,000	3,375,000	63,000	3,783,000
Less valuation allowance*	(68,000)	(3,375,000)	(63,000)	(3,783,000)
Net deferred tax assets	$ –	$ –	$ –	$ –

*

The valuation allowance decreased by $403,000 during the year ended September 30, 2012.

The Company has net operating loss carry-forwards available for future periods, as discussed below, of approximately $777,000 for 2012 and $3,200,000 from 2011 and prior for income tax purposes which expire from 2013 through 2032.  Based on the change in control, which occurred in 2011, the utilization of the loss carry-forwards incurred for periods prior to 2012 is limited to approximately $160,000 per year.

Total income tax expense for the years ended 2012 and 2011 differed from the amounts computed by applying the U.S. Federal statutory tax rates to pre-tax income as follows:

	2012	2011

Total expense (benefit) computed by applying the U.S. Statutory rate (35%)	$ (272,000)	$ (355,000)
State income tax, net of federal tax benefit	(23,000)	(31,000)
Effect of change in valuation allowance	(403,000)	49,000
Permanent differences	13,000	22,000
Expiration of net operating loss carry-forward	680,000	312,000
Other	5,000	3,000

Provision for income taxes	$ –	$ –

7.

Related Parties:

The Erie County Investment Company (owner of 99% of The Bailey Company) is a holder of our common stock and has certain contractual rights to elect members of the Company’s Board of Directors under the Series B Convertible Preferred Stock Agreements entered into in February, 2005 and modified under the Series C Convertible Preferred Stock agreement entered into in June 2012.

The Company leases office space from The Bailey Company under a lease agreement which expires in December 2012, we anticipate extending the lease beyond 2012.   Rent paid to them in fiscal 2012 and 2011 for office space was $58,000 and $55,000, respectively.

The Bailey Company was the owner of one franchised Good Times Drive Thru restaurant which is located in Loveland, Colorado.  The Company purchased this restaurant in August 2012 for a purchase price of approximately $100,000.  The Bailey Company had entered into a franchise and management agreement with us. Franchise royalties and management fees paid under that agreement totaled approximately $44,000 and $53,000 for the fiscal years ending September 30, 2012 and 2011, respectively. Amounts due from The Bailey Company related to the agreement at September 30, 2012 and 2011 were $0 and $16,000, respectively.

In April 2012 the Company entered into a financial advisory services agreement with Heathcote Capital LLC pursuant to which they will provide the Company with exclusive financial advisory services in connection with a possible strategic transaction. Gary J. Heller, a member of the Company’s Board of Directors, is the principal of Heathcote Capital LLC.  Accordingly, the agreement constitutes a related party transaction and was reviewed and approved by the Audit Committee of the Company’s Board of Directors. Total amounts paid to Heathcote Capital LLC in fiscal 2012 were $48,600, which are deferred and included in other assets.

8.

Fair Value of Financial Instruments:

The following table summarizes financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2012:

Level 2:

Interest Rate Swap liability:

Balance at September 30, 2011	$ 57,000
Balance at September 30, 2012	$ 7,000
Net change	$ 50,000

The unrealized gains for the years ending September 30, 2012 and September 30, 2011 of $20,000 and $27,000, respectively, are reported in the Consolidated Statement of Operations. In conjunction with the amendment to the Wells Fargo Bank note in December 2011 we paid down the interest rate swap liability by $30,000. There were no transfers in or out of Level 3 for the year ending September 30, 2012.

9.

Stockholders’ Equity:

Preferred Stock – The Company has the authority to issue 5,000,000 shares of preferred stock.  The Board of Directors has the authority to issue such preferred shares in series and determine the rights and preferences of the shares as may be determined by the Board of Directors.

In June 2012 the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Small Island Investments Limited (“SII”), pursuant to which the Company agreed to sell 473,934 shares of a new series of the Company’s preferred stock to be designated as “Series C Convertible Preferred Stock”, at a purchase price of $4.22 per share, or an aggregate purchase price of $2,000,000.  Pursuant to the Purchase Agreement, the closing of the Investment Transaction was subject to the receipt of stockholder approval.  Stockholder approval was obtained at the Annual Meeting of Stockholders held September 14, 2012.

On September 28, 2012, the Company completed the sale and issuance of 355,451 shares of the Series C Preferred Stock to SII, for an aggregate purchase price of $1,500,000. The Company has entered into a Supplemental Agreement with SII which provides that SII will purchase the remaining Shares of Series C Preferred Stock under the Purchase Agreement in a second closing to occur on or before March 31, 2013 at such time as the Company’s Board of Directors reasonably determines, with 45 days’ prior notice to SII, that the Company requires such funds to maintain the minimum stockholders’ equity required under NASDAQ Listing Rules on the NASDAQ Capital Market.

Following are the rights, preferences, and privileges of the Shares:

•

Following the closing of the Investment Transaction, dividends shall accrue on shares of Series C Convertible Preferred Stock at the rate of 8.0% per annum of the original issue price of $4.22 per share, with such dividends payable quarterly.  The dividends on shares of Series C Convertible Preferred Stock shall be payable prior and in preference to any dividends on the Company’s Common Stock.  In the event the Series C Convertible Preferred Stock has not been converted to Common Stock within 18 months following the closing of the Investment Transaction, thereafter (i) the rate of the dividends shall increase to 15.0% per annum from the date that is 18 months after the closing of the Investment Transaction until converted or redeemed by the Company, and (ii) the Company may upon the approval of a majority of the disinterested members of the Board redeem all or from time to time a portion of the Series C Convertible Preferred Stock by payment of its liquidation preference.

•

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, or a transaction which is deemed to be a liquidation pursuant to the Certificate of Designations, holders of Series C Convertible Preferred Stock shall be entitled to receive a preference payment equal to the original issue price of $4.22 per share, plus any accrued but unpaid dividends, before any assets of the Company are distributed to holders of the Company’s Common Stock.

•

Shares of Series C Convertible Preferred Stock shall vote together with the Common Stock on an as-if-converted basis.  In addition, shares of Series C Convertible Preferred Stock shall have the right to vote, as a separate class, on certain major corporate transactions for which the approval of the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock is required.

•

Shares of Series C Convertible Preferred Stock shall be convertible into shares of Common Stock at any time at the option of the holder, at a conversion ratio shall be two shares of Common Stock for each share of Series C Convertible Preferred Stock converted (subject to adjustment in the event of any stock split, combination, reorganization, or reclassification of the Common Stock.)

The Company may require the conversion of all outstanding shares of Series C Convertible Preferred Stock into shares of Common Stock at the above conversion ratio at any time after 36 months following the closing of the Investment Transaction provided that the public trading price and the trading volume of the Common Stock meet certain criteria.  In addition, the Series C Convertible Preferred Stock shall automatically convert to Common Stock upon a qualified public offering of the Company’s Common Stock provided that the size and price of such public offering or a sale of all or substantially of the Company’s assets meet certain criteria.

The proceeds from the First Closing received on October 1, 2012 were used to pay approximately $40,000 of expenses related to the transaction, repay $225,000 to Wells Fargo Bank and the balance going to increase the Company’s working capital.

Common Stock Transactions - In October 2010, the Company and SII entered into a purchase agreement, pursuant to which the Company agreed to sell 1,400,000 Shares of Common Stock at a purchase price of $1.50 per share, or

$2,100,000.  Subsequently the Company and SII also entered into a Registration Rights Agreement, pursuant to which the Company granted SII certain registration rights with respect to resale of the Shares.  As a result of the completion of the SII Investment Transaction, SII became the beneficial owner of approximately 51.4 percent of the Company’s outstanding Common Stock.

The purchase agreement provided that for so long as SII holds more than 50 percent of our outstanding common stock, (i) our Board of Directors shall consist of seven members, and (ii) SII will have the right to designate four members of our Board.  In addition, the purchase agreement provided that for a period of three years following the Closing, as long as SII continues to own at least 80 percent of its Common Stock acquired, SII will have a right of first refusal to purchase additional securities which are offered and sold by the Company for the purpose of maintaining its percentage interest in the Company.

On December 13, 2010 the company received Board of Directors and Shareholder approval to effect a one-for-three reverse stock split of its Common Stock no later than December 31, 2010. Immediately prior to the reverse stock split the company had 8,177,989 of Common Stock outstanding and immediately following the reverse split the outstanding shares were approximately 2,725,996 (subsequently 218 shares have been issued for rounding of fractional shares resulting from the reverse split). All disclosures and amounts included herein have been retroactively restated to reflect the reverse split.

Common Stock Dividend Restrictions – As long as at least two-thirds of the shares of common stock into which the Series B Preferred Stock was converted remains held by the former holders of such converted Series B Preferred Stock, without the written consent or affirmative vote of the holders of three-quarters of the then outstanding votes of the shares of the Series B Preferred Stock and the shares of the common stock, the Company cannot institute any payment of cash dividends or other distributions on any shares of common stock.

Stock Option Plans – The Company has an Omnibus Equity Incentive Compensation Plan (the “2008  Plan”), approved by shareholders in fiscal 2008, which is the successor equity compensation plan to the Company’s 2001 Stock Option Plan (the “2001  Plan”).  Pursuant to stockholder approval in September 2012 the total number of shares available for issuance under the 2008 Plan was increased to 500,000. As of September 30, 2012, 324,711 shares were available for future grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and stock-based awards.

The 2008 Plan serves as the successor to our 2001 Plan, as amended (the “Predecessor Plan”), and no further awards shall be made under the Predecessor Plan from and after the effective date of the 2008 Plan.  All outstanding awards under the Predecessor Plan immediately prior to the effective date of the 2008 Plan shall be incorporated into the 2008 Plan and shall accordingly be treated as awards under the 2008 Plan.  However, each such award shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant or issuance, and, except as otherwise expressly provided in the 2008 Plan or by the Committee that administers the 2008 Plan, no provision of the 2008 Plan shall affect or otherwise modify the rights or obligations of holders of such incorporated awards.

Stock-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant).

The Company measures the compensation cost associated with share-based payments by estimating the fair value of stock options as of the grant date using the Black-Scholes option pricing model. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the Company’s stock options granted during fiscal 2012 and 2011. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the employees who receive equity awards.

Net loss for the fiscal years ended September 30, 2012 and 2011 includes $69,000 and $61,000, respectively, of compensation costs related to our stock-based compensation arrangements.

During the fiscal year ended September 30, 2012, the Company granted a total of 34,000 non-statutory stock options with exercise prices ranging from $1.31 to $2.12 and per-share weighted average fair values ranging from $1.07 to $1.79.

During the fiscal year ended September 30, 2011, the Company granted 4,000 non-statutory stock options and 53,233 incentive stock options with exercise prices of $1.56.  The per-share weighted average fair value was $1.26 for both the non-statutory stock option grants and incentive stock option grants.

In addition to the exercise and grant date prices of the awards, certain weighted average assumptions that were used to estimate the fair value of stock option grants are listed in the following table:

	Fiscal 2012 Non-Statutory Stock Options	Fiscal 2011 Incentive Stock Options	Fiscal 2011 Non-Statutory Stock Options
Expected term (years)	7.1 to 7.5	6.5	6.7
Expected volatility	95.71 % to 104.8%	98.5%	97.4%
Risk-free interest rate	1.13% to 1.47%	2.46%	2.52%
Expected dividends	0	0	0

We estimate expected volatility based on historical weekly price changes of our common stock for a period equal to the current expected term of the options. The risk-free interest rate is based on the United States treasury yields in effect at the time of grant corresponding with the expected term of the options. The expected option term is the number of years we estimate that options will be outstanding prior to exercise considering vesting schedules and our historical exercise patterns.

A summary of stock option activity under our share-based compensation plan for the fiscal year ended September 30, 2012 is presented in the following table:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs.)	Aggregate Intrinsic Value
Outstanding-beg of year	166,022	$6.89
Granted	34,000	$1.37
Exercised	0
Forfeited	(5,667)	$1.34
Expired	(19,066)	$5.25
Outstanding Sept 30, 2012	175,289	$6.18	6.3	$0
Exercisable Sept 30, 2012	112,418	$8.60	5.3	$0

As of September 30, 2012, the total remaining unrecognized compensation cost related to unvested stock-based arrangements was $23,000 and is expected to be recognized over a weighted average period of 1.21 years.

There was no intrinsic value of stock options exercised during the fiscal year ended September 30, 2012 as no options were exercised.

Warrants - In connection with a prior loan agreement, the Company issued a three-year warrant to purchase up to 37,537 shares of the Company’s common stock at an exercise price of $3.33 per share through December 31, 2012. The fair value of the warrant issued to PFGI II, LLC (see Note 3 above) was determined to be $79,000 with the following assumptions; 1) risk free interest rate of 1.7%, 2) an expected life of 3 years, and 3) an expected dividend yield of zero. The fair value of $79,000 was charged to the note discount and credited to Additional Paid in Capital. The note discount is being amortized over the term of thirty six months and charged to interest expense.

In connection with certain other loans, the Company issued warrants to purchase 33,334 shares of the Company’s Common Stock at an exercise price of 25% less than the average price of the Company’s common stock during the 20 days prior to the exercise date, provided, however, that the exercise price shall not be below $2.25 per share nor above $3.24 per share.  The warrants expired on December 12, 2012.

Non-controlling Interest - Drive Thru is currently the general partner of one limited partnership that was formed to develop Drive Thru restaurants and Drive Thru sold their limited partner interest in one restaurant in June 2010. Limited partner contributions have been used to construct new restaurants.  Drive Thru, as a general partner, generally receives an allocation of approximately 51% of the profit and losses and a fee for its management services.  The equity interest of the unrelated limited partner is shown on the accompanying consolidated balance sheet in the stockholders’ equity section as a non-controlling interest and is adjusted each period to reflect the limited partner’s share of the net income or loss as well as any cash distributions to the limited partner for the period. The limited partner’s share of the net income or loss in the partnership is shown as non-controlling interest income or expense in the accompanying consolidated statement of operations. All inter-company accounts and transactions are eliminated.

10.

Retirement Plan:

The Company has a 401(k) profit sharing plan (the “Plan”).  Eligible employees may make voluntary contributions to the Plan, which may be matched by the Company, in an amount equal to 25% of the employee’s contribution up to 6% of their compensation.  The amount of employee contributions is limited as specified in the Plan. The Company may, at its discretion, make additional contributions to the Plan or change the matching percentage.  The Company did not make any matching contributions in fiscal 2012 or fiscal 2011.

11.

Subsequent Events:

At September 30, 2012 we classified $1,380,000 as assets held for sale in the accompanying consolidated balance sheet. These costs are related to a site in Firestone, Colorado which has been fully developed. On November 30, 2012 we completed a sale lease-back transaction on the property.  The net sale leaseback proceeds of $1,380,000 were used to reduce the PFGI II term loan by $765,000 and the balance to increase our working capital.

On November 30, 2012 we purchased the real estate underlying an existing restaurant from our landlord for $760,000.  In connection with the real estate purchase we have entered into an additional sale leaseback agreement that is expected to close in January 2013 and we expect to recognize net proceeds of $870,000.  We entered into an amendment to the PFGI II loan agreement whereby we will repay the remaining loan balance out of the sale leaseback proceeds from the closing on this sale leaseback transaction.

On December 5, 2012 we entered into an agreement to purchase a restaurant from a franchisee for a total of $1,250,000, including the real estate and operating business with an anticipated closing date of December 31, 2012.  We will pay $650,000 in cash and issue a short term note of $600,000.  We have entered into a sale leaseback agreement for the real estate that we expect will yield approximately $1,050,000 in net proceeds by March 31, 2013.

OUTSIDE BACK COVER PAGE

Good Times Restaurants Inc.

[________] Shares of Common Stock

Warrants to Purchase [________] Shares of Common Stock

Until [_________, 2013], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered.  Except as otherwise noted, we will pay all of these amounts.  All the amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$818.40
FINRA filing fee
Transfer agent, trustee and depository fees and expenses
Printing fees and expenses
Accounting fees and expenses
Legal fees and expenses
Miscellaneous
Total

Item 14.  Indemnification of Directors and Officers

The Company is a Nevada corporation.  The corporate laws of the State of Nevada, Nevada Revised Statutes Chapter 78, contain provisions for the indemnification and insurance of directors, officers, employees and agents of a Nevada corporation against liabilities which they may incur in their capacities as such.  These provisions have the following general effects:

•

Under Subsection 1 of Section 78.7502 of the Nevada Revised Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, because the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if he (i) is not liable to the corporation or its stockholders under Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Section 78.138 provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

•

Under Subsection 2 of Section 78.7502, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if he (i) is not liable to the corporation or its stockholders under Section 78.138, or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

•

Under Subsection 3 of Section 78.7502, a Nevada corporation must indemnify a director, officer, employee or agent to the extent that he has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

•

Under Section 78.752, a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee or agent, whether or not the corporation has the authority to indemnify him against such liabilities and expenses.

Article IX of the Company’s articles of incorporation provides as follows:

The Corporation shall indemnify all officers, directors, and agents of the Corporation to the fullest extent permitted by Nevada law, as the same exists or may hereafter be amended.  Such indemnification shall include, but not be limited to, indemnification against monetary damages for breach of fiduciary duty.

In addition, Article IX of the Company’s bylaws contains detailed provisions which have the general effect of providing for indemnification of directors and officers to the fullest extent permitted by Nevada law.  The bylaws also provide that the Board of Directors may direct that the Company purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company.

The Company does not currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

Item 15.  Recent Sales of Unregistered Securities

During the past three years, the following securities were sold by the Company without registration under the Securities Act.  The securities described below were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) or Regulation D of the Securities Act.  There were no underwriters employed in connection with any of the transactions set forth in this Item 15.  All of these securities are deemed restricted securities for purposes of the Securities Act.

December 2010 Private Placement of Common Stock

On December 13, 2010, the Company completed the sale and issuance of 4,200,000 shares of common stock (or 1,400,000 shares, as adjusted for the reverse stock split effected on December 31, 2010) to SII for an aggregate purchase price of $2,100,000 (or $.50 per share pre-split), pursuant to the terms of a Securities Purchase Agreement dated October 29, 2010, as amended.  The Company received gross proceeds of $2,100,000 in the transaction, which were used to pay related transaction expenses, to pay off the interim working capital loans, reduce the Company’s current liabilities, and to provide working capital.

The shares of common stock sold to SII were not registered under the Securities Act or state securities laws, and may not be resold in the United States in the absence of an effective registration statement filed with the SEC or an available exemption from the applicable federal and state registration requirements.  In the Securities Purchase Agreement, SII represented to the Company that: (a) it is an accredited investor, as such term is defined Rule 501 of Regulation D promulgated under the Securities Act, (b) it acquired the shares of common stock as principal for its own account for investment purposes and not with a view to or for distributing or reselling the shares or any part thereof, and (c) it is knowledgeable, sophisticated and experienced in making, and qualified to make, decisions with respect to investments in securities representing an investment decision similar to that involved in the purchase of the shares.  The Company has relied on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereof and the rules and regulations promulgated thereunder for the purposes of the transaction with SII.

September 2012 Private Placement of Series C Convertible Preferred Stock

On September 28, 2012, the Company completed the sale and issuance of 355,451 shares of Series C Convertible Preferred Stock to SII for an aggregate purchase price of $1,500,000 (or $4.22 per share), pursuant to the terms of a Securities Purchase Agreement dated June 13, 2012 between the Company and SII.  The Company received gross proceeds of $1,500,000 in the transaction, which were used to pay related transaction expenses, to pay the Wells Fargo Note and related interest rate swap in full, and to provide working capital.

The shares of Series C Convertible Preferred Stock sold to SII (the “Series C Shares”) were not registered under the Securities Act or state securities laws, and neither the Series C Shares nor the shares of Common Stock issuable upon conversion of the Series C Shares (together with the Series C Shares, the “Securities”) may be resold in the United States in the absence of an effective registration statement filed with the SEC or an available exemption from the applicable federal and state registration requirements.  In the Securities Purchase Agreement, SII represented to the Company that: (a) it is an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act; (b) it acquired the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling the Securities or any part thereof; and (c) it is knowledgeable, sophisticated and experienced in making, and qualified to make, decisions with respect to investments in securities representing an investment decision similar to that involved in the purchase of the Securities.  The Company has relied on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereof and the rules and regulations thereunder for the purposes of the transaction with SII.

Item 16.  Exhibits and Financial Statement Schedules

See the “Exhibit Index” immediately below the signature page to this registration statement.

Item 17.

Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) (ii)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the same registration statement as of the date it is first used after effectiveness.  Proved, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first sue.

(6)  For purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting model used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on April 26, 2013.

GOOD TIMES RESTAURANTS INC.

By:

/s/ Boyd E. Hoback

Boyd E. Hoback

President & Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Good Times Restaurants Inc., and each of us, do hereby constitute and appoint Boyd E. Hoback and Susan M. Knutson, and each of them individually, as our true and lawful attorneys and agents, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this registration statement or any registration statement for the same offering that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David L. Dobbin	/s/ Susan M. Knutson
David L. Dobbin, Chairman Date: April 26, 2013	Susan M. Knutson, Controller (Principal Financial and Accounting Officer) Date: April 26, 2013

/s/Geoffrey R. Bailey	/s/Neil Calvert
Geoffrey R. Bailey, Director Date: April 26, 2013	Neil Calvert, Director Date: April 26, 2013

/s/Gary J. Heller	/s/Eric W. Reinhard
Gary J. Heller, Director Date: April 26, 2013	Eric W. Reinhard, Director Date: April 26, 2013

/s/ Boyd E. Hoback	/s/ Alan A. Teran
Boyd E. Hoback, Director and President and CEO (Principal Executive Officer) Date: April 26, 2013	Alan A. Teran, Director Date: April 26, 2013

EXHIBIT INDEX

The following exhibits are furnished as part of this registration statement:

Exhibit	Description

1.1	**Form of Underwriting Agreement
3.1

Articles of Incorporation of Good Times Restaurants Inc. (previously filed on November 30, 1988 as Exhibit 3.1 to the registrant’s Registration Statement on Form S-18 (File No. 33-25810-LA) and incorporated herein by reference)

3.2

Amendment to Articles of Incorporation of Good Times Restaurants Inc. dated January 23, 1990 (previously filed on January 18, 1990 as Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 000-18590) and incorporated herein by reference)

3.3

Amendment to Articles of Incorporation of Good Times Restaurants Inc. (previously filed as Exhibit 3.5 to the registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996 and (File No. 000-18590) incorporated herein by reference)

3.4

Certificate of Designations, Preferences, and Rights of Series B Convertible Preference Stock of Good Times Restaurants Inc. (previously filed as Exhibit 1 to the Amendment No. 6 to Schedule 13D filed by The Erie County Investment Co., The Bailey Company, LLLP and Paul T. Bailey (File No. 005-42729) on February 14, 2005 and incorporated herein by reference)

3.5

Certificate of Change of Good Times Restaurants Inc. (previously filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed January 12, 2011 (File No. 000-18590) and incorporated herein by reference)

3.6

Certificate of Designations, Preferences, and Rights of Series C Convertible Preferred Stock of Good Times Restaurants Inc. (previously filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed September 20, 2012 (File No. 000-18590) and incorporated herein by reference)

3.7

Restated Bylaws of Good Times Restaurants Inc. dated November 7, 1997 (previously filed as Exhibit 3.6 to the registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997 (File No. 000-18590) and incorporated herein by reference)

3.8

Restated Bylaws of Good Times Restaurants Inc., amended as of August 14, 2007 (previously filed as Exhibit 3.1 to the registrant's Current Report on Form 8-K dated August 14, 2007 (File No. 000-18590) and incorporated herein by reference)

4.1	**Specimen Common Stock Certificate
4.2	**Specimen Warrant Certificate
4.3	**Form of Warrant Agreement
5.1	**Opinion of Snell & Wilmer L.L.P.
10.1

Good Times Restaurants Inc. 2008 Omnibus Equity Incentive Compensation Plan (previously filed as Exhibit 10.1  to the registrant’s Current Report on Form 8-K filed January 30, 2008 (File No. 000-18590) and incorporated herein by reference)

10.2

Employment Agreement dated as of October 1, 2007 between Good Times Restaurants Inc. and Boyd E. Hoback (previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed January 30, 2008 (File No. 000-18590) and incorporated herein by reference)

10.3

Securities Purchase Agreement dated October 29, 2010 between Good Times Restaurants Inc. and Small Island Investments Limited (previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed November 3, 2010 (File No. 000-18590) and incorporated herein by reference)

10.4

Registration Rights Agreement dated December 13, 2010 between Good Times Restaurants Inc. and Small Island Investments Limited (previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed December 17, 2010 (File No. 000-18590) and incorporated herein by reference)

10.5

Consent and Waiver dated December 13, 2010 by the stockholder named therein to Good Times Restaurants Inc. (previously filed as Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed December 17, 2010 (File No. 000-18590) and incorporated herein by reference)

10.6

First Amendment to Amended and Restated Credit Agreement and Waiver of Defaults among Good Times Restaurants Inc., Good times Drive Thru, Inc. and Wells Fargo Bank, N.A. (previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed December 28, 2011 (File No. 000-18590) and incorporated herein by reference)

10.7

Second Amended and Restated Term Note dated December 27, 2011 by Good Times Restaurants Inc. and Good Times Drive Thru, Inc. to Wells Fargo Bank, N.A. (previously filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed December 28, 2011 (File No. 000-18590) and incorporated herein by reference)

10.8

Financial Advisory Services Agreement dated April 6, 2012 between Good Times Restaurants Inc. and Heathcote Capital LLC (previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed April 11, 2012 (File No. 000-18590) and incorporated herein by reference) and incorporated herein by reference)

10.9

Securities Purchase Agreement dated June 13, 2012 between Good Times Restaurants Inc. and Small Island Investments Limited (previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed June 19, 2012 (File No. 000-18590) and incorporated herein by reference)

10.10	*Amendment to the Good Times Restaurants Inc. 2008 Omnibus Equity Incentive Compensation Plan dated September 30, 2012
10.11

Supplemental Agreement dated September 28, 2012 between Good Times Restaurants Inc. and Small Island Investments Limited (previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed October 1, 2012 (File No. 000-18590) and incorporated herein by reference)

10.12

Amendment to Supplemental Agreement dated October 16, 2012 between Good Times Restaurants Inc. and Small Island Investments Limited (previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed October 16, 2012 (File No. 000-18590) and incorporated herein by reference)

10.13	*Letter Agreement dated December 5, 2012 between Good Times Restaurants Inc. and GT Burgers of Colorado, Inc.
10.14	*Amendment to Financial Advisory Services Agreement dated March 25, 2013 between Good Times Restaurants Inc. and Heathcote Capital LLC
10.15

Subscription Agreement dated April 9, 2013 between Good Times Restaurants Inc. and Bad Daddy’s Franchise Development, LLC (previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed April 15, 2013 (File No. 000-18590) and incorporated herein by reference)

10.16

Amended and Restated Operating Agreement of Bad Daddy’s Franchise Development, LLC dated April 9, 2013 (previously filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed April 15, 2013 (File No. 000-18590) and incorporated herein by reference)

10.17

Management Services Agreement dated April 9, 2013 between Good Times Restaurants Inc. and Bad Daddy’s Franchise Development, LLC (previously filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed April 15, 2013 (File No. 000-18590) and incorporated herein by reference)

10.18

License Agreement dated April 9, 2013 between Bad Daddy’s Franchise Development, LLC and BD of Colorado LLC (previously filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed April 15, 2013 (File No. 000-18590) and incorporated herein by reference)

10.19

Term Sheet for Joint Venture Agreement dated April 9, 2013 between Good Times Restaurants Inc. and Bad Daddy’s International, LLC (previously filed as Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed April 15, 2013 (File No. 000-18590) and incorporated herein by reference)

21.1	*Subsidiaries of the Company
23.1	*Consent of Hein & Associates LLP
23.2	**Consent of Snell & Wilmer L.L.P.

*Filed herewith.

**To be filed by amendment.